Exhibit 10.1

DATED 26 SEPTEMBER 2014

(1) GULFMARK AMERICAS, INC.
as Original Borrower

(2) GULFMARK OFFSHORE, INC.

as Parent and Original Guarantor

(3) THE ROYAL BANK OF SCOTLAND PLC, wells fargo BANK, N.A., JPMORGAN CHASE BANK, N.A., BANK OF AMERICA, N.A., SUNTRUST ROBINSON HUMPHREY, INC. AND DBS BANK LTD

as Arrangers

(4) THE FINANCIAL INSTITUTIONS LISTED IN PART 2 OF SCHEDULE 1

as Original Lenders

(5) THE ROYAL BANK OF SCOTLAND PLC
acting as Agent

(6) THE ROYAL BANK OF SCOTLAND PLC
acting as Security Agent

(7) wells fargo BANK, N.A. and JPMORGAN CHASE BANK, N.A.

as Issuing Banks

(8) JPMORGAN CHASE BANK, N.A.

as Swingline Lender

 $300,000,000 MULTICURRENCY FACILITY AGREEMENT

CONTENTS

Clause		Page

1	DEFINITIONS AND INTERPRETATION	5

2	THE FACILITIES	52

3	PURPOSE	57

4	CONDITIONS OF UTILISATION	58

5	UTILISATION – REVOLVING FACILITY LOANS	60

6	UTILISATION - LETTERS OF CREDIT	61

7	LETTERS OF CREDIT	65

8	UTILISATION – SWINGLINE LOANS	70

9	SWINGLINE LOANS	72

10	OPTIONAL CURRENCIES	78

11	ANCILLARY FACILITIES	78

12	REPAYMENT	85

13	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION	86

14	MANDATORY PREPAYMENT	88

15	RESTRICTIONS	88

16	INTEREST	90

17	INTEREST PERIODS – REVOLVING FACILITY LOANS	91

18	CHANGES TO THE CALCULATION OF INTEREST	91

19	FEES	93

20	TAX GROSS UP AND INDEMNITIES	95

21	INCREASED COSTS	107

22	OTHER INDEMNITIES	108

23	MITIGATION BY THE LENDERS	110

24	COSTS AND EXPENSES	111

25	GUARANTEE AND INDEMNITY	112

26	REPRESENTATIONS	116

27	INFORMATION UNDERTAKINGS	122

28	FINANCIAL COVENANTS	127

29	GENERAL UNDERTAKINGS	131

30	EVENTS OF DEFAULT	146

31	COLLATERAL VESSEL SALE, SUBSTITUTION AND ADDITION	151

32	CHANGES TO THE LENDERS	154

33	RESTRICTION ON DEBT PURCHASE TRANSACTIONS	159

34	CHANGES TO THE OBLIGORS	160

35	ROLE OF THE AGENT, THE ARRANGERS, THE ISSUING BANK AND OTHERS	165

36	THE SECURITY AGENT	176

37	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	186

38	SHARING AMONG THE FINANCE PARTIES	186

39	PAYMENT MECHANICS	189

40	SET-OFF	192

41	NOTICES	193

42	CALCULATIONS AND CERTIFICATES	195

43	PARTIAL INVALIDITY	196

44	REMEDIES AND WAIVERS	196

45	AMENDMENTS AND WAIVERS	196

46	CONFIDENTIALITY	200

47	COUNTERPARTS	204

48	GOVERNING LAW	205

49	ENFORCEMENT	205

SCHEDULE 1 - THE ORIGINAL PARTIES		206

	PART 1 - THE ORIGINAL OBLIGORS	206

	PART 2 - PART A	207

SCHEDULE 2 – CONDITIONS PRECEDENT		208

SCHEDULE 3 - UTILISATION REQUESTS		213

	PART 1 - UTILISATION REQUEST – REVOLVING FACILITY LOANS	213

	PART 2 - UTILISATION REQUEST - LETTERS OF CREDIT	214

PART 3 - UTILISATION REQUEST – SWINGLINE LOANS	216

SCHEDULE 4 - FORM OF TRANSFER CERTIFICATE	217

SCHEDULE 5 - FORM OF ASSIGNMENT AGREEMENT	220

SCHEDULE 6 - FORM OF ACCESSION DEED	224

SCHEDULE 7 - FORM OF RESIGNATION LETTER	225

SCHEDULE 8 - FORM OF COMPLIANCE CERTIFICATE	226

SCHEDULE 9 - TIMETABLES	227

SCHEDULE 10 – HEDGING AGREEMENTS	230

SCHEDULE 11 - COLLATERAL VESSELS	232

SCHEDULE 12 - FORM OF INCREASE CONFIRMATION	233

SCHEDULE 13 - FORMS OF NOTIFIABLE DEBT PURCHASE TRANSACTION NOTICE	236

PART 1 - FORM OF NOTICE ON ENTERING INTO NOTIFIABLE DEBT PURCHASE TRANSACTION	236

PART 2 - FORM OF NOTICE ON TERMINATION OF NOTIFIABLE DEBT PURCHASE TRANSACTION/NOTIFIABLE DEBT PURCHASE TRANSACTION CEASING TO BE WITH SPONSOR AFFILIATE	237

SCHEDULE 14 - FORM OF NEW COMMITMENTS ACCESSION LETTER	238

THIS AGREEMENT is made on 26 September 2014

BETWEEN:-

(1)	GULFMARK AMERICAS, INC. further details of which are set out in Part 1 of Schedule 1 (The Original Parties) as original borrower (the "Original Borrower");

(2)	GULFMARK OFFSHORE, INC. further details of which are set out in Part 1 of Schedule 1 (The Original Parties) as original guarantor (the "Parent" and the "Original Guarantor");

(3)	THE ROYAL BANK OF SCOTLAND PLC, wells fargo BANK, N.A. and JPMORGAN CHASE BANK, N.A. BANK OF AMERICA, N.A., SUNTRUST ROBINSON HUMPHREY, INC. and DBS BANK LTD as arrangers (the "Arrangers");

(4)	THE FINANCIAL INSTITUTIONS listed in Part 2 of Schedule 1 (The Original Parties) as lenders (the "Original Lenders");

(5)	THE ROYAL BANK OF SCOTLAND PLC as agent of the other Finance Parties (the "Agent");

(6)	THE ROYAL BANK OF SCOTLAND PLC as security trustee for the Secured Parties (the "Security Agent");

(7)	JPMORGAN CHASE BANK, N.A. and WELLS FARGO BANK, N.A. as Issuing Banks; and

(8)	JPMORGAN CHASE BANK, N.A. as Swingline Lender.

IT IS AGREED as follows:-

SECTION 1

INTERPRETATION

1.	Definitions And Interpretation

1.1	Definitions

In this Agreement:-

"Acceptable Bank"	means:-

	(a)	the Original Lenders;

	(b)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or A3 or higher by Moody's Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or

	(c)	any other bank or financial institution approved by the Agent

"Accession Deed"	means a document substantially in the form set out in Schedule 6 (Form of Accession Deed)

"Accounting Principles"	means GAAP

"Accounting Reference Date"	means 31 December

"Additional Borrower"	means a company which becomes an Additional Borrower in accordance with Clause 34 (Changes to the Obligors)

"Additional UK Borrower"	means a company which becomes an Additional Borrower and is tax resident in the United Kingdom

"Additional Guarantor"	means a company which becomes an Additional Guarantor in accordance with Clause 34 (Changes to the Obligors)

"Additional Obligor"	means an Additional Borrower or an Additional Guarantor

"Administration"	has the meaning given to it in paragraph 1.1.3 of the ISM Code

"Affiliate"

means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company. Notwithstanding the foregoing, in relation to The Royal Bank of Scotland plc, the term "Affiliate" shall not include (i) the UK government or any member or instrumentality thereof, including Her Majesty's Treasury and UK Financial Investments Limited (or any directors, officers, employees or entities thereof) or (ii) any persons or entities controlled by or under common control with the UK government or any member or instrumentality thereof (including Her Majesty's Treasury and UK Financial Investments Limited) and which are not part of The Royal Bank of Scotland Group plc and its subsidiaries or subsidiary undertakings.

"Agreement Date"	means the date of this Agreement

"Ancillary Commencement Date"	means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the Facility

"Ancillary Commitment"

means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 11 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility

"Ancillary Document"	means each document relating to or evidencing the terms of an Ancillary Facility

"Ancillary Facility"	means any ancillary facility made available by an Ancillary Lender in accordance with Clause 11 (Ancillary Facilities)

"Ancillary Lender"	means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 11 (Ancillary Facilities)

"Ancillary Outstandings"

means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility:-

	(a)	the principal amount under each overdraft facility and on-demand short term loan facility (net of any Available Credit Balance);

	(b)	the then applicable face amount (taking into account any reductions to the face amount that may have taken effect) of each guarantee, bond and letter of credit under that Ancillary Facility; and

	(c)	the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document

"Appraisal Date"	means 30 June 2014, each 31 December and 30 June thereafter and the date of any proposed substitution under Clause 31 (Collateral Vessel Sale, Substitution and Addition)

"Appraised Value"

means the estimated market value arrived at on a basis acceptable to and agreed by the Agent (acting reasonably) in respect of any Collateral Vessel determined by averaging valuations addressed to the Agent by two of the Approved Brokers. Such valuations shall be prepared at each Borrower's expense (unless otherwise stated in this Agreement), without a physical inspection, on the basis of a sale for prompt delivery for cash at arm's length on a charter free basis between a willing buyer and a willing seller

"Approved Brokers"

means H. Clarkson & Co. Limited, Simpson Spence & Young Shipbrokers Limited, Fearnley AS, RS Platou AS and Seabrokers Group or such other broker as may be acceptable to the Agent (acting on the instructions of the Majority Lenders)

"Asset Sale"	means any disposition of property or series of related dispositions of property but excluding:-

	(a)	any such disposition permitted by this Agreement;

	(b)	any disposition of cash (other than cash deposited into the Cash Collateral Account); and

	(c)	any disposition of Cash Equivalent Investments that yields gross proceeds to a Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000 in any Financial Year.

"Assignment Agreement"	means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee

"Auditors"

means KPMG (as current auditors) or any other firm approved in advance by the Agent acting on the instructions of the Majority Lenders (such approval not to be unreasonably withheld, conditioned or delayed)

"Authorisation"	means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration

"Availability Period"	means the period from and including the date of this Agreement to and including the Termination Date

"Available Credit Balance"

means, in relation to an Ancillary Facility, credit balances on any account of any Borrower of that Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that those credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility.

"Available Revolving Commitment"

means (but without limiting Clause 8.5 (Relationship with the Revolving Facility), in relation to the Revolving Facility, a Lender's Revolving Commitment under the Revolving Facility minus (subject to Clause 11.8 (Affiliates of Lenders as Ancillary Lenders) and as set out below):-

(a) the Base Currency Amount of its participation in any outstanding Utilisations under the Revolving Facility and, the Base Currency Amount of the aggregate of its Ancillary Commitments; and

(b) in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under the Revolving Facility on or before the proposed Utilisation Date and the Base Currency Amount of its Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date

For the purposes of calculating a Lender's Available Revolving Commitment in relation to any proposed Utilisation under the Revolving Facility, the following amounts shall not be deducted from a Lender's Commitment under the Revolving Facility:-

(i) that Lender's participation in any Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date andv

(ii) that Lender's (or its Affiliate's) Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date

"Available Revolving Facility"	means, in relation to the Facility, the aggregate for the time being of each Lender's Available Revolving Commitment in respect of the Facility

"Available Swingline Commitment"	of a Swingline Lender means (but without limiting Clause 8.5 (Relationship with the Revolving Facility)), that Lender's Swingline Commitment minus:

(a) the Base Currency Amount of its participation in any outstanding Swingline Loans; and

(b) in relation to any proposed Utilisation under the Swingline Facility, the Base Currency Amount of its participation in any Swingline Loans that are due to be made under the Swingline Facility on or before the proposed Utilisation Date, other than that Lender's participation in any Swingline Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date

"Available Swingline Facility"	means the aggregate for the time being of each Swingline Lender's Available Swingline Commitment

"Base Currency"	means US Dollars

"Base Currency Amount"	means:-

(a) in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent's Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement) and

(b) in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Parent pursuant to Clause 11.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent's Spot Rate of Exchange on the date which is three Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement)

as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation, or (as the case may be) cancellation or reduction of an Ancillary Facility

"Bond Prepayment Event"

means any repayment or prepayment (other than those arising from the mandatory application of the proceeds of an asset sale) of all or substantially all of the Existing Bonds save to the extent such repayment or prepayment is made:-

	(a)	using the substantially contemporaneous proceeds of an offering of equity securities of the Parent (provided the same does not constitute a Change of Control); or

	(b)	pursuant to a refinancing of the Existing Bond Debt by the Parent, on terms (i) with a maturity date that is at least 180 days after the Termination Date and (ii) that are not materially less favourable, taken as a whole, than those governing the Existing Bond Debt

"Borrower"

means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 34 (Changes to the Obligors) and, in respect of an Ancillary Facility only, any Subsidiary of a Borrower that becomes a borrower of that Ancillary Facility with the approval of the relevant Lender pursuant to the provisions of Clause 11.9 (Subsidiaries of Borrowers)

"Break Costs"	means the amount (if any) by which:-

	(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period exceeds:-

	(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period

"Budget"	means:-

	(a)	in relation to the period beginning on 1 January 2014 and ending on 31 December 2014, the Original Budget and

	(b)	in relation to any other subsequent period, any budget delivered by the Parent to the Agent in respect of that period pursuant to Clause 27.4 (Budget)

"Business Day"	means a day (other than a Saturday or Sunday) on which banks are open for general business in London, England and New York and:-

	(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency or

	(b)	(in relation to any date for payment or purchase of euro) any TARGET Day

"Capitalised Leases"	means all leases that have been or should be, in accordance with GAAP in effect on the date hereof, recorded as capitalised leases

"Capitalised Lease Obligations"

of any Person means the obligations of such Person to pay rent or other amounts under any Capitalised Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP

"Cash"

means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of an Obligor with an Acceptable Bank and to which an Obligor is alone (or together with other Obligors) beneficially entitled and for so long as:-

	(a)	that cash is repayable on demand

	(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition other than a request for repayment

	(c)	there is no Security over that cash except for Transaction Security or any Permitted Vessel Security constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements and

	(d)	the cash is freely and immediately available on demand to be applied in repayment or prepayment of the Facility

"Cash Collateral Account"

means the US $ denominated interest bearing account, opened with the Agent in its Aberdeen office named "RBS Re Gulfmark Americas Inc (RCF)" with account number RBSREGAI-USD-A, as the same may be redesignated, substituted or replaced from time to time by the Agent

"Cash Collateral Account Charge"	means a first ranking fixed charge over the Cash Collateral Account in form and content agreed by the Security Agent

"Cash Equivalent Investments"	means at any time:-

	(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank

	(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America or the United Kingdom or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security

	(c)	commercial paper not convertible or exchangeable to any other security:-

(i) for which a recognised trading market exists

(ii) issued by an issuer incorporated in the United States of America or the United Kingdom

(iii) which matures within one year after the relevant date of calculation and

(iv) which has a credit rating of either A-2 or higher by Standard & Poor's Rating Services or F2 or higher by Fitch Ratings Ltd or P-2 or higher by Moody's Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating

	(d)	sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent)

	(e)	investments made in connection with cash management programs of the Parent or a Subsidiary thereof and denominated in a currency other than pounds sterling or US Dollars in which such Person is conducting or intending to conduct business which investments are by their nature readily convertible into cash or cash equivalent investments as defined herein; or

	(f)	any other investment approved by the Majority Lenders,

in each case, to which any Obligor is alone (or together with other Obligors) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents)

"CDOR"	means in relation to any Loan in Canadian Dollars:

	(a)	the applicable Screen Rate;

	(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

	(c)	if:

(i) no Screen Rate is available for the Interest Period of that Loan; and

		(ii)	it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate as of in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for Canadian Dollars for a period equal in length to the Interest Period of that Loan and, if that rate is less than zero, CDOR shall be deemed to be zero..

"Change of Control"

means (i) any person or group of persons acting in concert gains direct or indirect control of the Parent, or (ii) a Borrower ceases to be a Wholly Owned Subsidiary (directly or indirectly) of the Parent. For the purposes of this definition:

	(a)	"control" of any Obligor means:

(iii)

the power (whether by way of ownership of shares, proxy (excluding proxies solicited by the Parent in accordance with customary voting practices of US companies whereby a stockholder has instructed a proxy to vote in accordance with the stockholder's instructions), contract, agency or otherwise) to:

			(A)	cast, or control the casting of, more than 40% of the maximum number of votes that might be cast at a meeting of the stockholders of the Parent; or

(B)

appoint or remove all, or the majority, of the directors or other equivalent officers of the Parent but excluding changes (or the power to make changes) in the board of directors of the Parent approved or recommended by the majority of directors serving on such board at the time of such recommendation or approval where those changes are not related to or do not occur as a consequence of any change in shareholding of the Parent; or

			(C)	give directions with respect to the operating and financial policies of the Parent with which the directors or other equivalent officers of the Parent are obliged to comply; and/or

		(iv)	the holding beneficially of more than 40% of the issued share capital of the Parent (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

(b) "acting in concert" means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Parent by any of them, either directly or indirectly, to obtain or consolidate control of the Parent.

"Charged Property"	means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security

"Closing Date"	means the date on which the first Utilisation under this Agreement is made or to be made (as the context requires)

"Code"	means the United States Internal Revenue Code of 1986, as amended and the regulations promulgated and the judicial and administrative decisions rendered under it

"Collateral to Commitments Ratio"

means, at any time (and subject to Clause 28.2.2), the ratio of (i) the aggregate Appraised Value of the Collateral Vessels and any sums on deposit in the Cash Collateral Account to (ii) the Total Revolving Facility Commitments.

"Collateral to Debt Ratio"

means, at any time, the ratio of (i) the aggregate Appraised Value of the Collateral Vessels and any sums on deposit in the Cash Collateral Account to (ii) the aggregate of the (A) outstanding Revolving Facility Utilisations (B) outstanding Swingline Loans and (C) Ancillary Outstandings.

"Collateral Vessels"

means, subject to Clause 29.17 (Insurance), Clause 29.26.3 (Conditions Subsequent) and Clause 31 (Collateral Vessel Sale, Substitution and Addition), each of the vessels listed in Schedule 11 (Collateral Vessels)

"Commitment"	means a Revolving Facility Commitment or a Swingline Commitment

"Commodity Exchange Act"	means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute

"Common Stock"	means the common stock $1.00 par value per share (as modified from time to time) of the Original Borrower

"Compliance Certificate"	means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate) or otherwise in form and substance satisfactory to the Agent

"Confidential Information"

means all information relating to the Parent, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:-

(a) any member of the Group or any of its advisers or

(b) another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:-

(i) is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 46 (Confidentiality) or

(ii) is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers or

(iii) is known by that Finance Party before the date the information is disclosed to it in accordance with sub-clauses (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality

"Confidentiality Undertaking"	means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Parent and the Agent

"Consolidated Tangible Assets"

means, with respect to any Person as of any date, the amount which, in accordance with GAAP, would be set forth under the caption "Total Assets" (or any like caption) on a consolidated balance sheet of such Person and its consolidated Subsidiaries, less all goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expense, organization expenses and any other amounts classified as intangible assets in accordance with GAAP

"Constitutional Documents"	means the articles of incorporation and by-laws (or equivalent organizational documents) of the applicable entity

"Credit Facilities"	means:

(a) the Financial Indebtedness arising under the Finance Documents;

(b) the Financial Indebtedness arising under that certain NOK 600,000,000 Multi-Currency Revolving Credit Facility Agreement dated December 27, 2012 by and among Gulfmark Rederi AS, as borrower, the financial institutions party thereto, as lenders, and DNB Bank ASA, as arranger and agent, as amended in line with Clause 29.26.4;

(c) any other debt facility, commercial paper facilities or Debt Issuances, in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against receivables), letters of credit or Debt Issuances, in each case, as amended, extended, renewed, restated, refinanced (including refinancing with Debt Issuances), supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time

"CTA"	means the Corporation Tax Act 2009

"Debt Purchase Transaction"	means, in relation to a person, a transaction where such person:-

	(a)	purchases by way of assignment or transfer

	(b)	enters into any sub-participation in respect of or

	(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of any Commitment or amount outstanding under this Agreement

"Debt Issuances"

means in respect of the Parent and its Subsidiaries, one or more issuances after the date of this Agreement of Financial Indebtedness evidenced by notes, debentures, bonds or similar securities or instruments

"Default"

means an Event of Default or any event or circumstance specified in Clause 30 (Events of Default) which would, with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing become an Event of Default

"Defaulting Lender"	means any Lender (other than a Lender which is a Sponsor Affiliate):-

	(a)	which has failed to fund its participation in a Loan or has notified the Agent or any Borrower (in writing) that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders' participation) or which has failed to provide cash collateral (or has notified an Issuing Bank or the Parent (which has notified the Agent) that it will not provide cash collateral) in accordance with Clause 7.4 (Cash cover by Non-Acceptable L/C Lender and Borrower's option to provide cash cover);

	(b)	which has otherwise rescinded or repudiated a Finance Document;

	(c)	which is an Issuing Bank which has failed to issue a Letter of Credit (or has notified the Agent or the Parent (which has notified the Agent) that it will not issue a Letter of Credit) in accordance with Clause 6.5 (Issue or renewal of Letters of Credit) or which has failed to pay a claim (or has notified the Agent or the Parent (which has notified the Agent) that it will not pay a claim) in accordance with (and as defined in) Clause 7.2(Claims under a Letter of Credit);

	(d)	which has failed, within 8 Business Days following a written request by the Agent or any Borrower, to confirm that it will comply with its obligations hereunder; or

	(e)	which has, or has a direct or indirect parent company that has, become the subject of an Insolvency Event which is continuing,

unless, in the case of paragraph (a) and (c) above:-

		(i)	its failure to pay is caused by:-

			(A)	administrative or technical error or

			(B)	a Disruption Event and

payment is made within 3 Business Days of its due date; or

		(ii)	within 3 Business Days of failure to perform, such Lender has confirmed to the Agent and the Parent in writing that it is disputing in good faith whether it is contractually obliged to make the payment in question and specifically identifying the basis for such dispute, and provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United Kingdom or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate or repudiate any contracts or agreements made with such Lender.

"Delegate"	means any delegate, agent, attorney or co-trustee appointed by the Security Agent

"Designated Gross Amount"	has the meaning given to that term in Clause 11.2 (Availability)

"Designated Net Amount"	has the meaning given to that term in Clause 11.2 (Availability)

"Disclosure Schedule"	means the schedule, if any, prepared by the Original Borrower and delivered to and accepted by the Agent pursuant to Schedule 2 (Conditions Precedent).

"Disqualified Stock"

means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the Termination Date; provided, however, that only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such dates shall be deemed to be Disqualified Stock; provided further that any such Equity Interests (including any options, warrants or other rights in respect thereof) issued or sold as compensation and held by future, present or former directors, officers, members of management, employees or consultants of the Parent, each Borrower or any of its Subsidiaries or family members or relatives thereof, or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives shall not constitute Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Stock solely because the holders thereof have the right to require the Parent, each Borrower or any of its Subsidiaries to repurchase such Equity Interests upon the occurrence of a change of control or a sale of all or substantially all its assets will not constitute Disqualified Stock if the terms of such Equity Interest provide that the Parent, each Borrower or any Subsidiary may not repurchase or redeem any such Equity Interest pursuant to such provisions. Subject to all of the preceding provisos in this definition, the term "Disqualified Stock" will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the Termination Date

"Disruption Event"	means either or both of:-

	(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties or

	(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:-

		(i)	from performing its payment obligations under the Finance Documents or

		(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted

"Distribution"	means:

	(a)	any payment, dividend or other distribution in relation to any of its share capital (or issued shares) of any Obligor;

	(b)	any redemption, reduction, repayment or retirement of any of its share capital (or issued shares) of any Obligor,

in each case whether in cash or in kind and whether by actual payment or set off

"DOC"	means a valid document of compliance issued for a Collateral Vessel by or on behalf of the Administration under paragraph 13.1 of the ISM Code

"Earnings"

in relation to a Collateral Vessel, means all hires where the charter is for a period of 12 months or more including (without limitation) all time charter hire and bareboat charter hire, freights, pool income and other sums payable to or for the account of each Borrower in respect of that Collateral Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of that Collateral Vessel

"Employee Plan"

means an employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or section 412 of the Code or Section 302 of ERISA, and in respect of which each Borrower or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA

"Environment"	means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:-

	(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground)

	(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers) and

	(c)	land (including, without limitation, land under water)

"Environmental Claim"	means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law

"Environmental Law"	means any applicable law or regulation which relates to:-

	(a)	the pollution or protection of the Environment

	(b)	the conditions of the workplace or

	(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste

"Environmental Permits"

means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group

"Equity Interests"

means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person of whatever nature, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing, but excluding any debt security that is convertible into, or exchangeable for, any of the foregoing.

"ERISA"

means, at any date, the United States Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date

"ERISA Affiliate"

of each Borrower means any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with each Borrower, pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA

"ERISA Event"	means:

		(a)	any reportable event, as defined in Section 4043 of ERISA, with respect to an Employee Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified of such event;

		(b)	the filing of a notice of intent to terminate any Employee Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041 (c) of ERISA of a notice of intent to terminate any Employee Plan or the termination of any Employee Plan under Section 4041(c) of ERISA;

		(c)	the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan;

		(d)	the failure to make a required contribution to any Employee Plan that would result in the imposition of an encumbrance under Section 412 of the Code or Section 302 of ERISA or the filing of any request for a minimum funding waiver under Section 412 of the Code with respect to any Employee Plan or Multiemployer Plan;

		(e)	an engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA;

		(f)	the complete or partial withdrawal of each Borrower or any of its ERISA Affiliates from a Multiemployer Plan; and

		(g)	each Borrower or any of its ERISA Affiliates incurring any liability under Title IV of ERISA with respect to any Employee Plan (other than premiums due and not delinquent under section 4007 of ERISA).

"EURIBOR"		means, in relation to any Loan in euro:

		(a)	the applicable Screen Rate; or

		(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

		(c)	if:

(i) no Screen Rate is available for the Interest Period of that Loan; and

(ii) it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for euro and for a period equal in length to the Interest Period of that Loan and, if that rate is less than zero, EURIBOR shall be deemed to be zero.

"Event of Default"	means any event or circumstance specified as such in Clause 30 (Events of Default) that has occurred and is continuing

"Excluded Swap Obligations"

means, with respect to any Guarantor, any Swap Obligation if and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal

"Existing Bond"	means the Indenture dated 12 March 2012 between the Parent and U.S. Bank National Association, as trustee for the Parent’s 6.375% senior notes due 2022

"Existing Bond Debt"	means debt or debt securities issued pursuant to the Existing Bond

"Existing GAI RCF Agreement"

means the $150,000,000 revolving credit facility dated 21 September 2012 between Gulfmark Americas, Inc. as original borrower, Gulfmark Offshore, Inc. as parent and original guarantor, The Royal Bank of Scotland plc, Wells Fargo Bank, N.A. and JPMorgan Chase Bank, N.A. as arrangers, The Royal Bank of Scotland plc, Wells Fargo Bank, N.A. and JPMorgan Chase Bank, N.A. as original lenders, The Royal Bank of Scotland plc as agent and The Royal Bank of Scotland plc as security agent as amended

"Expiry Date"	means, for a Letter of Credit, the last day of its Term

"Facility"	the Revolving Facility or the Swingline Facility

"Facility Office"	means:-

(a) in respect of a Lender or an Issuing Bank, the office or offices notified by that Lender or Issuing Bank to the Agent in writing on or before the date it becomes a Lender or an Issuing Bank (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement or

	(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes

"Fee Letter"	means:-

	(a)	any letter or letters dated on or about the date of this Agreement between an Arranger and an Obligor (or the Agent and an Obligor or the Security Agent and an Obligor) setting out any of the fees referred to in Clause 19 (Fees) and

	(b)	any agreement setting out fees payable to a Finance Party referred to in Clause 2.2.5 or Clause 19.6 (Interest, commission and fees on Ancillary Facilities) of this Agreement or under any other Finance Document

"Finance Document"

means this Agreement, any Accession Deed, any Ancillary Document, any Compliance Certificate, any Promissory Note, any Fee Letter, any Hedging Agreement, any Resignation Letter, any Transaction Security Document, any Utilisation Request and any other document designated as a "Finance Document" by the Agent and the Parent provided that where the term "Finance Document" is used in, and construed for the purposes of, this Agreement, a Hedging Agreement shall be a Finance Document only for the purposes of:-

	(a)	the definition of "Material Adverse Effect"

	(b)	the definition of "Transaction Security Document"

	(c)	the Transaction Security Documents

	(d)	Clause 1.2.1(d)

	(e)	Clause 25 (Guarantee and Indemnity) and

	(f)	Clause 30 (Events of Default) (other than Clause 30.20 (Acceleration))

"Finance Party"	means the Agent, each Arranger, the Security Agent, a Lender, the Issuing Bank, a Hedge Counterparty or any Ancillary Lender provided that where the term "Finance Party" is used in, and construed for the purposes of, this Agreement, a Hedge Counterparty shall be a Finance Party only for the purposes of:-

	(a)	the definition of "Secured Parties"

	(b)	Clause 1.2.1(a)

	(c)	sub-clause (b) of the definition of Material Adverse Effect

	(d)	Clause 25 (Guarantee and Indemnity) and

	(e)	Clause 37 (Conduct of business by the Finance Parties)

"Financial Covenant"	means a financial covenant set out in Clause 28 (Financial Covenants)

"Financial Indebtedness" or "Indebtedness"	of any Person means, on any date, without duplication,

	(a)	all obligations of such Person for borrowed money or with respect to advances of any kind,

	(b)	all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,

	(c)	all obligations of such Person under conditional sale agreements relating to property acquired by such Person reflected as a liability on a balance sheet of such Person in accordance with GAAP (or, if no such balance sheet of such Person has been prepared as of such date, as would be reflected as a liability on such balance sheet in accordance with GAAP),

	(d)	all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business and (ii) any earn out obligation reflected as a liability on the balance sheet of such Person (or, if no such balance sheet of such Person has been prepared as of such date, as would be reflected as a liability on such balance sheet in accordance with GAAP)),

	(e)	all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed,

	(f)	all guarantees by such Person of borrowed money of other Persons,

	(g)	all Capitalised Lease Obligations of such Person,

	(h)	all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty,

	(i)	all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and

	(j)	all obligations of such Person under Hedging Agreements, Other Hedging Arrangements or agreements with any Person having substantially the same economic effect, after giving effect to applicable netting arrangements.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of any obligation under Hedging Agreements, Other Hedging Arrangements or agreements with any Person having substantially the same economic effect on any date shall be deemed to be the swap termination value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby

"Financial Quarter"	means the period commencing on the day after one Quarter Date and ending on the next Quarter Date

"Financial Year"	means the annual accounting period of the Group ending on 31 December each year

"Fleet Report Template"	means the example vessel status report delivered to the Agent by the Parent pursuant to paragraph 12(f) of Schedule 2 (Conditions Precedent)

"Foreign Subsidiary"	means any Subsidiary of a Borrower that is not organized under the laws of the United States of America, any state thereof or the District of Columbia

"Funds Flow Statement"	means a funds flow statement in agreed form

"GAAP"	means those principles and practices which are recognised as such by the Financial Accounting Standards Board of the United States of America

"Governmental Authority"	means:-

(a) means the governments of the United Kingdom or the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).; and

(b) in relation to The Royal Bank of Scotland plc, shall include (i) the UK government or any member or instrumentality thereof, including Her Majesty's Treasury and UK Financial Investments Limited (or any directors, officers, employees or entities thereof) or (ii) any persons or entities controlled by or under common control with the UK government or any member or instrumentality thereof (including Her Majesty's Treasury and UK Financial Investments Limited) and which are not part of The Royal Bank of Scotland Group plc and its subsidiaries or subsidiary undertakings

"Gross Outstandings"

means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft but calculated on the basis that the words "(net of any Available Credit Balance)" in paragraph (a) of the definition of "Ancillary Outstandings" were deleted.

"Group"	means the Parent, the Original Borrower and each of their respective Subsidiaries for the time being

"Group Structure Chart"	means the group structure chart in the agreed form

"Guarantee"	means each guarantee granted in accordance with Clause 25 (Guarantee and Indemnity)

"Guarantor"	means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 34 (Changes to the Obligors)

"Hedge Counterparty"	means (i) any Lender or (ii) any Affiliate of any Lender which has become a Party as a Hedge Counterparty in accordance with Clause 32.8 (Accession of Hedge Counterparties)

"Hedging Agreement"

means, subject to paragraph 2 of Schedule 10 (Hedging Agreements), any master agreement, confirmation, schedule or other agreement in agreed form entered into or to be entered into by a Borrower and a Hedge Counterparty for the purpose of hedging interest rate risks or liabilities in relation to the facilities made available under this Agreement

"Holding Company"	means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary

"Impaired Agent"	means the Agent at any time when:-

	(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

	(b)	the Agent otherwise rescinds or repudiates a Finance Document; or

	(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) or (c) or (d) of the definition of "Defaulting Lender"; or

	(d)	an Insolvency Event has occurred and is continuing with respect to the Agent or its direct or indirect parent company,

unless, in the case of paragraph (a) above:-

	(i)	its failure to pay is caused by:-

	(A)	administrative or technical error or

			(B)	a Disruption Event and

payment is made within 3 Business Days of its due date; or

		(ii)	within 3 Business Days of failure to perform, the Agent has confirmed to the Parent in writing that it is disputing in good faith whether it is contractually obliged to make the payment in question and specifically identifying the basis for such dispute, and provided that the Agent shall not be an Impaired Agent solely by virtue of the ownership or acquisition of any equity interest in the Agent or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide the Agent with immunity from the jurisdiction of courts within the United Kingdom or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate or repudiate any contracts or agreements made with the Agent.

"Increase Confirmation"	means a confirmation substantially in the form set out in Schedule 12 (Form of Increase Confirmation)

"Increase Lender"	has the meaning given to that term in Clause 2.2 (Increase Following Commitment Cancellation)

"Insolvency Event"	in relation to a Finance Party means that the Finance Party:-

	(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger)

	(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due

	(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors

	(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official

	(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and

(i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or

(ii) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof

	(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger)

	(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets

	(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 60 days thereafter

	(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above or

	(j)	takes any action in furtherance of, or consents to, approves of or acquiesces in, any of the foregoing acts

"Insolvency Officer"

means any liquidator, trustee in bankruptcy, judicial custodian or manager, compulsory manager, receiver, receiver and manager, administrative receiver, administrator or other similar officer, in each case, appointed in any jurisdiction

"Insurances"

in relation to a Collateral Vessel, means all policies and contracts of insurance (including but not limited to hull and machinery, all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with that Collateral Vessel or her increased value and (where the context permits) all benefits thereof, including all claims of any nature and returns of premium

"Insurance Report"	means an insurance report prepared by BankServe Insurance Services Ltd and dated on or around the date of this Agreement and addressed to, and/or capable of being relied upon by, the Reliance Parties

"Interest Period"

means, in relation to a Revolving Facility Loan, each period determined in accordance with Clause 17 (Interest Periods- Revolving Facility Loans) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 16.3 (Default interest)

"Interpolated Screen Rate"

means, in relation to LIBOR, EURIBOR or CDOR for any Loan, the rate per annum (rounded to the same number of decimal places as the Screen Rate) which results from interpolating on a linear basis between:

(a) the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time on the Quotation Day for the currency of that Loan.

"Intra-Group Loan"	means any agreement constituting Financial Indebtedness between an Obligor and any other Person in the Group

"IRS"	means the United States Internal Revenue Service

"ISM Code"	means the International Safety Management Code 2002 regarding the safe management and operation of ships and for pollution prevention

"ISPS Code"

means the International Ship and Port Security Code as adopted by the Conference of Contracting Governments to the Safety of Life at Sea Convention 1974 on 13 December 2002 and incorporated as Chapter XI-2 of the Safety of Life at Sea Convention 1974

"Issuing Bank"

means each Party identified above as issuing banks and any Party which has become an Issuing Bank pursuant to Clause 6.9 (Appointment of additional Issuing Banks) provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the "Issuing Bank" shall be the Issuing Bank which has issued or agreed to issue that Letter of Credit.

"ITA"	means the Income Tax Act 2007

"Joint Venture"	means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership entity

(a) the Equity Interests in which are owned by two or more Persons that are not otherwise Affiliates, and

(b) less than a majority of the Equity Interests of which are owned by the Parent or a Subsidiary thereof, provided however, that vessel charter, vessel hire, vessel service and similar agreements shall not constitute joint ventures

"L/C Proportion"

means in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender's Available Commitment to the relevant Available Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.

"Lead Arranger"	means The Royal Bank of Scotland plc

"Legal Opinion"	means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 34 (Changes to the Obligors)

"Legal Reservations"	means:-

	(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors

	(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim

	(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction and

	(d)	any other matters which are set out as qualifications, reservations or exceptions as to matters of law of general application in the Legal Opinions

"Lender"	means:-

	(a)	any Original Lender and

(b)

any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2 (Increase Following Commitment Cancellation) or Clause 32 (Changes to the Lenders)

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement

"Letter of Credit"	means:

	(a)	a letter of credit in a form requested by a Borrower (or the Parent on its behalf) and agreed by the Issuing Bank which has agreed to issue such Letter of Credit (with a copy issued to the Agent); or

	(b)	any guarantee, indemnity or other instrument in a form requested by a Borrower (or the Parent on its behalf) and agreed by the Issuing Bank which has agreed to issue such Letter of Credit (with a copy issued to the Agent)

"LIBOR"	means, in relation to any Loan:

	(a)	the applicable Screen Rate; or

	(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

	(c)	if:

(i) no Screen Rate is available for the currency of that Loan; and

(ii) no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for the currency of that Loan and for a period equal in length to the Interest Period of that Loan and, if that rate is less than zero, LIBOR shall be deemed to be zero..

"Lien"	means, with respect to any asset:

	(a)	any mortgage, deed of trust, charge, pledge, lien, hypothecation, encumbrance, or security interest in, on or of such asset,

	(b)	the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and

	(c)	in the case of securities, any purchase option, call or similar right of a third party with respect to such securities

"Limitation Acts"	means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984

"LMA"	means the Loan Market Association

"Loan"	means a Revolving Facility Loan or a Swingline Loan

"Major Event of Default"	means:-

	(a)	any circumstances constituting an Event of Default under Clause 30.7 (Cross Default) provided that the same shall only constitute a Major Event of Default with effect from the date which is the eleventh Business Day following the occurrence of such Event of Default; or

(b)

any circumstances constituting an Event of Default under Clause 30.1 (Non payment of principal), Clause 30.2 (Non payment of Interest), Clause 30.3 (Non payment of other amounts), Clause 30.4 (Financial Covenants and other obligations), Clause 30.8 (Insolvency) to Clause 30.11 (Unlawfulness and invalidity), Clause 30.15 (Expropriation), Clause 30.16 (Repudiation and rescission of agreements) or Clause 30.18 (Challenge to registration), but, in either case, only for so long as such Major Event of Default is continuing.

"Majority Lenders"

means Lenders (unless there is only one Lender) whose Revolving Facility Commitments aggregate more than 50 per cent. of the Total Revolving Facility Commitments (or, if the Total Revolving Facility Commitments have been reduced to zero, aggregated more than 50 per cent. of the Total Revolving Facility Commitments immediately prior to that reduction)

"Manager"	means the Original Borrower or any entity within the Group.

"Margin"	means in relation to any Revolving Facility Loan or Unpaid Sum:-

(a) until 30 September 2014, 2.0 per cent per annum; and

(b)

thereafter, the percentage rate per annum shall be determined by reference to the Capitalisation Ratio calculated as at the most recent Quarter Date such that the percentage rate per annum applicable during any Financial Quarter commencing on or after 1 October 2014 shall be that set out below in the column opposite the applicable Capitalisation Ratio:-

Capitalisation Ratio	Margin % p.a.

Greater than 45%	2.75

Greater than 40% but less than or equal to 45%	2.5

Greater than 35% but less than or equal to 40%	2.25

Greater than 30% but less than or equal to 35%	2.0

Greater than 25% but less than or equal to 30%	1.75

Less than or equal to 25%	1.5

provided however:-

(i)

any increase or decrease in the Margin for a Revolving Facility Loan shall take effect on the date (the "reset date") which is the first day of the next Interest Period for that Revolving Facility Loan following receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 27.2 (Provision and contents of Compliance Certificate);

(ii)

if, following receipt by the Agent of the annual audited financial statements of the Group and related Compliance Certificate, those statements and Compliance Certificate do not confirm the basis for a reduced Margin, then the provisions of Clause 16.2 (Payment of interest) shall apply and the Margin for that Revolving Facility Loan shall be the percentage per annum determined using the table above and the revised Capitalisation Ratio calculated using the figures in the Compliance Certificate;

(iii)

while an Event of Default is continuing, the Margin for each Revolving Facility Loan under the Revolving Facility shall be (A) the highest percentage per annum set out above for a Revolving Facility Loan under the Revolving Facility plus (B) two (2) per cent; and

(iv) for the purpose of determining the Margin, Capitalisation Ratio and Relevant Period shall be determined in accordance with Clause 28 (Financial covenants).

"Margin Stock"	has the meaning set forth in Regulation U issued by the Board of Governors of the United States Federal Reserve System

"Material Adverse Effect"	means a material adverse effect on:-

	(a)	the financial condition of the Group taken as a whole and the ability of the Group taken as a whole to perform its payment and other obligations under the Finance Documents or

	(b)	the validity or enforceability of, or the effectiveness or ranking of any Security or guarantee granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents

"Material Company"	means, at any time:-

	(a)	an Obligor; or

	(b)	a member of the Group that holds shares in an Obligor; or

	(c)	any member of the Group which has Consolidated Adjusted EBITDA or has gross assets, net assets or total revenue (excluding intra-group items) representing five per cent., or more of the gross assets, net assets or total revenue of the Group, calculated on a consolidated basis.

Compliance with the conditions set out in paragraph (c) shall be determined by reference to the most recent Compliance Certificate supplied by the Parent and/or the latest audited financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Group. However, if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be deemed to be adjusted in order to take into account the acquisition of that Subsidiary (that adjustment being certified by the Group's Auditors as representing an accurate reflection of the revised Consolidated Adjusted EBITDA, gross assets, net assets or total revenue of the Group).

"Month"	means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:-

(a) (subject to sub-clause (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day

(b) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month and

(c) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end

The above rules will only apply to the last Month of any period

"Multi-account Overdraft"	means an Ancillary Facility which is an overdraft facility covering more than one account.

"Multiemployer Plan"	means a "multiemployer plan" (as defined in Section (3)(37) of ERISA) contributed to for any employees of each Borrower or any of its ERISA Affiliates

"Net Cash Proceeds"	means:-

(a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalent Investments (including any such proceeds received by way of deferred payment of principal pursuant to a note or instalment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of reasonable attorneys' fees, accountants' fees, investment banking and advisor's fees, amounts required to be applied to the repayment of Financial Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Transaction Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable currently as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); and

(b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of reasonable attorneys' fees, investment banking and advisor's fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

"Net Outstandings"	means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft.

"New Build Vessels"	means each of the following vessels to be flagged in the United States:-

(a) Regulus, a 280 class vessel;

(b) Hercules, a 300 class vessel; and

(c) Pegasus, a 300 class vessel.

"New Commitments Accession Letter"	means a confirmation substantially in the form set out in Schedule 14 (Form of New Commitments Accession Letter)

"New Commitments Lender"	has the meaning given to it in Clause 2.3 (Accordion Option)

"New Lender"	has the meaning given to that term in Clause 32 (Changes to the Lenders)

"New Vessels"	has the meaning given to such terms in Clause 31 (Collateral Vessel Sale, Substitution and Addition)

"New York Business Day"	means a day (other than a Saturday or Sunday) on which banks are open for general business in New York City

"Non-Acceptable L/C Lender"	means a Lender under the Revolving Facility which:

(a) is not (A) an Acceptable Bank within the meaning of paragraph (a) or paragraph (b) of the definition of "Acceptable Bank" or (B) a Lender which each Issuing Bank has agreed is otherwise acceptable to it notwithstanding that fact;

(b) is a Defaulting Lender; or

(c) has failed to make (or has notified the Agent that it will not make) a payment to be made by it under Clause 7.3 (Indemnities) or Clause 35.11 (Lenders' indemnity to the Agent) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at paragraphs (i) and (ii) of the definition of "Defaulting Lender".

"Non-Consenting Lender"	has the meaning given to that term in Clause 45.3 (Replacement of Lender)

"Notifiable Debt Purchase Transaction"	has the meaning given to that term in Clause 33.2.2

"Obligor"	means a Borrower or a Guarantor

"Obligors' Agent"	means the Parent, as appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.5 (Obligors' Agent)

"Optional Currency"	means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies)

"Original Budget"

means the "six plus six" forecast for the period from 1 January 2014 to 31 December 2014, prepared by the Parent in respect of the Parent and its Subsidiaries and delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent)

"Original Financial Statements"	means:-

(a) in relation to the Parent and the Borrower, the audited consolidated income statement, balance sheet and statement of cash flows of the Parent for its Financial Year ended December 31, 2013; and

(b) in relation to any other Obligor, such financial statements (if any) as may be agreed to be delivered to the Agent pursuant to Clause 34 (Changes to the Obligors)

"Original Fleet Mortgage"	means the first priority mortgages over the Collateral Vessels entered into by the Original Borrower in favour of the Security Agent on or about the date hereof

"Original Obligor"	means the Original Borrower or the Original Guarantor

"Original Swingline Lender"	means an Original Lender listed in Part 2B of Schedule 1 (The Original Parties) as a swingline lender

"Other Hedging Arrangement"

means any interest rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option. interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit default swap or any other similar transaction (including any option with respect to any of these transactions), in each case which is not a Hedging Agreement.

"Overall Commitment"	of a Lender means:

	(a)	its Revolving Facility Commitment; or

	(b)	in the case of a Swingline Lender which does not have a Revolving Facility Commitment, the Revolving Facility Commitment of a Lender which is its Affiliate.

"Participating Member State"	means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union

"Party"	means a party to this Agreement

"PBGC"	means the U.S. Pension Benefit Guaranty Corporation, or any entity succeeding to all or any of its functions under ERISA.

"Permitted Acquisition"

means any acquisition (by merger, consolidation, asset purchase or otherwise) by the Obligor of all or substantially all the assets of, or all the Equity Interests in, a Person or division or line of business of a Person, if:

	(a)	no Event of Default is continuing or would result therefrom;

	(b)	the Parent and its consolidated Subsidiaries are in Pro Forma Compliance after giving effect to such proposed acquisition with Clause 28 (Financial Covenants);

	(c)	the Parent and its consolidated Subsidiaries shall demonstrate that, prior to and after giving effect to such acquisition the sum of all Cash, Cash Equivalent Investments and Available Commitments shall be equal to at least $20,000,000; and

	(d)	the acquisition relates to substantially the same industry engaged in by or business carried on by, the Group, and the acquired entity, division or line of business to be acquired is either Consolidated Adjusted EBITDA positive or is projected to be Consolidated Adjusted EBITDA positive within 12 Months of the date of acquisition on a consolidated pro forma basis

"Permitted Subordinated Indebtedness"	means Financial Indebtedness of each Borrower which

	(a)	does not mature, and is not subject to mandatory repurchase, redemption or amortization (other than pursuant to customary asset sale or change in control provisions requiring redemption or repurchase only if and to the extent then permitted by this Agreement), in each case, prior to the date that is one year after the Termination Date,

	(b)	is not secured, directly or indirectly, by any assets of each Borrower or any Subsidiary,

	(c)	is not exchangeable or convertible into Financial Indebtedness of each Borrower or any Subsidiary (other than Financial Indebtedness which would qualify as "Permitted Subordinated Indebtedness" hereunder) or Disqualified Stock and

	(d)	is, together with any guarantee thereof by any Subsidiary (a "Permitted Subordinated Guarantee"), subordinated to the obligations owed to the Lenders pursuant to the Finance Documents pursuant to subordination provisions that are no less favorable to the Lenders than those applicable to offerings of “high yield” subordinated debt by similar issuers of similar debt at or about the same time or pursuant to other subordination provisions on terms reasonably satisfactory to the Agent.

"Permitted Vessel Security"	means:

	(a)	mechanics', materialmen's, landlords', supplier's and repairmen's and similar Liens imposed by law or pursuant to customary retentions of title, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Clause 29.5 (Taxation);

	(b)	Liens on Collateral Vessels created or to be created hereunder in favour of the Security Agent;

	(c)	Liens imposed by law for crews’ wages (including the wages of the master of the Collateral Vessel) that are either discharged in the ordinary course of business or are being contested in good faith and by appropriate proceedings diligently conducted or other acts by an Obligor and such Obligor shall have set aside on its books adequate reserves with respect to such Lien (to the extent required by GAAP) and so long as such deferment in payment shall not subject the Collateral Vessel to sale, forfeiture or loss;

	(d)	Liens imposed by law for salvage (including contract salvage) or general average, and Liens for wages of stevedores employed by the owner of the Collateral Vessel, the master of the Collateral Vessel or a charterer or lessee of such Collateral Vessel, if any such Lien is being contested in good faith and by appropriate proceedings diligently conducted or other acts by an Obligor and such Obligor shall have set aside on its books adequate reserves with respect to such Lien (to the extent required by GAAP) and so long as such deferment in payment shall not subject the Collateral Vessel to sale, forfeiture or loss;

	(e)	Liens imposed by law for damages arising from maritime torts which are covered by insurance and any deductible applicable thereto, or in respect of which a bond or other security has been posted on behalf of an Obligor with the appropriate court or other tribunal to prevent the arrest or secure the release of the Collateral Vessel from arrest, provided that any such Lien is being contested in good faith and by appropriate proceedings or other acts by an Obligor, and such Obligor shall have set aside on its books adequate reserves with respect to such Lien (to the extent required by GAAP) and so long as such deferment in payment shall not subject the Collateral Vessel to sale, forfeiture or loss;

	(f)	charters or subcharters permitted under this Agreement in the ordinary course of business; and

	(g)	any Liens permitted under the Original Fleet Mortgage.

"Pre-Approved Classification Society"	means the American Bureau of Shipping

"Pro-Forma Compliance"

means, with respect to any event, that the applicable Obligor is in pro forma compliance with each of the financial covenants set forth in Clause 28.1 (Financial covenants) hereof, recomputed as if the event with respect to which Pro Forma Compliance is being tested had occurred on the first day of each relevant period with respect to which current compliance with any such financial covenant would be determined (for example, in the case of any such financial covenant based on Consolidated Adjusted EBITDA, as if such event had occurred on the first day of the four fiscal quarter period ending on the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Clause 27.1 (Financial statements) hereof). Pro forma calculations made pursuant to this definition that require the calculation of Consolidated Adjusted EBITDA on a pro forma basis will be made in accordance with the last paragraph of the definition of such term, except that, when testing Pro Forma Compliance with respect to any acquisition or disposition, references to Material Acquisition and Material Disposition in such last paragraph will be deemed to include such acquisition and disposition

"Promissory Note"

means a promissory note delivered to the Agent by the Original Borrower as a condition precedent to the Closing Date or any other additional, substitute or replacement promissory note delivered by a Borrower under this Agreement

"Qualified ECP Guarantor"

means, in respect of any Swap Obligation, each Obligor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an "eligible contract participant" under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an "eligible contract participant" at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act

"Qualifying Lender"	has the meaning given to that term in Clause 20 (Tax gross-up and indemnities)

"Quarter Date"	means each 31 March, 30 June, 30 September and 31 December, the first such Quarter Date being 30 September 2014

"Quotation Day"	means, in relation to any period for which an interest rate is to be determined:-

(a) (if the currency is sterling) the first day of that period

(b) (if the currency is euro) two TARGET Days before the first day of that period or

(c) (for any other currency) two Business Days in London, England before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days)

"Receiver"	means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property

"Recovery Event"	means any settlement of or payment in respect of any Collateral Vessel or casualty insurance claim or any condemnation proceeding relating to any Collateral Vessel

"Reference Bank Rate"	means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:-

(a) in relation to LIBOR, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market;

(b) in relation to EURIBOR, as the rate at which the relevant Reference Bank could borrow funds in the European interbank market; or

(c) in relation to CDOR, as the rate at which the relevant Reference Bank could borrow funds in the Canadian interbank market,

in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period

"Reference Bank Quotation"	means any quotation supplied to the Agent by a Reference Bank.

"Reference Banks"	means:

	(a)	in relation to LIBOR, the principal London offices of The Royal Bank of Scotland plc and Wells Fargo Bank, N.A., or such other two banks as may be appointed by the Agent in consultation with the Parent (and with the consent of the relevant bank); and

	(b)	in relation to EURIBOR or CDOR, the principal London offices of such two banks as may be appointed by the Agent in consultation with the Parent (and with the consent of the relevant bank).

"Refinancing Indebtedness"

means Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to extend, renew, refinance, replace, defease or refund, or in exchange for existing Indebtedness ("Refinanced Debt"); provided that

	(a)	such extending, renewing, refinancing, replacing, defeasing or refunding such Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of, and unpaid interest on, the Refinanced Debt plus the amount of any premiums paid thereon and fees and expenses, including premium and defeasance costs, associated therewith,

	(b)	such Indebtedness has an equal or later final maturity and an equal or longer Weighted Average Life than the Refinanced Debt,

	(c)	if the Refinanced Debt or any guarantees thereof are subordinated to the obligations owed to the Lenders, such Indebtedness and guarantees thereof are subordinated to the obligations owed to the Lenders on terms no less favorable in any material respect to the holders of the obligations owed to the Lenders than the subordination terms of such Refinanced Debt or guarantees thereof (and no Loan Party that has not guaranteed such Refinanced Debt guarantees such Indebtedness unless such guarantee constitutes Indebtedness permitted by Clause 29.15 (Financial Indebtedness)),

	(d)	if such Refinanced Debt or any guarantees thereof are secured, such Indebtedness and any guarantees thereof are either unsecured or secured only by such assets as secured the Refinanced Debt and guarantees thereof (or such other assets to the extent permitted by Clause 29.12 (Negative Pledge)),

	(e)	if such Refinanced Debt and any guarantees thereof are unsecured, such Indebtedness and guarantees thereof are either unsecured or secured only by such assets to the extent permitted by Clause 29.12 (Negative Pledge); and

	(f)	such Indebtedness is incurred not more than 90 days prior to and not more than 90 days after the date on which such Refinanced Debt is extended, renewed, refinanced, replaced, defeased, refunded or exchanged.

"Related Fund"

in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund

"Relevant Interbank Market"	means:

	(a)	in relation to euro, the European interbank market;

	(b)	in relation to Canadian dollars, the Canadian interbank market;

	(c)	in relation to sterling and dollars, the London interbank market;

	(d)	in relation to any other currency, the London interbank market.

"Relevant Jurisdiction"	means, in relation to an Obligor:-

	(a)	its jurisdiction of incorporation;

	(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated; and

	(c)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it

"Relevant Period"	means each period of twelve months ending on or about the last day of each Financial Quarter

"Reliance Parties"

means the Agent, each Arranger, the Security Agent, each Issuing Bank, each Hedge Counterparty, each Ancillary Lender, each Original Lender and each person which becomes a Lender on the date of this Agreement

"Renewal Request"	means a written notice delivered to the Issuing Bank (with a copy to the Agent) in accordance with Clause 6.6 (Renewal of a Letter of Credit).

"Repayment Date"	means the last day of an Interest Period for a Loan

"Repeating Representations"

means each of the representations set out in Clause 26 (Representations) other than Clause 26.10 (Deduction of Tax), Clause 26.12 (No misleading information), Clause 26.13.3, Clause 26.14 (No proceedings pending or threatened), Clause 26.15 (No breach of laws), Clause 26.16 (Environmental laws), Clause 26.17.3 (Taxation), Clause 26.22 (Group Structure Chart), Clause 26.25 (No adverse consequences), Clause 26.27 (Anti-corruption laws) and Clause 26.28 (Sanctions laws).

"Reports"	means the Insurance Report

"Representative"	means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian

"Restricted Person"

means a person that is (i) listed on, or owned or controlled by a person listed on any Sanctions List; (ii) located in, incorporated under the laws of, or owned or controlled by, or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of country-wide Sanctions; or (iii) otherwise a target of Sanctions. For the purposes of this definition, "owned" or "controlled" shall be interpreted in accordance with the guidance, from time to time, of the Sanctions Authorities.

"Resignation Letter"	means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter)

"Responsible Officer"	means the chief executive officer, president or chief financial officer of the Guarantor or a Borrower, as applicable

"Revolving Facility"	means the revolving loan facility made available under this Agreement as described in Clause 2.1.1.

"Revolving Facility Commitment"	means:-

(a) in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Revolving Facility Commitment" in Part 2A of Schedule 1 (The Original Parties) and the amount of any other Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (

(b) in relation to any other Lender, the amount in the Base Currency of any Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase Following Commitment Cancellation)

to the extent not cancelled, reduced or transferred by it under this Agreement

"Revolving Facility Loan"	means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan

"Rollover Loan"	means one or more Revolving Facility Loans:-

(a) made or to be made on the same day that a maturing Revolving Facility Loan is due to be repaid

(b) the aggregate principal amount of which is equal to or less than the amount of the maturing Revolving Facility Loan

(c) in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 10.2 (Unavailability of a currency)) and

	(d)	made or to be made to the same Borrower for the purpose of refinancing that maturing Revolving Facility Loan

"Sanctions"

means any economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States government; (ii) the United Nations; (iii) the European Union; (iv) the United Kingdom; or (v) the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State, and Her Majesty’s Treasury (together “Sanctions Authorities”)

"Sanctions List"

means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the Consolidated List of Financial Sanctions Targets issued by Her Majesty’s Treasury, or any similar list issued or maintained or made public by any of the Sanctions Authorities.

"Screen Rate"	means:

	(a)	in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate);

	(b)	in relation to EURIBOR, the euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate); and

	(c)	in relation to CDOR, the Canadian Dealer Offered Rate administered by Thomson Reuters (or any other person which takes over the administration of that rate) for the relevant period displayed on the relevant page of the Reuters screen (or any replacement Reuters page which displays that rate), or in each case, on any successor or substitute page on such screen which displays that rate or, if such rate does not appear on such page or screen, on the appropriate page of such other information service which publishes that rate from time to time as selected by the Agent in its reasonable discretion after consultation with the Parent.

"SEC"	means the United States Securities and Exchange Commission, or any governmental authority succeeding to any of its principal functions

"Secured Parties"	means each Finance Party from time to time party to this Agreement and any Receiver or Delegate

"Security"	means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect

"Senior Management"	means, with respect to any Person, the chairman of the board of directors, the president, the chief executive officer, the chief financial officer, the chief accounting officer or the general counsel.

"Shipping Documents"	means the Original Fleet Mortgage and Collateral Exhibit with respect thereto and the other documents listed in paragraphs 8, 9, 10 and 11 of Schedule 2 (Conditions Precedent)

"SMC"	means a valid safety management certificate issued for a Collateral Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code

"Specified Time"	means a time determined in accordance with Schedule 9 (Timetables)

"Sponsor Affiliate"

means the Parent, each of its Affiliates, any trust of which the Parent or any of its Affiliates is a trustee, any partnership of which the Parent or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, the Parent or any of its Affiliates

"Spot Rate of Exchange"	means:-

(a) in relation to the Agent, its spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day;

(b) in relation to an Issuing Bank, its spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

"Subsidiary"

means, with respect to any Person at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the Parent in the Parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which securities or other ownership interest representing more than 50% of the equity and more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled by the Parent or one or more Subsidiaries of the Parent or by the Parent and one or more Subsidiaries of the Parent. "Subsidiaries" shall be construed accordingly.

"Swap Obligation"

means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act

"Swingline Commitment"	means:

(a) in relation to an Original Swingline Lender, the amount in the Base Currency set opposite its name under the heading "Swingline Commitment" in Part 2B of Schedule 1 (The Original Parties) and the amount of any other Swingline Commitment transferred to it under this Agreement; and

(b) in relation to any other Swingline Lender, the amount of any Swingline Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement

"Swingline Facility"	means the swingline loan facility made available under this Agreement as described in Clause 9 (Swingline Loans)

"Swingline Lender"	means:

(a) an Original Swingline Lender; or

(b) any other person that becomes a Swingline Lender after the date of this Agreement as described in Clause 32 (Changes to the Lenders)

which in each case has not ceased to be a Party in accordance with the terms of this Agreement

"Swingline Loan"	means a loan made or to be made under the Swingline Facility or the principal amount outstanding for the time being of that loan

"TARGET2"	means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007

"TARGET Day"	means any day on which TARGET2 is open for the settlement of payments in euro

"Tax"

means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same)

"Term"	means each period determined under this Agreement for which an Issuing Bank is under a liability under a Letter of Credit

"Termination Date"	means the date falling 5 years from the date of this Agreement

"Total Revolving Facility Commitments"	means the aggregate of the Revolving Commitments, being $300,000,000 at the date of this Agreement

"Total Swingline Commitments"	means the aggregate of the Swingline Commitments being $25,000,000 at the date of this Agreement

"Transaction Security"	means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents

"Transaction Security Documents"

means each of the documents listed as being a Transaction Security Document in paragraph 2(c) of Schedule 2 (Conditions Precedent), and any additional security document required to be delivered to the Agent hereunder, including without limitation under Clauses 34.2 (Additional Borrowers) and 34.4 (Additional Guarantors) together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents

"Transfer Certificate"	means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Parent

"Transfer Date"	means, in relation to an assignment or transfer, the later of:-

(a) the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate and

(b) the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate

"Treasury Transactions"	means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price

"UCC"

means the Uniform Commercial Code as from time to time in effect in the State of Delaware, or, if the Uniform Commercial Code in any other State of the United States of America is mandatorily applicable with respect to any particular matter, the Uniform Commercial Code as from time to time in effect in such other State of the United States of America

"UK Borrower"	means a Borrower which is tax resident in the United Kingdom

"Unpaid Sum"	means any sum due and payable but unpaid by an Obligor under the Finance Documents

"US Dollar" or "$"	means the lawful currency of the United States of America

"Utilisation"	means a Loan or a Letter of Credit

"Utilisation Date"	means the date of a Utilisation, being the date on which the relevant Loan is to be made or the relevant Letter of Credit is to be issued

"Utilisation Request"	means:

(a) in relation to a Revolving Facility Loan, a notice substantially in the form set out in Part 1 of Schedule 3 (Utilisation Requests);

(b) in relation to a Letter of Credit, a notice substantially in the form set out in Part 2 of Schedule 3 (Utilisation Requests); and

	(c)	under the Swingline Facility, a notice substantially in the form set out in Part 3 of Schedule 3 (Utilisation Requests)

"VAT"	means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature

"Weighted Average Life"	means, when applied to any Financial Indebtedness at any date, the number of years obtained by dividing:

	(a)	the sum of the products obtained by multiplying (i) the amount of each then remaining instalment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

	(b)	the then outstanding principal amount of such Financial Indebtedness

"Wholly Owned Subsidiary"

means with respect to any Person, any other Person 100% of whose Equity Interests are at the time owned by such Person directly or indirectly through other Persons 100% of whose Equity Interests (excluding directors' qualifying shares) are at the time owned, directly or indirectly, by such Person

1.2	Construction

1.2.1	Unless a contrary indication appears, a reference in this Agreement to:-

(a)

the "Agent", an "Arranger", any "Finance Party", any "Hedge Counterparty", any "Lender", any "Issuing Bank", any "Obligor", any "Party", any "Secured Party", the "Security Agent" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(b)	a document in "agreed form" is a document which is agreed in writing by or on behalf of the Parent and the Agent;

(c)	"assets" includes present and future properties, revenues and rights of every description;

(d)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(e)

"guarantee" means (other than in Clause 25 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(f)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(g)	an "Interest Period" includes each period determined under this Agreement by reference to which interest on a Swingline Loan is calculated;

(h)	a "Lender" includes a Swingline Lender unless the context otherwise requires;

(i)

"Person" or "person" means a firm, corporation, partnership (limited or general), limited liability company, business association, trust or other entity of any kind, whether similar or dissimilar to any of the foregoing;

(j)

a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(k)	a provision of law is a reference to that provision as amended or re-enacted;

(l)	a time of day is a reference to London time; and

(m)	a "lease" includes a vessel charter.

1.2.2	Section, Clause and Schedule headings are for ease of reference only.

1.2.3

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4

A Borrower providing "cash cover" for a Letter of Credit or an Ancillary Facility means a Borrower paying an amount in the currency of the Letter of Credit (or, as the case may be, the Ancillary Facility) to an interest-bearing account in the name of each Borrower and the following conditions being met:-

(a)	the account is with the Issuing Bank or Ancillary Lender for which that cash cover is to be provided;

(b)

subject to paragraph (b) of Clause 7.6 (Regulation and consequences of cash cover provided by Borrower), until no amount is or may be outstanding under that Letter of Credit or Ancillary Facility, withdrawals from the account may only be made to pay the relevant Finance Party amounts due and payable to it under this Agreement in respect of that Letter of Credit or Ancillary Facility; and

(c)

each Borrower has executed a security document over that account, in form and substance satisfactory to the Finance Party with which that account is held, creating a first ranking security interest over that account.

1.2.5	A Default (other than a Major Event of Default) is "continuing" if it has not been remedied or waived. A Major Event of Default is "continuing" if it has not been waived.

1.2.6

In this Agreement, reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept, state of affairs or thing is deemed, in respect of any jurisdiction other than England, to include that which most approximates in that jurisdiction to the English legal term.

1.2.7	A Borrower "repaying" or "prepaying" a Letter of Credit or Ancillary Outstandings means:-

(a)	that Borrower providing cash cover for that Letter of Credit or in respect of the Ancillary Outstandings;

(b)	the maximum amount payable under the Letter of Credit or Ancillary Facility being reduced or cancelled in accordance with its terms; or

(c)	the Issuing Bank or Ancillary Lender being satisfied that it has no further liability under that Letter of Credit or Ancillary Facility,

and the amount by which a Letter of Credit is, or Ancillary Outstandings are, repaid or prepaid under paragraphs (a) and (b) above is the amount of the relevant cash cover, reduction or cancellation.

1.2.8	An amount borrowed includes any amount utilised by way of Letter of Credit or under an Ancillary Facility.

1.2.9	A Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit.

1.2.10	Amounts outstanding under this Agreement include amounts outstanding under or in respect of any Letter of Credit.

1.2.11	An outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be drawn by the relevant beneficiary in respect of that Letter of Credit at that time.

1.2.12	A Borrower's obligation on Utilisations becoming "due and payable" includes the Borrower repaying any Letter of Credit in accordance with paragraph 1.2.7 above.

1.3	Third party rights

1.3.1

Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or enjoy the benefit of any term of this Agreement.

1.3.2	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.4	Accounting Terms; GAAP

1.4.1

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. All terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10 (or any other Accounting Standards Codification having a similar result or effect) to value any Indebtedness or other liabilities of each Borrower or any Subsidiary at "fair value", as defined therein.

1.4.2

Notwithstanding the foregoing, if at any time any change in GAAP would affect the computation of any Financial Covenant, and either an Obligor or the Majority Lenders shall so request, the Agent, the Lenders and the Obligors shall negotiate in good faith to amend such Financial Covenant to seek to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, if no agreement on any such change is reached within 60 days of any such request, such Financial Covenant shall be computed in accordance with GAAP as so amended.

1.4.3

Notwithstanding any other provision contained herein, all items of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any change in GAAP occurring after the Closing Date as a result of the adoption of any proposals set forth in the proposed Accounting Standards Update, Leases (Topic 842): a revision of the 2010 proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on May 16, 2013, or any other proposals issued by the Financial Accounting Standards Board in connection herewith, in each case if and to the extent any such change would require treating any lease (or similar arrangement conveying the right to use) as a Capitalised Lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on the Closing Date.

SECTION 2

THE FACILITIES

2.	The Facilities

2.1	The Facilities

2.1.1

Subject to the terms of this Agreement, at any time during the Availability Period, the Lenders shall make available to the Borrower(s) a multicurrency revolving credit facility in an aggregate principal amount the Base Currency Amount of which is equal to the Total Revolving Facility Commitments.

2.1.2

Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make available an Ancillary Facility to any of the Borrowers or any Subsidiary of a Borrower in place of all or part of its Revolving Facility Commitment under the Revolving Facility.

2.2	Increase Following Commitment Cancellation

2.2.1	The Parent may by giving notice to the Agent on or at any time after the effective date of a cancellation of:-

(a)	the Available Revolving Commitments and Available Swingline Commitments of a Defaulting Lender in accordance with Clause 13.6 (Right of cancellation in relation to a Defaulting Lender); or

(b)	the Revolving Facility Commitments and Available Swingline Commitments of a Lender in accordance with:

(i)	Clause 13.1 (Illegality); or

(ii)	Clause 13.5.1 (Right of replacement or repayment and cancellation in relation to a single Lender or Issuing Bank)

request that the Total Revolving Facility Commitments and/or the Total Swingline Commitments be increased (and the Total Revolving Facility Commitments under that Revolving Facility and the Total Swingline Commitments shall be so increased) in an aggregate principal amount in the Base Currency of up to the amount of the Available Revolving Commitments or Revolving Facility Commitments and/or Available Swingline Commitments or Swingline Commitments, as the case may be, so cancelled as follows:-

(c)

the increased Revolving Facility Commitments and Swingline Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an "Increase Lender") selected by the Parent (each of which shall not be a Sponsor Affiliate or a member of the Group and which is further acceptable to the Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Revolving Facility Commitments and Swingline Commitments which it is to assume, as if it had been an Original Lender and/or Original Swingline Lender (as the case may be);

(d)

each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender and/or Original Swingline Lender (as the case may be);

(e)

each Increase Lender shall become a Party as a "Lender" and/or a "Swingline Lender" (as the case may be) and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender and/or Original Swingline Lender (as the case may be);

(f)	the Revolving Facility Commitments and Swingline Commitments (as applicable) of the other Lenders shall continue in full force and effect; and

(g)

any increase in the Total Revolving Facility Commitments and/or Total Swingline Commitments (as the case may be) shall take effect on the date specified by the Parent in the notice referred to above or any later date on which the conditions set out in Clause 2.2.2 below are satisfied.

2.2.2	An increase in the Total Revolving Facility Commitments and/or Total Swingline Commitments will only be effective on:-

(a)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender, the completion of which the Agent shall promptly undertake following satisfaction of paragraph (b) below;

(b)

in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly undertake and notify to the Parent and the Increase Lender and each Issuing Bank; and

(c)	each Issuing Bank consenting to that increase.

2.2.3

Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

2.2.4

Unless the Agent otherwise agrees, the Parent shall, on the date upon which each increase takes effect, pay to the Agent (for its own account) a fee of $3,500 and the Parent shall promptly on demand pay the Agent and the Security Agent the amount of all out-of-pocket costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.2.

2.2.5	The Parent may pay to the Increase Lender a fee in the amount and at the times agreed between the Parent and the Increase Lender in a Fee Letter.

2.2.6	Clause 32.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:-

(a)	an "Existing Lender" were references to all the Lenders immediately prior to the relevant increase;

(b)	the "New Lender" were references to that "Increase Lender"; and

(c)	a "re-transfer" and "re-assignment" were references to respectively a "transfer" and "assignment".

2.3	Accordion Option

2.3.1

At any time during the Availability Period, the Parent may give a written notice (the "New Commitments Notice") to the Agent that it wishes to increase the Total Revolving Facility Commitments. Subject to compliance with Clause 2.3.13, the New Commitments Notice must specify the amount in the Base Currency by which the Total Revolving Facility Commitments are to be increased (the "New Commitments").

2.3.2

For the avoidance of doubt, no Lender is obliged to participate in or provide any New Commitments, unless it elects to do so pursuant to this Clause 2.3. Without prejudice to the foregoing, the New Commitments shall be subject to:

(a)

those lenders which are to participate in the New Commitments receiving from the Original Borrower an arrangement fee equal to 1% (one per cent) of its participation in the New Commitments (the "New Commitment Arrangement Fees");

(b)	no Default continuing or would result from the utilisation of the New Commitments on each of:

(i)	the date of the New Commitments Notice; and

(ii)	the date of the New Commitments becoming effective;

(c)	the New Commitments being available for drawing in the currency requested;

(d)	such conditions precedent as each relevant Lender or the Agent shall require (in their reasonable discretion); and

(e)	each applicable lender obtaining credit committee approval.

2.3.3

The opportunity to take up the New Commitments may be offered by the Parent (in full or in part) (the "Offered New Commitments") to any "New Lender" (as defined in Clause 32.1 (Assignments and transfers by the Lenders) that is not a Lender (the "New Commitments Lender") or to any existing Lender. Any New Commitments Lender may provide the Offered New Commitments to a Borrower, provided that:

(a)

the arrangement fee to be applied by that New Commitments Lender to the Offered New Commitments shall not be higher than that agreed or offered by the existing Lenders with respect to the New Commitments except if the arrangement fee is higher, the existing Lenders shall be entitled to increase their arrangement fee to a rate equal to that applied by the New Commitments Lender;

(b)	the New Commitments Lender shall become a Lender by complying with Clause 2.3.9; and

(c)	the New Commitments shall take effect on the date specified by the Company in the New Commitments Notice or any later date on which the conditions set out in Clause 2.3.9 below are satisfied.

2.3.4

On receipt of any New Commitments Notice, the Agent shall promptly notify the Lenders (the "Agent Notification") that it has received a New Commitments Notice from the Borrower. At the time of sending such notice, the Parent (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond to the Parent's request to increase the Total Revolving Facility Commitments.

2.3.5

Each Lender shall notify the Agent within such time period whether or not it agrees to increase its Revolving Facility Commitment and, if so, the amount of the increase to which it agrees. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Facility Commitment.

2.3.6

Any offer made by the Parent to a New Commitments Lender to participate in the Offered New Commitments shall be made concurrently with notice being served on the Lenders pursuant to Clause 2.3.4 above and shall be subject to the same time period for response as that specified in the Agent Notification. Any New Commitments Lender who fails to respond in such time period shall be deemed to have declined to participate in the Offered New Commitments.

2.3.7

Upon expiry of the time period specified in the Agent Notification, the Agent shall promptly notify the Parent of each Lender's response and the Parent shall confirm to the Agent the responses of the New Commitment Lenders.

2.3.8	The Agent shall then notify each Lender and any New Commitments Lender of its participation in the Offered New Commitments.

2.3.9	A New Commitments Lender shall become a Lender under this Agreement upon:

(a)

the execution by the Agent of a New Commitments Accession Letter from the relevant New Commitments Lender, the completion of which the Agent shall promptly undertake following satisfaction of paragraph (b) below; and

(b)

the performance by the Agent of all necessary "know your customer" or similar checks under all applicable laws and regulations in relation to the assumption of the New Commitments by that New Commitments Lender, the completion of which the Agent shall promptly undertake (subject to the Parent providing it wiith all such information it requires to do so) and notify to the Parent and the New Commitments Lender.

2.3.10

Each New Commitments Lender, by executing the New Commitments Accession Letter, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

2.3.11	The Parent shall on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the New Commitments.

2.3.12	The terms applicable to the New Commitments (including, for the avoidance of doubt, the Margin) shall otherwise be as set out in this Agreement.

2.3.13	The maximum amount by which the Total Revolving Facility Commitments may be increased pursuant to this Clause 2.3 is $100,000,000 in aggregate.

2.3.14	The Agent shall notify all parties of:

(a)	the date on which it is proposed that the New Commitments shall become effective;

(b)	the amount of the New Commitments being made available by each Lender; and

(c)	the identity of any New Commitments Lender.

2.3.15	On the date of the New Commitments becoming effective:

(a)

in the case of a person providing a New Commitment which is already a Lender, its Revolving Facility Commitment shall be increased by the amount of the New Commitments which it has already agreed to provide; and

(b)

in the case of a person providing a New Commitment which is not already a Lender, it shall become a Lender with a Revolving Facility Commitment equal to the relevant New Lender Commitments which it has agreed to provide.

2.3.16	The Parent may deliver up to four (4) New Commitments Notices to the Agent during the term of this Agreement.

2.3.17	Clause 32.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to a New Commitments Lender as if reference in that Clause to:

(a)	an "Existing Lender" were references to all the Lenders immediately prior to the relevant increase;

(b)	the "New Lender" were references to that "New Commitments Lender"; and

(c)	a "re-transfer" and "re-assignment" were references to respectively a "transfer" and "assignment".

2.4	Finance Parties' rights and obligations

2.4.1

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.4.2

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.4.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.5	Obligors' Agent

2.5.1

Each Obligor (other than the Parent) by its execution of this Agreement or an Accession Deed irrevocably appoints the Parent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:-

(a)

the Parent on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Deed, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(b)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Parent,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

2.5.2

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.

3.	Purpose

3.1	Purpose

3.1.1

Subject to Clause 3.1.2, each Borrower shall apply all amounts borrowed by it under the Revolving Facility and any utilisation of any Ancillary Facility towards the general corporate and working capital purposes of the Group, but not towards:-

(a)	repayment or prepayment of the Existing Bond Debt; or

(b)	in support of any programme or issuance of commercial paper.

3.1.2	The Original Borrower shall apply the first Utilisation of the Revolving Facility:-

(a)	in full repayment and cancellation of all amounts available or outstanding under the Existing GAI RCF Agreement (if any); and

(b)	towards payment of fees and expenses incurred in connection with the arrangement, negotiation and execution of the Finance Documents; and

(c)	otherwise, in accordance with Clause 3.1.1 above.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions Of Utilisation

4.1	Initial conditions precedent

4.1.1

The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to the initial Utilisation if on or before the Utilisation Date for that Utilisation, the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Parent and the Lenders promptly upon being so satisfied.

4.1.2

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in Clause 4.1.1 above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation), if on the date of the Utilisation Request and on the proposed Utilisation Date:-

4.2.1

in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Revolving Facility Loan, and in the case of any other Revolving Facility Loan, no Default is continuing or would result from the proposed Revolving Facility Loan; and

4.2.2

in relation to any Utilisation of the Revolving Facility on the Closing Date, all the representations and warranties in Clause 26 (Representations) or, in relation to any other Utilisation, the Repeating Representations to be made by each Obligor are true.

4.3	Conditions relating to Optional Currencies

4.3.1	A currency will constitute an Optional Currency in relation to a Utilisation if it is sterling, euro, Canadian dollars or otherwise if:-

(a)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Utilisation; and

(b)	it has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request for that Utilisation.

4.3.2	If the Agent has received a written request from the Parent for a currency to be approved under Clause 4.3.1(b) above, the Agent will confirm to the Parent by the Specified Time:-

(a)	whether or not the Lenders have granted their approval; and

(b)

if approval has been granted, the minimum amount for any subsequent Utilisation in that currency (and if no minimum amount is specified by the Agent, such minimum shall be deemed to be $2,000,000 (or its equivalent in the relevant currency).

4.4	Maximum number of Utilisations

4.4.1	A Borrower (or the Parent) may not deliver a Utilisation Request if as a result of the proposed Utilisation ten or more Revolving Facility Loans would be outstanding.

4.4.2	Any Revolving Facility Loan made by a single Lender under Clause 10.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

SECTION 3

UTILISATION

5.	Utilisation – REVOLVING FACILITY Loans

5.1	Delivery of a Utilisation Request

A Borrower (or the Parent on its behalf) may utilise the Revolving Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request for Revolving Facility Loans

5.2.1	Each Utilisation Request for a Revolving Facility Loan is irrevocable and will not be regarded as having been duly completed unless:-

(a)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Revolving Facility;

(b)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(c)	the proposed Interest Period complies with Clause 17 (Interest Periods – Revolving Facility Loans).

5.2.2	Only one Revolving Facility Loan may be requested in each Utilisation Request.

5.3	Currency and amount

5.3.1	The currency specified in a Utilisation Request for a Revolving Facility Loan must be the Base Currency or an Optional Currency.

5.3.2	The amount of the proposed Revolving Facility Loan must be:-

(a)	if the currency selected is the Base Currency, a minimum of $2,000,000 or, if less, the Available Revolving Facility; or

(b)	if the currency selected is an Optional Currency the minimum amount specified by the Agent pursuant to Clause 4.3.2(b) or, if less, the Available Revolving Facility.

5.4	Lenders' participation

5.4.1

If the conditions set out in Clauses 4 and 5 of this Agreement have been met, and subject to Clause 12.1 (Repayment of Revolving Facility Loans), each Lender shall make its participation in each Revolving Facility Loan available by the Utilisation Date through its Facility Office.

5.4.2

The amount of each Lender's participation in each Revolving Facility Loan will be equal to the proportion borne by its Available Revolving Facility Commitment to the Available Revolving Facility immediately prior to making the Revolving Facility Loan.

5.4.3

The Agent shall determine the Base Currency Amount of each Revolving Facility Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Revolving Facility Loan and the amount of its participation in that Revolving Facility Loan and, if different, the amount of that participation to be made available in cash by the Specified Time.

5.5	Limitations on Utilisations

5.5.1

The maximum aggregate Base Currency Amount of all Letters of Credit shall not exceed $5,000,000 (the “L/C Sublimit”); provided however, that the Parent shall be entitled to request, from time to time by written notice to the to the Agent, that it wishes to increase the L/C Sublimit by increments of $5,000,000, up to a maximum amount of $25,000,000.   Each such request shall require the approval of the Agent and all of the Issuing Banks, each acting in its sole absolute discretion, and shall be promptly acted upon by each of them.

5.5.2	The maximum aggregate principal amount of the Ancillary Commitments of all the Lenders shall not at any time exceed $50,000,000.

5.6	Cancellation of Commitment

The Revolving Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Revolving Facility.

6.	UTILISATION - LETTERS OF CREDIT

6.1	The Revolving Facility

(a)	The Revolving Facility may be utilised by way of Letters of Credit.

(b)	Other than Clause 5.5 (Limitations on Utilisations), Clause 5 (Utilisation – Revolving Facility Loans) does not apply to utilisations by way of Letters of Credit.

(c)

In determining the amount of the Available Revolving Facility and a Lender's L/C Proportion of a proposed Letter of Credit for the purposes of this Agreement the Available Revolving Commitment of a Lender will be calculated ignoring any cash cover provided for outstanding Letters of Credit.

6.2	Delivery of a Utilisation Request for Letters of Credit

A Borrower (or the Parent on its behalf) may request a Letter of Credit to be issued by delivery to the Issuing Bank (with a copy to the Agent) of a duly completed Utilisation Request not later than the Specified Time.

6.3	Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for a Letter of Credit will not be regarded as having been duly completed unless:

(a)	it specifies that it is for a Letter of Credit;

(b)	it identifies the Borrower of the Letter of Credit;

(c)	it identifies the Issuing Bank which has agreed to issue the Letter of Credit;

(d)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Revolving Facility;

(e)	the currency and amount of the Letter of Credit comply with Clause 6.4 (Currency and amount);

(f)	the form of Letter of Credit is attached;

(g)	the Expiry Date of the Letter of Credit falls on or before the date falling 12 months after the Termination Date applicable to the Revolving Facility;

(h)	the delivery instructions for the Letter of Credit are specified; and

(i)	the identity of the beneficiary of the Letter of Credit is approved by the Issuing Bank and will not result in any breach of the provisions of Clause 29.24 (Sanctions).

6.4	Currency and amount

(a)	The currency specified in a Utilisation Request for a Letter of Credit must be the Base Currency or an Optional Currency.

(b)

Subject to Clause 5.5.1 (Limitations on Utilisations), the amount of the proposed Letter of Credit must be an amount whose Base Currency Amount is not more than the Available Revolving Facility and which is:

(i)	if the currency selected is the Base Currency, a minimum of $15,000 or, if less, the Available Revolving Facility; or

(ii)

if the currency selected is an Optional Currency, the minimum amount specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Revolving Facility.

6.5	Issue or renewal of Letters of Credit

(a)	If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on the Utilisation Date.

(b)

Subject to Clause 4.1 (Initial conditions precedent), the Issuing Bank will only be obliged to comply with paragraph (a) above, if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)

in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit), no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(ii)

in relation to any Utilisation on the Closing Date, all the representations and warranties in Clause 26 (Representations) or, in relation to any other Utilisation, the Repeating Representations to be made by each Obligor are true.

(c)	The amount of each Lender's participation in each Letter of Credit will be equal to its L/C Proportion.

(d)

The relevant Issuing Bank shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the Agent who, in turn, will notify each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.

(e)

The Issuing Bank has no duty to enquire of any person whether or not any of the conditions set out in paragraph (b) above has been met. The Issuing Bank may assume that those conditions have been met unless it is expressly notified to the contrary by the Agent. The Issuing Bank will have no liability to any person for issuing a Letter of Credit based on such assumption.

(f)	The Issuing Bank is solely responsible for the form of the Letter of Credit that it issues. The Agent has no duty to monitor the form of that document.

(g)

Subject to paragraph (i) of Clause 35.6 (Rights and discretions), each of the Issuing Bank and the Agent shall provide the other with any information reasonably requested by the other that relates to a Letter of Credit and its issue or renewal.

(h)	The Issuing Bank may issue or renew a Letter of Credit in the form of a SWIFT message or other form of communication customary in the relevant market.

6.6	Renewal of a Letter of Credit

(a)

A Borrower (or the Parent on its behalf) may request that any Letter of Credit issued on behalf of that Borrower be renewed by delivery to the Issuing Bank (with a copy to the Agent) of a Renewal Request in substantially similar form to a Utilisation Request for a Letter of Credit by the Specified Time.

(b)

The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the condition set out in paragraph (f) of Clause 6.3 (Completion of a Utilisation Request for Letters of Credit) shall not apply.

(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(i)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)	Subject to paragraph (e) below, if the conditions set out in this Agreement have been met, the Issuing Bank shall amend or re-issue any Letter of Credit pursuant to a Renewal Request.

(e)

Where a new Letter of Credit is to be issued to replace by way of renewal an existing Letter of Credit, the Issuing Bank is not required to issue that new Letter of Credit until the Letter of Credit being replaced has been returned to the Issuing Bank or the Issuing Bank is satisfied either that it will be returned to it or otherwise that no liability can arise under it.

6.7	Re-allocation of a Letter of Credit

(a)

If, on the proposed Utilisation Date of a Letter of Credit, the Issuing Bank has been made aware by the Agent or the Parent (in either case in writing) that any Lender under the Revolving Facility is a Non-Acceptable L/C Lender and:

(i)	that Lender has failed to provide cash collateral to the Issuing Bank in accordance with Clause 7.4 (Cash cover by Non-Acceptable L/C Lender and Borrower's option to provide cash cover); and

(ii)

the Borrower of that proposed Letter of Credit has not exercised its right to provide cash cover to the Issuing Bank in accordance with paragraph (g) of Clause 7.4 (Cash cover| by Non-Acceptable L/C Lender and Borrower's option to provide cash cover),

Clause 6.7(b) shall apply.

(b)	Where Clause 6.7(a) applies, the Issuing Bank shall consult with the Agent and:-

(i)

if there are sufficient Available Revolving Commitments of the other Lenders, the Agent shall re-allocate an amount equal to the amount of the scheduled participation of that Non-Acceptable L/C Lender in respect of that Letter of Credit amongst the other Lenders pro rata to their original L/C Proportions (in which case (A) the L/C Proportions of the other Lenders with regard to that Letter of Credit shall be increased accordingly and (B) the Non-Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the Issuing Bank) in respect of that Letter of Credit for the purposes of the Finance Documents) (an "L/C Re-allocation"); or

(ii)

if there are not sufficient Available Revolving Commitments of the other Lenders, the Agent shall notify the Parent and the Parent may request that the Agent carries out the L/C Re-allocation described at (i) above to the greatest extent possible using the Available Revolving Commitments of the other Lenders in which case the Letter of Credit shall be issued by the Issuing Bank in such lesser amount.

(c)	The Agent shall notify the Issuing Bank, each Lender and the Parent of each L/C Re-allocation made pursuant to this Clause 6.7.

(d)

No L/C Re-allocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of any other Lender as a result of such other Lender’s increased exposure following such L/C Re-allocation.

6.8	Revaluation of Letters of Credit

(a)

If any Letters of Credit are denominated in an Optional Currency, the relevant Issuing Bank shall on the first Business Day of each month after issue or renewal of a Letter of Credit, recalculate (and advise the Agent and the Parent of) the Base Currency Amount of each Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of its Spot Rate of Exchange on the date of calculation.

(b)

The Parent shall, if requested by the Agent following any calculation under paragraph (a) above, ensure that within three Business Days sufficient Revolving Facility Loans are prepaid to prevent the Base Currency Amount of the Revolving Facility Utilisations exceeding the Total Revolving Facility Commitments (after deducting the total Ancillary Commitments) following any adjustment to a Base Currency Amount under paragraph (a) above.

6.9	Appointment of additional Issuing Banks

Any Lender which has agreed to the Parent's request to be an Issuing Bank pursuant to the terms of this Agreement shall become an Issuing Bank for the purposes of this Agreement upon notifying the Agent and the Parent (in writing) that it has so agreed to be an Issuing Bank and on making that notification that Lender shall become bound by the terms of this Agreement as an Issuing Bank.

7.	LETTERS OF CREDIT

7.1	Immediately payable

If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower that requested (or on behalf of which the Parent requested) the issue of that Letter of Credit shall repay or prepay that amount immediately.

7.2	Claims under a Letter of Credit

(a)

Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim or drawing made (or purported to be made) under a Letter of Credit requested by it (or requested by the Parent on its behalf) and which appears on its face to be in order (in this Clause 7, a "claim").

(b)	Each Borrower shall immediately on demand pay to the Agent for the Issuing Bank an amount equal to the amount of any claim.

(c)	Each Borrower acknowledges that the Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)	The obligations of a Borrower under this Clause 7 will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim.

7.3	Indemnities

(a)

Each Borrower shall immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank's gross negligence, fraud or wilful misconduct) in acting as the Issuing Bank in relation to any Letter of Credit requested by (or on behalf of) that Borrower, in all cases whether or not caused by or arising in, whole or in part, out of the comparative, contributory or sole negligence of the Issuing Bank.

(b)

Each Lender shall (according to its L/C Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank's gross negligence, fraud or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document), in all cases, whether or not caused by or arising, in whole or in part, out of the comparative contributory or sole negligence of the Issuing Bank.

(c)

The Borrower which requested (or on behalf of which the Parent requested) a Letter of Credit shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.3 in respect of that Letter of Credit.

(d)

The obligations of each Lender or Borrower under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or Borrower in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(e)

If a Borrower has provided cash cover in respect of a Lender's participation in a Letter of Credit, the Issuing Bank shall seek reimbursement from that cash cover before making a demand of that Lender under paragraph (b) above. Any recovery made by an Issuing Bank pursuant to that cash cover will reduce that Lender's liability under paragraph (b) above.

(f)

The obligations of any Lender or Borrower under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(iii)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security ;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(vii)	any insolvency or similar proceedings.

7.4	Cash cover by Non-Acceptable L/C Lender and Borrower's option to provide cash cover

(a)

If, at any time, a Lender under the Revolving Facility is a Non-Acceptable L/C Lender, the Issuing Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling 5 Business Days after the request by the Issuing Bank, an amount equal to that Lender's L/C Proportion of:

(i)	the outstanding amount of a Letter of Credit; or

(ii)	in the case of a proposed Letter of Credit, the amount of that proposed Letter of Credit,

and in the currency of that Letter of Credit to an interest-bearing account held in the name of that Lender with the Issuing Bank.

(b)

The Non-Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the Issuing Bank, as collateral for any amounts due and payable under this Agreement by that Lender to the Issuing Bank in respect of that Letter of Credit.

(c)

Subject to paragraph (f) below, withdrawals from such an account may only be made to pay the Issuing Bank amounts due and payable to it under this Agreement by the Non-Acceptable L/C Lender in respect of that Letter of Credit until no amount is or may be outstanding under that Letter of Credit.

(d)	Each Lender under the Revolving Facility shall notify the Agent and the Parent:

(i)

on the date of this Agreement or on any later date on which it becomes such a Lender in accordance with Clause 2.2 (Increase Following Commitment Cancellation) or Clause 32 (Changes to the Lenders) whether it is a Non-Acceptable L/C Lender; and

(ii)	as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender,

and an indication in Schedule 1 (The Original Parties), in a Transfer Certificate, in an Assignment Agreement or in an Increase Confirmation to that effect will constitute a notice under paragraph (i) above to the Agent and, upon delivery in accordance with Clause 32.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Parent), to the Parent.

(e)

Any notice received by the Agent pursuant to paragraph (d) above shall constitute notice to the Issuing Bank of that Lender's status and the Agent shall, upon receiving each such notice, promptly notify the Issuing Bank of that Lender's status as specified in that notice.

(f)

Notwithstanding paragraph (c) above, a Lender which has provided cash collateral in accordance with this Clause 7.4 may, by notice to the Issuing Bank, request that an amount equal to the amount provided by it as collateral in respect of the relevant Letter of Credit (together with any accrued interest) be returned to it:

(i)

to the extent that such cash collateral has not been applied in satisfaction of any amount due and payable under this Agreement by that Lender to the Issuing Bank in respect of the relevant Letter of Credit;

(ii)	if:

(1)	it ceases to be a Non-Acceptable L/C Lender;

(2)	its obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(3)	an Increase Lender has agreed to undertake that Lender's obligations in respect of the relevant Letter of Credit in accordance with the terms of this Agreement; and

(iii)	if no amount is due and payable by that Lender in respect of a Letter of Credit,

and the Issuing Bank shall pay that amount to the Lender within 5 Business Days of that Lender's request (and shall cooperate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

(g)

To the extent that a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank that it will not provide cash collateral) in accordance with this Clause 7.4 in respect of a proposed Letter of Credit, the Issuing Bank shall promptly notify the Parent (with a copy to the Agent) and the Borrower of that proposed Letter of Credit may, at any time before the proposed Utilisation Date of that Letter of Credit, provide cash cover to an account with the Issuing Bank in an amount equal to that Lender's L/C Proportion of the amount of that proposed Letter of Credit.

7.5	Requirement for cash cover from Borrower

If:

(a)

a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank that it will not provide cash collateral) in accordance with Clause 7.4 (Cash cover by Non Acceptable L/C Lender and Borrower's option to provide cash cover) in respect of a Letter of Credit that has been issued;

(b)

the Issuing Bank notifies the Parent (with a copy to the Agent) that it requires the Borrower of the relevant Letter of Credit to provide cash cover to an account with the Issuing Bank in an amount equal to that Lender's L/C Proportion of the outstanding amount of that Letter of Credit; and

(c)	that Borrower has not already provided such cash cover which is continuing to stand as collateral,

then that Borrower shall provide such cash cover within 5 Business Days of the notice referred to in paragraph (b) above.

7.6	Regulation and consequences of cash cover provided by Borrower

(a)

Any cash cover provided by a Borrower pursuant to Clause 7.4 (Cash cover by Non-Acceptable L/C Lender and Borrower's option to provide cash cover) or Clause 7.5 (Requirement for cash cover from Borrower) may be funded out of a Revolving Facility Loan.

(b)

Notwithstanding Clause 1.2.4, the relevant Borrower may request that an amount equal to the cash cover (together with any accrued interest) provided by it pursuant to Clause 7.4 (Cash cover by Non-Acceptable L/C Lender and Borrower's option to provide cash cover) or Clause 7.5 (Requirement for cash cover from Borrower) be returned to it:

(i)	to the extent that such cash cover has not been applied in satisfaction of any amount due and payable under this Agreement by that Borrower to the Issuing Bank in respect of a Letter of Credit;

(ii)	if:

(1)	the relevant Lender ceases to be a Non Acceptable L/C Lender;

(2)	the relevant Lender's obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(3)	an Increase Lender has agreed to undertake the relevant Lender's obligations in respect of the relevant Letter of Credit in accordance with the terms of this Agreement; and

(iii)	if no amount is due and payable by the relevant Lender in respect of the relevant Letter of Credit,

and the Issuing Bank shall pay that amount to that Borrower within 5 Business Days of that Borrower's request.

(c)

To the extent that a Borrower has provided cash cover pursuant to Clause 7.4 (Cash cover by Non-Acceptable L/C Lender and Borrower's option to provide cash cover) or Clause 7.5 (Requirement for cash cover from Borrower), the relevant Lender's L/C Proportion in respect of that Letter of Credit will remain (but that Lender's obligations in relation to that Letter of Credit may be satisfied in accordance with Clause 1.2.4(b). However the relevant Borrower's obligation to pay any Letter of Credit fee in relation to the relevant Letter of Credit to the Agent (for the account of that Lender) in accordance with Clause 19.5.2 (Fees payable in respect of Letters of Credit) will be reduced proportionately as from the date on which it provides that cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

(d)

The relevant Issuing Bank shall promptly notify the Agent of the extent to which a Borrower provides cash cover pursuant to Clause 7.4 (Cash cover by Non-Acceptable L/C Lender and Borrower's option to provide cash cover) or Clause 7.5 (Requirement for cash cover from Borrower) and of any change in the amount of cash cover so provided.

7.7	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

7.8	Reimbursement

Where in this Clause 7, any party is expressed to be under an obligation to indemnify, pay, repay or other payment obligation "immediately" or "on demand", such party shall be required to make such payment:-

(a)	on the date that such payment is to be made, if the paying party shall have received notice of such payment prior to 10:00 a.m., New York City time, on such date; or

(b)

if such notice has not been received by such paying party prior to such time on such date, then not later than the Business Day immediately following the day that the paying party receives such notice.

8.	UTILISATION – SWINGLINE LOANS

8.1	General

8.1.1	Clause 4.2 (Further conditions precedent) and Clause 4.3 (Conditions relating to Optional Currencies);

8.1.2	Clause 5 (Utilisation - Revolving Facility Loans);

8.1.3	Clause 10 (Optional Currencies);

8.1.4	Clause 16 (Interest) as it applies to the calculation of interest on a Loan but not default interest on an overdue amount;

8.1.5	Clause 17 (Interest Periods – Revolving Facility Loans); and

8.1.6	Clause 18 (Changes to the Calculation of Interest),

do not apply to Swingline Loans.

8.2	Delivery of a Utilisation request for Swingline Loans

8.2.1	A Borrower may utilise the Swingline Facility by delivery to the Swingline Lender (with a copy to the Agent) of a duly completed Utilisation Request not later than the Specified Time

8.2.2

Each Utilisation Request for a Swingline Loan must be sent to the Swingline Lender (with a copy to the Agent) to the address, fax number or, if relevant, electronic email address or such other information notified by the Swingline Lender (or Agent, as applicable) for this purpose with a copy to its address, fax number or, if relevant, electronic email address or other such information referred to in Clause 41 (Notices).

8.3	Completion of a Utilisation Request for Swingline Loans

8.3.1	Each Utilisation Request for a Swingline Loan is irrevocable and will not be regarded as having been duly completed unless:

(a)	it identifies the Borrower;

(b)	it specifies that it is for a Swingline Loan;

(c)	the proposed Utilisation Date is a New York Business Day within the Availability Period;

(d)	the Swingline Loan is in the Base Currency;

(e)	the amount of the proposed Swingline Loan is not more than the Available Swingline Facility and is a minimum of $1,000,000 or, if less, the Available Swingline Facility; and

(f)	the proposed Interest Period:

(i)	does not exceed the Termination Date;

(ii)	is a period of not more than fifteen (15) days; and

(iii)	ends on a New York Business Day.

(g)	Only one Swingline Loan may be requested in each Utilisation Request.

8.4	Swingline Lenders' participation

8.4.1	If the conditions set out in this Agreement have been met, each Swingline Lender shall make its participation in each Swingline Loan available through its Facility Office in the United States.

8.4.2	The Swingline Lenders will only be obliged to comply with Clause 8.4.1 above if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Utilisation; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

8.4.3

The amount of each Swingline Lender's participation in each Swingline Loan will be equal to the proportion borne by its Available Swingline Commitment to the Available Swingline Facility immediately prior to making the Swingline Loan, adjusted to take account of any limit applying under Clause 8.5 (Relationship with the Revolving Facility).

8.4.4

The Agent shall determine the Base Currency Amount of each Swingline Loan and notify each Swingline Lender of the amount of each Swingline Loan and its participation in that Swingline Loan by the Specified Time.

8.5	Relationship with the Revolving Facility

8.5.1	This Clause 8.5 applies where a Swingline Loan is outstanding or is to be borrowed.

8.5.2	The Revolving Facility may be used by way of Swingline Loans. The Swingline Facility is not independent of the Revolving Facility.

8.5.3

Notwithstanding any other term of this Agreement, a Lender is only obliged to participate in a Revolving Facility Loan or a Swingline Loan to the extent that it would not result in the Base Currency Amount of its participation and that of a Lender which is its Affiliate in the Loans exceeding its Overall Commitment.

8.5.4

Where, but for the operation of Clause 8.5.3 above, the Base Currency Amount of a Lender's Participation and that of a Lender which is its Affiliate in the Loans would have exceeded its Overall Commitment, the excess will be apportioned among the other Lenders required under this Agreement to make available a participation in the relevant Loan pro rata according to their relevant Commitments. This calculation will be applied as often as necessary until participations in the Loan are apportioned among the relevant Lenders in a manner consistent with Clause 8.5.3 above.

8.6	Cancellation of Swingline Commitment

The Swingline Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

9.	SWINGLINE LOANS

9.1	Swingline

Subject to the terms of this Agreement, the Swingline Lenders make available to the Borrowers a Base Currency swingline loan facility in an aggregate amount equal to the Total Swingline Commitments.

9.2	Purpose

Each Borrower shall apply all amounts borrowed by it under the Swingline Facility towards general corporate purposes. A Swingline Loan may not be applied in repayment or prepayment of another Swingline Loan.

9.3	Repayment

Without prejudice to Clause 9.9 (Prepayment of Swingline Loans at request of Swingline Lender), each Borrower shall repay to the Swingline Lender the unpaid principal amount of each Swingline Loan on the earlier of the Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swing Line Loan is made; provided that on each date that a Revolving Facility Loan is borrowed, the Borrowers shall repay all Swingline Loans then outstanding. Each Borrower irrevocably authorizes the Swingline Lender to charge the Borrower's accounts with the Swingline Lender (up to the amount available in each such account) in order to immediately pay the amount of such Swingline Loan to the extent aniounts received from the Borrowers are not sufficient to repay in full such Swingline Loans.

9.4	Voluntary Prepayment of Swingline Loans

9.4.1	The Borrower to which a Swingline Loan has been made may prepay at any time the whole of that Swingline Loan.

9.4.2	Unless a contrary indication appears in this Agreement, any part of the Swingline Facility which is prepaid or repaid may be re-borrowed in accordance with the terms of this Agreement.

9.5	Interest

9.5.1	The rate of interest on each Swingline Loan for any day during its Interest Period is the rate equal to the Alternate Base Rate.

9.5.2	The Swingline Lender shall promptly notify the relevant Borrower and the Agent of the determination of the rate of interest under Clause 9.5.1 above.

9.5.3

If any day during an Interest Period is not a New York Business Day, the rate of interest on a Swingline Loan on that day will be the rate applicable to the immediately preceding New York Business Day.

9.5.4	Each Borrower shall pay accrued interest on each Swingline Loan made to it on the last day of its Interest Period.

9.6	Interest Period

9.6.1	Each Swingline Loan has one Interest Period only.

9.6.2	The Interest Period for a Swingline Loan must be selected in the relevant Utilisation Request.

9.7	Swingline Agent

9.7.1	The Agent may perform its duties in respect of the Swingline Facility through an Affiliate acting as its agent.

9.7.2

Notwithstanding any other term of this Agreement and without limiting the liability of any Obligor under the Finance Documents, each Lender shall (in proportion to its share of the Total Revolving Facility Commitments or, if the Total Revolving Facility Commitments are then zero, to its share of the Total Revolving Facility Commitments immediately prior to their reduction to zero) pay to or indemnify the Agent, within five Business Days of demand, for or against any cost, loss or liability (including, without limitation, for negligence or any other category of loss whatsoever) incurred by the Agent or its Affiliate (other than by reason of the Agent's or the Affiliate's gross negligence or wilful misconduct) or, in the case of any cost, loss or liability pursuant Clause 39.11 (Disruption to Payment Systems etc) notwithstanding the Agent's or the Affiliate's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent or the Affiliate in acting as Agent for the Swingline Facility under the Finance Documents (unless the Agent or its Affiliate has been reimbursed by an Obligor pursuant to a Finance Document).

9.8	Partial Payments

9.8.1

If the Agent receives a payment in respect of the Swingline Facility that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents in respect of the Swingline Facility, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in respect of the Swingline Facility in the following order:

(a)	first, in or towards payment pro rata of any unpaid amount owing to the Agent or its Affiliate under the Finance Documents incurred in respect of the Swingline Facility;

(b)	secondly, in or towards payment pro rata of any accrued interest on a Swingline Loan due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of the principal of any Swingline Loan due but unpaid under this Agreement; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents in respect of the Swingline Facility.

9.8.2	The Agent shall, if so directed by all the Swingline Lenders, vary the order set out in Clause 9.8.1(a) to (d) above.

9.8.3	Clauses 9.8.1 and 9.8.2 above will override any appropriation made by an Obligor and Clause 39.6 (Partial payments) does not apply to the Swingline Facility.

9.9	Prepayment of Swingline Loans at request of Swingline Lender

9.9.1

The Swingline Lender, at any time and from time to time in its sole discretion may, on behalf of the Borrower which borrowed a Swingline Loan (which Borrower hereby irrevocably directs the Swingline Lender to act on its behalf), on notice to the Agent, request each Lender (including the Swingline Lender) to make, and each Lender subject to Clause 9.9.2 hereby agrees to make, a Revolving Facility Loan, in an amount equal to such Lender's Pro Rata Share (as defined in Clause 9.9.2 below) of the aggregate amount of the Swingline Loans (the "Refunded Swingline Loan") outstanding on the date of such notice, to repay the Swingline Lender in respect of the Swingline Loan. Each Lender shall make the amount of such Revolving Facility Loan available to the Agent and the proceeds of such Revolving Facility Loans shall be made available by the Agent to the Swingline Lender for application by the Swingline Lender to repayment of the Refunded Swingline Loan. The timetable for any such notice to the Agent, notice by the Agent to each Lender, the making available of such Revolving Facility Loans by each Lender to the Agent and by the Agent to the Swingline Lender, in each case under this Clause 9.9.1, shall be as per the timetable set out in Part I of Schedule 9 (Timetables) mutatis mutandis. Each Borrower irrevocably authorises the Swingline Lender to charge or debit the Borrower's accounts with the Swingline Lender in order to immediately satisfy any remaining unpaid balance of such Refunded Swingline Loans to the extent amounts received from the Lenders (including the Swingline Lender) are not sufficient to repay in full such Refunded Swingline Loan.

9.9.2

Each Lender's obligation to advance Revolving Facility Loans under Clause 9.9.1 shall be limited to a sum equal to its Pro Rata Share. A Lender's "Pro Rata Share" shall, subject to Clause 12.1 (Repayment of Revolving Facility Loans), be equal to the proportion borne by its Available Revolving Facility Commitment to the Available Revolving Facility immediately prior to making the Revolving Facility Loan (but which calculation shall be made by disregarding the drawn amount of the Swingline Loan which is to be repaid).

9.10	Loss Sharing by Swingline Lender

9.10.1

If a Revolving Facility Loan or interest on a Revolving Facility Loan is not paid in full on its due date, the Agent (if requested to do so in writing by any affected Lender) shall calculate the amount (if any) which needs to be paid or received by each Lender with a Revolving Facility Commitment to place that Lender in the position it would have been in had each Lender (or its Affiliate) with a Revolving Facility Commitment participated in that Loan in the proportion borne by its Revolving Facility Commitment to the Total Revolving Facility Commitments and, if the Total Revolving Facility Commitments are then zero, the proportion borne by its Revolving Facility Commitment to the Total Revolving Facility Commitments immediately prior to their reduction to zero.

9.10.2

The calculation of the Agent is designed solely to allocate the unpaid amount proportionally between the Lenders with a Revolving Facility Commitment according to their Revolving Facility Commitments and will not take into account any commitment fee or other amount payable under the Finance Documents.

9.10.3

The Agent will set a date (the "Loss Sharing Date") on which payments must be made under this Clause 9.10. The Agent shall give at least 3 Business Days' notice to each affected Lender of this date and the amount of the payment (if any) to be paid or received by it on this date.

9.10.4	On the Loss Sharing Date:

(a)	each affected Lender who has to make a payment shall pay to the Agent the relevant amount set out in the notice referred to in Clause 9.10.3 above; and

(b)	out of the amounts the Agent receives, the Agent shall pay to each affected Lender who is entitled to receive a payment the amount set out in that notice.

9.10.5

If the amount actually received by the Agent from the Lenders under Clause 9.10.4 above is insufficient to pay the full amount required to be paid under that clause, the Agent shall distribute the amount it actually receives among the affected Lenders pro rata to the amounts they are entitled to receive under that clause.

9.10.6

If a Lender makes a payment to the Agent under this Clause 9.10 then, to the extent that that payment is distributed by the Agent under Clauses 9.10.4 or 9.10.5 above, as between the relevant Obligor and that Lender an amount equal to the amount of that distributed payment will be treated as not having been paid by the relevant Obligor.

9.10.7	Any payment under this Clause 9.10 will not reduce the obligations in aggregate of any Obligor.

9.11	Definitions

For purposes of Clauses 8 (Utilisation – Swingline Loans) and 9 (Swingline Loans):-

"Adjusted LIBO Rate"

means, with respect to any Swingline Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

"Alternate Base Rate"

means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that,  the Adjusted LIBO Rate for any day shall be based on the LIBO Rate at approximately 11:00 a.m. London time on such day, subject to the interest rate floors set forth therein.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

"Board"	means the Board of Governors of the Federal Reserve System of the United States of America.

"Business Day"

means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Swingline Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

"Federal Funds Effective Rate"

means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Swingline Lender from three Federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

"Interest Period"

means with respect to any Swingline Loan, the period (which shall not be less than 2 Business Days or more than 15 days) commencing on the date of such Swingline Loan and ending, subject to Clause 9.9, on the date specified in the applicable Utilisation Request provided that:-

(i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; and

(ii) any Interest Period pertaining to a Swingline Loan that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

For purposes hereof, the date of a Swingline Loan initially shall be the date on which such Swingline Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Swingline Loan.

"LIBO Rate"

means, for any applicable currency and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other person that takes over the administration of such rate) for the relevant currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency then the LIBO Rate shall be the Interpolated Screen Rate; provided that if any Interpolated Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBO Screen Rate”	has the meaning assigned to it in the definition of “LIBO Rate.”

"Prime Rate"

means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective

"Statutory Reserve Rate"

means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Swingline Lender is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Swingline Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

10.	Optional Currencies

10.1	Selection of currency

A Borrower (or the Parent on its behalf) shall select the currency of a Revolving Facility Loan in a Utilisation Request.

10.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:-

10.2.1	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

10.2.2	a Lender notifies the Agent that compliance with its obligation to participate in a Revolving Facility Loan in the proposed Optional Currency would violate a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower (or Parent) to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 10.2 will be required to participate in the Revolving Facility Loan in the Base Currency (in an amount equal to that Lender's proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender's proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Revolving Facility Loan denominated in the Base Currency during that Interest Period.

10.3	Agent's calculations

Each Lender's participation in a Revolving Facility Loan will be determined in accordance with Clause 5.4.2.

11.	Ancillary Facilities

11.1	Type of Facility

An Ancillary Facility may be by way of:-

11.1.1	an overdraft facility;

11.1.2	a guarantee, bonding, documentary or stand-by letter of credit facility; or

11.1.3	any other facility or accommodation required in connection with the business of the Group and which is agreed by the Parent with an Ancillary Lender.

11.2	Availability

11.2.1

If the Parent and a Lender agree and except as otherwise provided in this Agreement, the Lender may at its discretion provide an Ancillary Facility on a bilateral basis in place of all or part of that Lender's unutilised Revolving Facility Commitment (which shall (except for the purposes of determining the Majority Lenders and of Clause 45.3 (Replacement of Lender)) be reduced by the amount of the Ancillary Commitment under that Ancillary Facility).

11.2.2	An Ancillary Facility shall not be made available unless, not later than five Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Agent has received from the Parent:-

(a)	a notice in writing of the establishment of an Ancillary Facility and specifying:-

(i)	the proposed Borrower(s) which may use the Ancillary Facility;

(ii)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(iii)	the proposed type of Ancillary Facility to be provided;

(iv)	the proposed Ancillary Lender;

(v)

the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, if the Ancillary Facility is an overdraft facility comprising more than one account its maximum gross amount (that amount being the "Designated Gross Amount") and its maximum net amount (that amount being the "Designated Net Amount"); and

(vi)	the proposed currency of the Ancillary Facility (if not denominated in the Base Currency); and

(b)	a US legal opinion, in form and substance satisfactory to the Agent, confirming inter alios that any obligations incurred under such Ancillary Facility will be secured by the Fleet Mortgage; and

(c)	any other information which the Agent may reasonably request in connection with the Ancillary Facility.

The Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause). In such a case, the provisions of this Agreement with regard to amendments and waivers will apply.

11.2.3	Subject to compliance with Clauses 11.2.1 and 11.2.2 above:-

(a)	the Lender concerned will become an Ancillary Lender; and

(b)	the Ancillary Facility will be available,

with effect from the date agreed by the Parent and the Ancillary Lender.

11.3	Terms of Ancillary Facilities

11.3.1	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Parent.

11.3.2	However, those terms:-

(a)	must be based upon normal commercial terms at that time (except as varied by this Agreement);

(b)	may allow only Borrowers (or Subsidiaries of Borrowers nominated pursuant to Clause 11.9 (Subsidiaries of Borrowers)) to use the Ancillary Facility;

(c)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;

(d)	may not allow the Ancillary Commitment of a Lender to exceed the Available Commitment with respect to the Facility of that Lender; and

(e)

must require that the Ancillary Commitment is reduced to nil, and that all Ancillary Outstandings are repaid (or cash cover provided in respect of all the Ancillary Outstandings) not later than the Termination Date for the Facility (or such earlier date as the Revolving Facility Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero).

11.3.3

If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for (i) Clause 42.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility; (ii) an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent required to permit the netting of balances on those accounts; and (iii) where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.

11.3.4	Interest, commission and fees on Ancillary Facilities are dealt with in Clause 19.6 (Interest, commission and fees on Ancillary Facilities).

11.4	Repayment of Ancillary Facility

11.4.1

An Ancillary Facility shall cease to be available on the Termination Date in relation to the Revolving Facility or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

11.4.2

If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the Ancillary Lender shall be reduced to zero (and its Revolving Facility Commitment shall be increased accordingly).

11.4.3	No Ancillary Lender may demand repayment or prepayment of any amounts or demand cash cover for any liabilities made available or incurred by it under its Ancillary Facility unless:-

(i)	required to reduce the Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Net Outstandings; or

(ii)

the Total Revolving Facility Commitments have been cancelled in full, or all outstanding Utilisations under the Revolving Facility have become due and payable in accordance with the terms of this Agreement, or the Agent has declared all outstanding Utilisations under the Revolving Facility immediately due and payable, or the expiry date of the Ancillary Facility occurs; or

(iii)

it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility; or

(iv)

the Ancillary Outstandings (if any) under that Ancillary Facility can be refinanced by a Utilisation and the Ancillary Lender gives sufficient notice to enable a Utilisation to be made to refinance those Ancillary Outstandings.

11.4.4	For the purposes of determining whether or not the Ancillary Outstandings under an Ancillary Facility mentioned in Clause 11.4.3(iv) above can be refinanced by a Utilisation of the Revolving Facility:

(i)	the Revolving Facility Commitment of the Ancillary Lender will be increased by the amount of its Ancillary Commitment; and

(ii)

the Utilisation may (so long as Clause 11.4.3(i) above does not apply) be made irrespective of whether a Default is outstanding or any other applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Outstandings) and irrespective of whether Clause 4.4 (Maximum number of Utilisations) or Clause 5.2.1(b) applies.

11.4.5	On the making of a Utilisation of the Facility to refinance Ancillary Outstandings:-

(i)

each Lender will participate in that Utilisation in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate principal amount of its participation in the Utilisations then outstanding bearing the same proportion to the aggregate principal amount of the Utilisations then outstanding as its Revolving Facility Commitment bears to the Total Revolving Facility Commitments; and

(ii)	the relevant Ancillary Facility shall be cancelled.

11.4.6

In relation to an Ancillary Facility which comprises an overdraft facility where a Designated Net Amount has been established, the Ancillary Lender providing that Ancillary Facility shall only be obliged to take into account for the purposes of calculating compliance with the Designated Net Amount those credit balances which it is permitted to take into account by the then current law and regulations in relation to its reporting of exposures to the Financial Conduct Authority and/or the Prudential Regulatory Authority (or other applicable regulatory authorities) as netted for capital adequacy purposes.

11.5	Ancillary Outstandings

Each Borrower and each Ancillary Lender agrees with and for the benefit of each Lender that:-

11.5.1

the Ancillary Outstandings under any Ancillary Facility provided by that Ancillary Lender shall not exceed the Ancillary Commitment applicable to that Ancillary Facility and where the Ancillary Facility is an overdraft facility comprising more than one account, Ancillary Outstandings under that Ancillary Facility shall not exceed the Designated Net Amount in respect of that Ancillary Facility; and

11.5.2

where all or part of the Ancillary Facility is an overdraft facility comprising more than one account, the Ancillary Outstandings (calculated on the basis that the words in brackets in sub-clause (a) of the definition of that term were deleted) shall not exceed the Designated Gross Amount applicable to that Ancillary Facility.

11.6	Adjustment for Ancillary Facilities upon acceleration

In this Clause 11.6:-

"Revolving Outstandings"

means, in relation to a Lender, the aggregate of the equivalent in the Base Currency of (i) its participation in each Utilisation then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under the Facility), and (ii) if the Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender (together with the aggregate amount of all accrued interest, fees and commission owed to it as an Ancillary Lender in respect of the Ancillary Facility)

"Total Revolving Outstandings"	means the aggregate of all Revolving Outstandings

11.6.1

If a notice is served under Clause 30.20 (Acceleration) (other than a notice declaring Utilisations to be due on demand), each Lender and each Ancillary Lender shall promptly adjust by corresponding transfers (to the extent necessary) their claims in respect of amounts outstanding to them under the Facility and each Ancillary Facility to ensure that after such transfers the Revolving Outstandings of each Lender bear the same proportion to the Total Revolving Outstandings as such Lender's Commitment bears to the Total Commitments, each as at the date the notice is served under Clause 30.20 (Acceleration).

11.6.2

If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under Clause 11.6.1 above, then each Lender and Ancillary Lender will make a further adjustment by corresponding transfers (to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

11.6.3

Prior to the application of the provisions of Clause 11.6.1, an Ancillary Lender that has provided an overdraft comprising more than one account under an Ancillary Facility shall set-off any liabilities owing to it under such overdraft facility against credit balances on any account comprised in such overdraft facility.

11.6.4	All calculations to be made pursuant to this Clause 11.6 shall be made by the Agent based upon information provided to it by the Lenders and Ancillary Lenders.

11.7	Information

Each Borrower and each Ancillary Lender shall, promptly supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties subject to Clause 46 (Confidentiality).

11.8	Affiliates of Lenders as Ancillary Lenders

11.8.1

Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender whose Revolving Facility Commitment is the amount set out opposite the relevant Lender's name in Part 2 of Schedule 1 (The Original Parties) and/or the amount of any Revolving Facility Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement. For the purposes of calculating the Lender's Available Revolving Commitment with respect to the Revolving Facility, the Lender's Revolving Facility Commitment shall be reduced to the extent of the aggregate of the Ancillary Commitments of its Affiliates.

11.8.2	The Parent shall specify any relevant Affiliate of a Lender in any notice delivered by the Parent to the Agent pursuant to Clause 11.2.2(a).

11.8.3

An Affiliate of a Lender which becomes an Ancillary Lender shall accede to this Agreement by delivery to the Agent of an accession agreement to this Agreement in form and content reasonably acceptance to the Agent.

11.8.4

If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender (as defined in Clause 32 (Changes to the Lenders), its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

11.8.5

Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall cause that obligation to be performed by its Affiliate.

11.9	Subsidiaries of Borrowers

11.9.1

Subject to the terms of this Agreement, a Subsidiary of a Borrower may with the approval of the relevant Lender providing such Ancillary Facility (and provided all obligations of the Subsidiary in respect of the Ancillary Facility have been guaranteed by each Borrower on terms satisfactory to the relevant Lender) become a borrower with respect to an Ancillary Facility.

11.9.2	The Parent shall specify any relevant Subsidiary of a Borrower in any notice delivered by the Parent to the Agent pursuant to Clause 11.2.2(a).

11.9.3

If a Borrower ceases to be a Borrower under this Agreement in accordance with Clause 34.3 (Resignation of a Borrower), its Subsidiary shall cease to have any rights under this Agreement or any Ancillary Document.

11.9.4

Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is a Subsidiary of a Borrower which is not a party to that document, the relevant Borrower shall cause that obligation to be performed by its Subsidiary.

11.9.5

Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Subsidiary of a Borrower being under no obligations under any Finance Document or Ancillary Document.

11.10	Commitment amounts

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Revolving Facility Commitment is not less than:-

11.10.1	its Ancillary Commitment; or

11.10.2	the Ancillary Commitment of its Affiliate.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

12.	Repayment

12.1	Repayment of Revolving Facility Loans

12.1.1	Each Borrower which has drawn a Revolving Facility Loan shall repay that Revolving Facility Loan on the last day of its Interest Period.

12.1.2	Without prejudice to each Borrower's obligation under Clause 12.1.1 above, if one or more Revolving Facility Loans are to be made available to a Borrower:-

(a)	on the same day that a maturing Revolving Facility Loan is due to be repaid by that Borrower;

(b)	in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 10.2 (Unavailability of a currency)); and

(c)	in whole or in part for the purpose of refinancing the maturing Revolving Facility Loan;

the aggregate principal amount of the new Revolving Facility Loans shall be treated as if applied in or towards repayment of the maturing Revolving Facility Loan so that:-

(i)	if the principal amount of the maturing Revolving Facility Loan exceeds the aggregate principal amount of the new Revolving Facility Loans:-

(1)	the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(2)

each Lender's participation (if any) in the new Revolving Facility Loans shall be treated as having been made available and applied by each Borrower in or towards repayment of that Lender's participation (if any) in the maturing Revolving Facility Loan and that Lender will not be required to make its participation in the new Revolving Facility Loans available in cash; and

(ii)	if the principal amount of the maturing Revolving Facility Loan is equal to or less than the aggregate principal amount of the new Revolving Facility Loans:-

(1)	the relevant Borrower will not be required to make any payment in cash; and

(2)

each Lender will be required to make its participation in the new Revolving Facility Loans available in cash only to the extent that its participation (if any) in the new Revolving Facility Loans exceeds that Lender's participation (if any) in the maturing Revolving Facility Loan and the remainder of that Lender's participation in the new Revolving Facility Loans shall be treated as having been made available and applied by each Borrower in or towards repayment of that Lender's participation in the maturing Revolving Facility Loan.

12.2	Termination of Revolving Facility

The Revolving Facility Commitments under this Agreement shall reduce to zero on the Termination Date and, without prejudice to Clause 12.1.1, any Utilisations which are outstanding on the Termination Date must be repaid on the Termination Date.

13.	Illegality, Voluntary Prepayment And Cancellation

13.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:-

13.1.1	that Lender, shall promptly notify the Agent upon becoming aware of that event;

13.1.2

upon the Agent notifying the Parent, the Revolving Facility Commitment and the Swingline Commitment of that Lender and of any Affiliate of that Lender which is a Swingline Lender will be immediately cancelled; and

13.1.3

to the extent that Lender's participation has not been replaced pursuant to Clause 45.3 (Replacement of Lender), each Borrower shall repay that Lender's (and any such Affiliate's) participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Parent or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

13.2	Illegality in relation to Issuing Bank

If it becomes unlawful for an Issuing Bank to issue or leave outstanding any Letter of Credit then:

13.2.1	that Issuing Bank shall promptly notify the Agent upon becoming aware of that event;

13.2.2	upon the Agent notifying the Parent, the Issuing Bank shall not be obliged to issue any Letter of Credit;

13.2.3

the Parent shall procure that the relevant Borrower shall use all reasonable endeavours to procure the release of each Letter of Credit issued by that Issuing Bank and outstanding at such time on or before the date specified by the Issuing Bank in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law); and

13.2.4	unless any other Lender is or has become an Issuing Bank pursuant to the terms of this Agreement, the Revolving Facility shall cease to be available for the issue of Letters of Credit.

13.3	Voluntary cancellation

The Parent may, if it gives the Agent no later than 5pm (London time) 1 Business Day (or such shorter period as the Agent may agree) prior notice, cancel the whole or any part (being a minimum amount of $1,000,000) of the Revolving Facility or the Swingline Facility. Any cancellation under this Clause 13.3 shall reduce the Commitments of the Lenders rateably under that Facility.

13.4	Voluntary prepayment of Revolving Facility Loans

A Borrower to which a Revolving Facility Loan has been made may, if it or the Parent gives the Agent notice no later than 5pm (London time) 1 Business Day (or such shorter period as the Agent may agree) prior notice, prepay the whole or any part of a Revolving Facility Loan (but if in part, being an amount that reduces the Base Currency Amount of the Revolving Facility Loan by a minimum amount of $1,000,000). Multiple partial prepayments are permitted, subject to the terms hereof.

13.5	Right of cancellation and repayment in relation to a single Lender or Issuing Bank

13.5.1	If:-

(a)	any sum payable to any Lender by an Obligor is required to be increased under Clause 20.2.3;

(b)	any Lender or Issuing Bank claims indemnification from the Parent or an Obligor under Clause 20.3 (Tax indemnity) or Clause 21.1 (Increased costs); or

(c)	a High Cost Lender invokes Clause 18.3 (Changes in market circumstances),

the Parent may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice:

(i)

(if such circumstances relate to a Lender) of cancellation of the Commitment(s) of that Lender and of any Affiliate of that Lender which is a Swingline Lender and its intention to procure the repayment of that Lender's and any such Affiliate's participation in the Utilisations; or

(ii)

(if such circumstances relate to an Issuing Bank) of repayment of any outstanding Letter of Credit issued by it (or the issuance of a back-to-back letter of credit in form and substance, and from an issuer, in each case satisfactory to such Issuing Bank or the posting of cash collateral in an amount equal to the maximum amount of such Letter of Credit that can be drawn) and cancellation of its appointment as an Issuing Bank under this Agreement in relation to any Letters of Credit to be issued in the future.

13.5.2

On receipt of a notice referred to in Clause 13.5.1 above in relation to a Lender or an Affiliate of a Lender which is a Swingline Lender, the Commitment(s) of that Lender and any such Affiliate shall immediately be reduced to zero.

13.5.3

On the last day of each Interest Period which ends after the Parent has given notice under Clause 13.5.1 above in relation to a Lender or an Affiliate of a Lender which is a Swingline Lender (or, if earlier, the date specified by the Parent in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender's and any such Affiliate's participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

13.6	Right of cancellation in relation to a Defaulting Lender

13.6.1

If any Lender becomes a Defaulting Lender, the Parent may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent written notice of cancellation of each Available Revolving Commitment and Available Swingline Commitment of that Lender.

13.6.2

On the notice referred to in Clause 13.6.1 above becoming effective, each Available Revolving Commitment and Available Swingline Commitment of the Defaulting Lender shall immediately be reduced to zero.

13.6.3	The Agent shall as soon as practicable after receipt of a notice referred to in Clause 13.6.1 above, notify all the Lenders.

14.	Mandatory Prepayment

Upon the occurrence of:-

(a)	a Bond Prepayment Event; or

(b)	a Change of Control; or

(c)	the sale of all or substantially all of the assets of the Group, taken as a whole, whether in a single transaction or a series of related transactions,

the Majority Lenders may elect to cancel the Facility and if so cancelled all outstanding Utilisations and Ancillary Outstandings, together with accrued interest, and all other amounts accrued under the Finance Documents, shall upon request by the Agent thereupon become immediately due and payable.

15.	Restrictions

15.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 13 (Illegality, Voluntary Prepayment and Cancellation) shall (subject to the terms of Clause 13) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

15.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

15.3	Reborrowing of Facility

Unless a contrary indication appears in this Agreement, any part of a Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

15.4	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

15.5	No reinstatement of Commitments

Subject to Clause 2.2 (Increase Following Commitment Cancellation) and without prejudice to Clause 2.3 (Accordion Option), no amount of the Total Revolving Facility Commitments or Total Swingline Commitments actually cancelled under this Agreement may be subsequently reinstated.

15.6	Agent's receipt of Notices

If the Agent receives a notice under Clause 13 (Illegality, Voluntary Prepayment and Cancellation) it shall promptly forward a copy of that notice or election to either the Parent or the affected Lender, as appropriate.

section 5

costs of utilisation

16.	Interest

16.1	Calculation of interest

The rate of interest on each Revolving Facility Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:-

16.1.1	Margin; and

16.1.2	in relation to:-

(a)	any Revolving Facility Loan in sterling or US Dollar, LIBOR;

(b)	any Revolving Facility Loan in euro, EURIBOR; and

(c)	any Revolving Facility Loan in Canadian Dollars, CDOR.

16.2	Payment of interest

16.2.1

The Borrower to which a Revolving Facility Loan has been made shall pay accrued interest on that Revolving Facility Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

16.2.2

If the annual audited financial statements of the Group and related Compliance Certificate received by the Agent show that (a) a higher Margin should have applied during a certain period, then the Parent shall (or shall ensure the relevant Borrower shall) promptly pay to the Agent any amounts necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate of the Margin applied during such period or (b) a lower Margin should have applied during a certain period, then the Lenders shall promptly pay to the Agent for prompt payment to the relevant Borrower any amounts necessary to put the Borrowers in the position they would have been in had the appropriate rate of the Margin applied during such period.

16.3	Default interest

16.3.1

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest (including, for the avoidance of doubt, post-petition interest) shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 16.3.2 below, is two (2) per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 16.3 shall be immediately payable by the Obligor on demand by the Agent.

16.3.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:-

(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be two (2) per cent higher than the rate which would have applied if the overdue amount had not become due.

16.3.3

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

16.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower (or the Parent) of the determination of a rate of interest under this Agreement.

17.	Interest Periods – REVOLVING FACILITY LOANS

17.1	Selection of Interest Periods

17.1.1	A Borrower (or the Parent on behalf of a Borrower) may select an Interest Period for a Revolving Facility Loan in the Utilisation Request for that Revolving Facility Loan.

17.1.2

Subject to this Clause 17, a Borrower (or the Parent) may select an Interest Period of one, three or six Months or any other period agreed between each Borrower and the Agent (acting on the instructions of all the Lenders in relation to the relevant Revolving Facility Loan).

17.1.3	An Interest Period for a Revolving Facility Loan shall not extend beyond the Termination Date.

17.1.4	A Revolving Facility Loan has one Interest Period only.

17.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

18.	Changes To The Calculation Of Interest

18.1	Absence of quotations

Subject to Clause 18.2 (Market disruption), if LIBOR or, if applicable, EURIBOR or CDOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR, EURIBOR or CDOR shall be determined on the basis of the quotations of the remaining Reference Banks.

18.2	Market disruption

18.2.1

If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(a)	the Margin; and

(b)

the rate notified to the Agent by that Lender as soon as practicable and in any event prior to the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

18.2.2	If:

(a)

the percentage rate per annum notified by a Lender pursuant to Clause 18.2.1(b) above is less than LIBOR or, in relation to any Loan in euro, EURIBOR, or in relation to any Loan in Canadian dollars, CDOR; or

(b)	a Lender has not notified the Agent of a percentage rate per annum pursuant to Clause 18.2.1(b) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of Clause 18.2.1 above, to be LIBOR or, in relation to any Loan in euro, EURIBOR or in relation to Canadian dollars, CDOR.

18.2.3

In this Agreement, "Market Disruption Event" means at or about noon on the Quotation Day for the relevant Interest Period neither the Screen Rate nor the Interpolated Screen Rate is available and, following a request therefor, none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR or CDOR for the relevant currency and Interest Period.

18.3	Changes in market circumstances

18.3.1

If at any time a Lender determines that the cost to that Lender of funding its participation in any Loan exceeds LIBOR or, in relation to any Loan in euro, EURIBOR or any Loan in Canadian Dollars, CDOR (a "High Cost Lender") then:-

(a)	the Lender shall give notice to the Agent and the Agent shall give notice to the Parent of the occurrence of such event;

(b)

the Agent shall as soon as reasonably practicable certify to the Parent in writing the effective cost to such Lender of maintaining its Commitment for such further period as shall be selected by that Lender and the rate of interest payable by each Borrower for that period; and

(c)

if the rate notified by the Agent pursuant to paragraph (b) above is not acceptable to the Parent, the Agent in accordance with instructions from that Lender and subject to that Lender's approval of any agreement between the Agent and the Parent, will negotiate with the Parent in good faith with a view to modifying this Agreement to provide a substitute basis for that Lender's Commitment which is financially a substantial equivalent to the basis provided for in this Agreement.

18.3.2	If:-

(a)

within thirty (30) days of the giving of the notice referred to in Clause 18.3.1 (a) above, the Parent and the Agent fail to agree in writing on a substitute basis for such High Cost Lender's Commitment; or

(b)	the Parent elects to exercise its right of cancellation set forth in Clause 13.5.1(c),

then, in each case, the relevant Borrower(s) will within 90 days prepay in full the amount of such High Cost Lender's outstanding Utilisations and/or Ancillary Outstandings (and until such prepayment occurs, the Borrower(s) shall pay to the relevant Lender the cost payable by such Lender for funding its participation in the Loans as is notified to the Parent pursuant to Clause 18.3.1(b)). Upon such prepayment in full such Lender's Commitments shall be cancelled and the Total Revolving Facility Commitments and/or Total Swingline Commitments will automatically be reduced by the amount of such Lender's Commitments and such reduction shall not be reversed.

18.3.3	Clause 18.4 (Break Costs) shall apply to that prepayment if it is made on a day other than the last day of an Interest Period.

18.4	Break Costs

18.4.1

Each Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

18.4.2

Each Lender shall, as soon as reasonably practicable after a demand by the Agent or any Borrower provide a reasonably detailed certificate confirming the amount and calculation of its Break Costs for any Interest Period in which they accrue.

19.	Fees

19.1	Commitment fee

19.1.1

The Original Borrower shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of zero point three seven five (0.375) per cent per annum on that Lender's Available Revolving Commitment under the Revolving Facility for the Availability Period applicable to the Revolving Facility.

19.1.2

The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and on the cancelled amount of the relevant Lender's Revolving Commitment at the time the cancellation is effective.

19.1.3	No commitment fee accrues or is payable to the Agent (for the account of a Lender) on any Available Revolving Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

19.2	Arrangement fee

The Original Borrower shall pay to each Arranger (for its own account) an arrangement fee in the amount and at the times agreed in a Fee Letter.

19.3	Agency fee

The Original Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

19.4	Security Agent fee

The Original Borrower shall pay to the Security Agent (for its own account) the Security Agent fee in the amount and at the times agreed in a Fee Letter.

19.5	Fees payable in respect of Letters of Credit

19.5.1

The Original Borrower shall pay to the Issuing Bank a fronting fee at the rate of zero point one two five per cent. (0.125%) per annum on the outstanding amount which is counter-indemnified by the other Lenders of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date.

19.5.2

The Original Borrower shall pay to the Agent (for the account of each Lender) a Letter of Credit fee in the Base Currency (computed at the rate equal to the Margin applicable to a Revolving Facility Loan) on the outstanding amount of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date. This fee shall be distributed according to each Lender's L/C Proportion of that Letter of Credit.

19.5.3

The accrued fronting fee and Letter of Credit fee on a Letter of Credit shall be payable on the first day of each successive period of three Months from the date of this Agreement. For the avoidance of doubt, no fronting fee or Letter of Credit will accrue or be payable unless and until any Letter of Credit has been issued under this Agreement.

19.5.4	If a Borrower provides cash cover in respect of any Letter of Credit:

(a)

the fronting fee payable to the Issuing Bank and (subject to paragraph (c) of Clause 7.6 (Regulation and consequences of cash cover provided by Borrower)), the Letter of Credit fee payable for the account of each Lender shall continue to be payable until the expiry of the Letter of Credit; and

(b)	each Borrower shall be entitled to withdraw interest accrued on the cash cover to pay the fees described in Clause 19.5.4(a) above.

19.5.5	The Original Borrower shall pay to the Issuing Bank (for its own account) an issuance/administration fee in the amount and at the times specified in any Fee Letter.

19.6	Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the relevant Borrower of that Ancillary Facility.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

20.	Tax Gross Up And Indemnities

20.1	Definitions

In this Agreement:-

"Exempt Lender"

means, in relation to an Obligor, a Lender which is (otherwise than by reason of being a Treaty Lender) able to receive interest without a Tax Deduction imposed by the relevant Obligor's Tax Jurisdiction through operation of local law including in the case of an Additional UK Borrower:

(a)	a Lender:

(i)

which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A of the CTA; or

(ii)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(b)	a Lender which is:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is:

(A)	a company so resident in the United Kingdom; or

(B)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(iii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company;

"FATCA"	means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction

"FATCA Application Date"	means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

"FATCA Deduction"	means a deduction or withholding from a payment under a Finance Document required by FATCA

"FATCA Exempt Party"	means a Party that is entitled to receive payments free from any FATCA Deduction

"Obligor's Tax Jurisdiction"	means, in relation to an Obligor, the jurisdiction(s) in which that Obligor is resident for tax purposes

"Protected Party"

means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document

"Qualifying Lender"	means:

(a)	in respect of an advance under a Finance Document to an Obligor in which that Obligor's Tax Jurisdiction is the United Kingdom, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:-

(i)	a Lender:

(A)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A of the CTA; or

(B)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)	a Lender which is:

(A)	a company resident in the United Kingdom for United Kingdom tax purposes;

(B)	a partnership each member of which is:

(1)	a company so resident in the United Kingdom; or

(2)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(C)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company;

(iii)	a Treaty Lender; or

(iv)	an Exempt Lender;

(b)              in respect of an advance under a Finance Document to an Obligor in which that Obligor's Tax Jurisdiction is not the United Kingdom, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:-

(i)	a Treaty Lender; or

(ii)	an Exempt Lender.

"Tax Credit"	means a credit against, relief or remission for, or repayment or refund of, any Tax

"Tax Deduction"	means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction

"Tax Payment"	means either the increase in a payment made by an Obligor to a Finance Party under Clause 20.2 (Tax gross-up) or a payment under Clause 20.3 (Tax indemnity)

"Treaty Lender"	means, in relation to an Obligor, a Lender which:

(a)	is treated as a resident of a Treaty State for purposes of the relevant Treaty;

(b)	does not carry on a business in that Obligor's Tax Jurisdiction through a permanent establishment with which that Lender's participation in the Loan is effectively connected; and

(c)	meets all other conditions (including any limitation on benefits provisions) in the Treaty that are within its control for full exemption from Tax on interest, subject only to the completion of any procedural formalities;

"Treaty State"

means a jurisdiction having a double taxation agreement ("Treaty") with the Obligor's Tax Jurisdiction which makes provision for full exemption from tax imposed by that Obligor's Tax Jurisdiction on interest

"UK Non-Bank Lender"	means a Lender which gives a Tax Confirmation in the Assignment Agreement or Transfer Certificate which it executes on becoming a Party

"United States Person"	means a "United States person" within the meaning of Section 7701(a)(30) of the Code.

US Tax Obligor	means:

(a)	a Borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes

In this Clause 20, (a) unless a contrary indication appears, a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination and (b) a reference to "Lender" includes an "Issuing Bank".

20.2	Tax gross-up

20.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

20.2.2

The Parent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Parent and that Obligor.

20.2.3

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

20.2.4

A payment shall not be increased under Clause 20.2.3 above by reason of a Tax Deduction on account of Tax imposed by the relevant Obligor's Tax Jurisdiction, if on the date on which the payment falls due:-

(a)

the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(b)

the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Clause 20.2.7 below; or

(c)

to the extent that the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without or with a reduced Tax Deduction had that Lender complied with its obligations under Clause 20.2.8 below.

20.2.5

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

20.2.6

Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment the original or a certified copy of a receipt issued by the relevant taxing authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

20.2.7

A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

20.2.8

Each Lender that is entitled to an exemption from or a reduction in the amount of a Tax Deduction imposed under the laws of the United States of America, or any income tax treaty to which the United States of America is a party, with respect to a payment made by an Obligor under any Finance Document shall deliver to that Obligor (with a copy to the Agent) within 10 Business Days of the Obligor or the Agent requesting that such Lender provide such documentation, such properly completed and executed documentation prescribed by applicable law and requested by that Obligor or the Agent as will permit such payments to be made without or at a reduced amount of a Tax Deduction. A Lender shall promptly notify the Parent and the applicable Obligor when it is aware of a change in circumstances that renders any previously delivered documentation pursuant to this Clause 20.2.8 obsolete or inaccurate and promptly deliver to that Obligor any properly completed and executed documentation as may be required in order to confirm or establish the entitlement to a continued exemption from or reduction in a Tax Deduction if that Lender continues to be so entitled.

Without limiting the generality of the foregoing if any Obligor’s Tax Jurisdiction is the United States of America:

(a)

each Lender that is a United States Person shall deliver to that Obligor and the Agent (in such number of copies as shall be requested by the recipient), within 10 Business Days of the date on which that Lender becomes a Lender hereunder (and from time to time thereafter at the time or times prescribed by applicable and as requested by that Obligor or the Agent), executed originals of IRS Form W-9 (or any successor form) certifying that that Lender is exempt from United States federal backup withholding tax; or

(b)

each Lender that is not a United States Person shall deliver to that Obligor and the Agent (in such number of copies as shall be requested by the recipient), within 10 Business Days of the date on which that Lender becomes a Lender hereunder (and from time to time thereafter at such times prescribed by applicable law and as reasonably requested by that Obligor or the Agent), whichever of the following is applicable:

(i)

in the case that Lender is claiming the benefits of an income tax treaty to which the United States of America is a party (x) with respect to payments of interest under any Finance Document, executed originals of IRS Form W-8BEN (or any successor form) or IRS Form W-8BEN-E (or any successor form), as applicable, establishing an exemption from, or reduction of, United States federal withholding tax pursuant to the “interest” article of such income tax treaty and (y) with respect to any other applicable payments under any Finance Document, IRS Form W-8BEN (or any successor form) or IRS Form W-8BEN-E (or any successor form), as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such income tax treaty; or

(ii)	executed originals of IRS Form W-8ECI (or any successor form); or

(iii)

in the case that Lender is claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that that Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, is not a “10 percent shareholder” of that Obligor within the meaning of Section 881(c)(3)(B) of the Code, or is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate"), and (y) executed originals of IRS Form W-8BEN (or any successor form) or IRS Form W-8BEN-E (or any successor form), as applicable;

(iv)

to the extent that Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI (or any successor form), IRS Form W-8BEN (or any successor form) or IRS Form W-8BEN-E (or any successor form), as applicable, a US Tax Compliance Certificate, IRS Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable: provided that if that Lender is a partnership and one or more direct or indirect partners of that Lender are claiming the portfolio interest exemption, that Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; or

(v)

any other form prescribed by applicable law and notified by the Obligor to the Lender as a basis for claiming exemption from or a reduction in a Tax Deduction imposed by the United States of America, duly completed together with such supplementary documentation as may be prescribed by applicable law to permit that Obligor or the Agent to determine the Tax Deduction required to be made.

20.2.9

If a Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with Clause 20.6.1 (HMRC DT Treaty Passport scheme confirmation), no Obligor shall file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender's Commitment(s) or its participation in any Utilisation.

20.3	Tax indemnity

20.3.1

The Parent shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

20.3.2	Clause 20.3.1 above shall not apply:-

(a)	with respect to any Tax assessed on a Finance Party:-

(i)

under the law of the jurisdiction (or any political subdivision thereof) in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction (or any political subdivision thereof) in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party or if that Tax is a United States branch profits tax; or

(b)	to the extent a loss, liability or cost:-

(i)	is compensated for by an increased payment under Clause 20.2 (Tax gross-up);

(ii)	would have been compensated for by an increased payment under Clause 20.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 20.2.4 applied; or

(iii)	relates to a FATCA Deduction required to be made by a Party.

20.3.3

A Protected Party making, or intending to make a claim under Clause 20.3.1 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Parent.

20.3.4	A Protected Party shall, on receiving a payment from an Obligor under this Clause 20.3, notify the Agent.

20.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:-

20.4.1	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

20.4.2	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

20.5	Lender Status Confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate, Assignment Agreement or Increase Confirmation which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:-

20.5.1	not a Qualifying Lender;

20.5.2	a Qualifying Lender under paragraph (a) of the definition of Qualifying Lender; or

20.5.3	an Exempt Lender; or

20.5.4	a Treaty Lender which is a Qualifying Lender under paragraph (b) of the definition of Qualifying Lender.

If a New Lender fails to indicate its status in accordance with this Clause 20.5 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Parent). For the avoidance of doubt, a Transfer Certificate, Assignment Agreement or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 20.5.

20.6	HMRC DT Treaty Passport scheme confirmation

20.6.1

A New Lender or an Increase Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which then wishes that scheme to apply to any UK Obligor under this Agreement, shall include an indication to that effect (without liability to any Obligor) in the Transfer Certificate or Assignment Agreement or Increase Confirmation which it executes by including its scheme reference number and its jurisdiction of tax residence in that Transfer Certificate or Assignment Agreement or Increase Confirmation.

20.6.2	Where a New Lender or an Increase Lender includes the indication described in Clause 20.6.1 in the relevant Transfer Certificate or Assignment Agreement or Increase Confirmation:-

(a)

each UK Borrower which is a Party as a Borrower as at the relevant Transfer Date or the date on which the increase in Total Revolving Facility Commitments described in the relevant Increase Confirmation takes effect shall to the extent that that New Lender or Increase Lender becomes a Lender under a Facility which is made available to that Borrower pursuant to Clause 2.1 (The Facilities), file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of that Transfer Date or that date on which the increase in Total Revolving Facility Commitments takes effect and shall promptly provide the Lender with a copy of that filing; and

(b)

each Additional UK Borrower which becomes an Additional Borrower after the relevant Transfer Date or the date on which the increase in Total Revolving Facility Commitments described in the relevant Increase Confirmation takes effect shall, to the extent that that New Lender or Increase Lender is a Lender under a Facility which is made available to that Additional Borrower pursuant to Clause 2.1 (The Facilities), file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of becoming an Additional Borrower and shall promptly provide the Lender with a copy of that filing.

20.7	Stamp taxes

The Parent shall pay and, within five Business Days of demand, indemnify each Secured Party against any and all stamp duty, registration and other similar Taxes paid or payable by that Secured Party in respect of any Finance Document and any reasonable expenses arising therefrom or with respect thereto, save for any such Taxes paid or payable in respect of an assignment or transfer of a Lender's interests in respect of a Finance Document. The Secured Party making or intending to make a claim under this Clause 20.7 shall promptly notify the Agent of the event which will give, or has given, rise to its claim following which the Agent shall notify the Parent.

20.8	VAT

20.8.1

All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to Clause 20.8.2 below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate invoice to such Party).

20.8.2

If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(a)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (a) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(b)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

20.8.3

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

20.8.4

Any reference in this Clause 20.8 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the Value Added Tax Act 1994).

20.9	FATCA Information

20.9.1	Subject to Clause 20.9.3 below, each Party shall, within ten Business Days of a reasonable request by another Party:

(a)	confirm that other Party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party;

(b)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA;

(c)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

20.9.2

If a Party confirms to another Party pursuant to Clause 20.9.1(a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

20.9.3

Clause 20.9.1 above shall not oblige any Finance Party to do anything, and Clause 20.9.1(c) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any fiduciary duty; or

(c)	any duty of confidentiality.

20.9.4

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Clauses 20.9.1(a) or 20.9.1(b) above (including for the avoidance of doubt, where Clause 20.9.3 above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

20.9.5

If a Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(a)	where an Original Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(b)	where a Borrower is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date;

(c)	the date a new US Tax Obligor accedes as a Borrower; or

(d)	where a Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(i)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(ii)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

20.9.6	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to Clause 20.9.5 above to the relevant Borrower.

20.9.7

If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to Clause 20.9.5 above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

20.9.8

The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to Clauses 20.9.5 or 20.9.7 above without further verification. The Agent shall not be liable for any action taken by it under or in connection with Clauses 20.9.5, 20.9.6 or 20.9.7 above.

20.10	FATCA Deduction

20.10.1

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

20.10.2

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Parent and the Agent and the Agent shall notify the other Finance Parties.

21.	Increased Costs

21.1	Increased costs

21.1.1

Subject to Clause 21.3 (Exceptions) the Parent shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of), in each case after the date of this Agreement, any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement or (iii) compliance with any law or regulation implementing Basel III or the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith.

21.1.2	In this Agreement "Increased Costs" means:-

(a)	a reduction in the rate of return from a Facility or on a Finance Party's (or its Affiliate's) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document or Letter of Credit.

21.1.3	"Basel III" means:

(a)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)

the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

21.2	Increased cost claims

21.2.1

A Finance Party intending to make a claim pursuant to Clause 21.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Parent.

21.2.2

Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs provided that no Finance Party shall be required to divulge any confidential information in providing its certification.

21.3	Exceptions

21.3.1	Clause 21.1 (Increased costs) does not apply to the extent any Increased Cost is:-

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	attributable to a FATCA Deduction required to be made by a Party;

(c)

compensated for by Clause 20.3 (Tax indemnity) (or would have been compensated for under Clause 20.3 (Tax indemnity) but was not so compensated because any of the exclusions in Clause 20.3.2 applied); or

(d)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

21.3.2	In this Clause 21.3 reference to a "Tax Deduction" has the same meaning given to the term in Clause 20.1 (Definitions).

22.	Other Indemnities

22.1	Currency indemnity

22.1.1

If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:-

(a)	making or filing a claim or proof against that Obligor; or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

22.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

22.2	Other indemnities

22.2.1	The Parent shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by it as a result of:-

(i)	the occurrence of any Event of Default;

(ii)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 38 (Sharing among the Finance Parties);

(iii)

funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(iv)

issuing or making arrangements to issue a Letter of Credit requested by the Parent or a Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party; or

(v)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Parent,

in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of such Secured Party.

22.2.2

The Parent shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate (each an "Indemnitee"), against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the funding of the Borrowers (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition), in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of such Indemnitee, unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 22.2.

22.3	Indemnity to the Agent

The Parent shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:-

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

22.4	Indemnity to the Security Agent

22.4.1	Each Obligor shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:-

(a)	the taking, holding, protection or enforcement of the Transaction Security,

(b)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law; or

(c)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

22.4.2

The Security Agent may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 22.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

23.	Mitigation By The Lenders

23.1	Mitigation

23.1.1

Each Finance Party shall, in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 13.1 (Illegality) (or, in respect of an Issuing Bank, Clause 13.2 (Illegality in relation to Issuing Bank), Clause 20 (Tax gross-up and indemnities) or Clause 21 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

23.1.2	Clause 23.1.1 above does not in any way limit the obligations of any Obligor under the Finance Documents.

23.2	Limitation of liability

23.2.1

The Parent shall promptly indemnify each Finance Party for all out-of-pocket costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 23.1 (Mitigation).

23.2.2	A Finance Party is not obliged to take any steps under Clause 23.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

24.	Costs And Expenses

24.1	Transaction expenses

The Parent shall promptly on demand pay the Agent, the Arrangers, each Issuing Bank, and the Security Agent the amount of all out-of-pocket costs and expenses (including legal and/or valuation fees) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:-

24.1.1	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

24.1.2	any other Finance Documents executed after the date of this Agreement.

24.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 39.10 (Change of currency), the Parent shall, within five Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all out-of-pocket costs and expenses (including legal and/or valuation fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

24.3	Security Agent's ongoing costs

24.3.1

In the event of (i) a Default or (ii) following consultation with the Parent, the Security Agent (acting reasonably) considering it necessary or expedient or (iii) the Security Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Security Agent and the Parent agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent under the Finance Documents, the Parent shall pay to the Security Agent any additional remuneration that may be agreed between them.

24.3.2

If the Security Agent and the Parent fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Parent or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the party that such expert determines to be the appropriate person) and the determination of any investment bank shall be final and binding upon the parties to this Agreement.

24.4	Enforcement and preservation costs

The Parent shall, within five Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including legal travel and/or valuation fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7

GUARANTEE

25.	Guarantee and Indemnity

25.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:-

25.1.1	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor's payment obligations under the Finance Documents;

25.1.2

undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

25.1.3

agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 25 if the amount claimed had been recoverable on the basis of a guarantee.

25.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

25.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 25 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

25.4	Waiver of defences

The obligations of each Guarantor under this Clause 25 will not be affected by an act, omission, matter or thing which, but for this Clause 25, would reduce, release or prejudice any of its obligations under this Clause 25 (without limitation and whether or not known to it or any Finance Party) including:-

25.4.1	any time, waiver or consent granted to, or composition with, any other Obligor or other person;

25.4.2	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

25.4.3

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

25.4.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

25.4.5

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

25.4.6	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

25.4.7	any insolvency or similar proceedings.

25.5	Guarantor Intent

Without prejudice to the generality of Clause 25.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

25.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 25. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

25.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:-

25.7.1

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

25.7.2	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 25.

25.8	Deferral of Guarantors' rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 25:-

25.8.1	to be indemnified by an Obligor;

25.8.2	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

25.8.3

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

25.8.4

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 25.1 (Guarantee and indemnity);

25.8.5	to exercise any right of set-off against any Obligor; and/or

25.8.6	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 39 (Payment mechanics).

25.9	Release of Guarantors' right of contribution

If any Guarantor (a "Retiring Guarantor") ceases to be a Guarantor in accordance with the terms of the Finance Documents then on the date such Retiring Guarantor ceases to be a Guarantor, subject to Clause 25.11.4 :-

25.9.1

that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

25.9.2

each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

25.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

25.11	Keepwell

25.11.1

Each Qualified ECP Guarantor hereby jointly and severally, absolutely , unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Obligor to honour all of such other Obligor's obligations in respect of Swap Obligations, including without limitation under this Clause 25.11 (provided, however , that each Qualified ECP Guarantor shall only be liable under this Clause 25.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Clause 25.11 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).

25.11.2

Subject to Clause 25.11.4 below, the obligations of each Qualified ECP Guarantor under this Clause 25.11 shall remain in full force and effect until all amounts payable by the other Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available.

25.11.3

Each Qualified ECP Guarantor intends that this Clause 25.11 constitutes, and this Clause 25.11 shall be deemed to constitute, a "keepwell, support or other agreement" for the benefit of each other Obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

25.11.4

If any Qualified ECP Guarantor (a "Retiring Obligor") ceases to be an Obligor in accordance with the terms of the Finance Documents, then on the date such Retiring Obligor ceases to be an Obligor, that Retiring Obligor is released by each other Obligor from any liability (whether past, present or future and whether actual or contingent) under this Clause 25.11 provided that such release does not cause any Obligor as of the date of such release to cease to be an "eligible contract participant" under the Commodity Exchange Act.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

26.	Representations

26.1	General

Each Obligor makes the representations and warranties set out in this Clause 26 to each Finance Party.

26.2	Status

26.2.1	It and each of its Subsidiaries is duly organised, validly existing and in good standing under the law of its jurisdiction of formation.

26.2.2	It and each of its Subsidiaries has the corporate (or equivalent) power to own its assets and carry on its business as it is currently being conducted.

26.3	Binding obligations

Subject to the Legal Reservations:-

26.3.1	the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations; and

26.3.2

(without limiting the generality of Clause 26.3.1 above), each Transaction Security Document to which it is a party is effective to create a legal, valid and enforceable security interest in favour of the Security Agent for the benefit of the Secured Parties in the assets expressed to be secured thereby.

26.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting by it of the Transaction Security do not and will not violate:-

26.4.1	any law or regulation applicable to it;

26.4.2	its charter, bylaws or other constitutional documents; or

26.4.3

any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument, in any respect which would or could reasonably be expected to have Material Adverse Effect.

26.5	Power and authority

26.5.1

It has the corporate power (or equivalent) to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

26.5.2

No limit on its corporate (or equivalent) powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

26.6	Validity and admissibility in evidence

26.6.1	All Authorisations required to be obtained by it:-

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect except for (i) filings necessary to perfect Liens created under the Finance Documents and (ii) filings with the Securities and Exchange Commission that may be required to be made following the execution and delivery hereof: and which will be obtained or effected promptly after the Agreement Date.

26.6.2

All Authorisations necessary for the conduct of the business, trade and ordinary activities of Obligors have been obtained or effected and are in full force and effect (or will be obtained and be in full force and effect on the date they are required) other than those Authorisations the failure to obtain any of which has or is reasonably likely to have a Material Adverse Effect.

26.7	Governing law and enforcement

26.7.1	The choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions.

26.7.2	Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

26.8	Insolvency

No:-

26.8.1	corporate action, legal proceeding or other procedure or step described in Clause 30.9.1 (Insolvency Proceedings); or

26.8.2	creditors' process described in Clause 30.10 (Creditors' process),

has been taken or, to the knowledge of the Parent, threatened in writing in relation to a Material Company; and none of the circumstances described in Clause 30.8 (Insolvency) applies to a Material Company.

26.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction, except as specified in any Legal Opinion, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except any filing, recording or enrolling or any tax or fee payable in relation to a Finance Document which is referred to in any Legal Opinion and which will be made or paid on or promptly after the date of the relevant Finance Document.

26.10	Deduction of Tax

It is not required to make any deduction for or on account of Tax (other than as may be required as a FATCA Deduction) from any payment of interest it may make under any Finance Document to a Lender which is a Treaty Lender and which has completed the procedural formalities referred to in Clause 20.2.7.

26.11	No default

26.11.1

No Event of Default and, on the Agreement Date and the Closing Date, no Default is continuing or is reasonably likely to result from the making of any Utilisation or its entry into, the performance of, or any transaction contemplated by, any Finance Document.

26.11.2

No Obligor is in default under or with respect to any other agreement or instrument which is binding on it or any Material Company or to which its (or any Material Company's) assets are subject which had or could reasonably be expected to have a Material Adverse Effect.

26.12	No misleading information

Save as disclosed in writing to the Agent and the Arranger prior to the date of this Agreement:

26.12.1

any financial projection, forecast, budget, or other estimate or forward-looking statement or information (collectively, the "Projections") contained in information provided by an Obligor to the Agent has been prepared in good faith on the basis of assumptions believed by such Obligor to be reasonable at the time they were prepared, it being understood that projections by their nature are uncertain and no assurance is given that the results reflected in such Projections will be achieved; and

26.12.2

excluding the Projections, none of the material written information provided to a Finance Party by or at the direction of the Parent or each Obligor (including, without limitation, by any of its legal advisers or its insurance broker(s)) in each case in connection with this Agreement on or before the date of this Agreement and not superseded before that date contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made not materially misleading.

26.13	Financial Statements

26.13.1

The unaudited consolidated financial statements of the Parent and its Subsidiaries as of and for the fiscal quarter and the portion of the Financial Year ended 30 June 2014 present fairly in all material respects the consolidated financial condition and results of operations of such Persons as of and for the periods to which they relate in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes.

26.13.2

The audited Original Financial Statements present fairly in all material respects the consolidated financial condition and results of operations of the Parent and its Subsidiaries as of and for the Financial Year to which they relate in accordance with GAAP.

26.13.3	There has been no material adverse change in the financial condition of the Group, taken as a whole since the date of the Original Financial Statements.

26.13.4	Its most recent financial statements delivered pursuant to Clause 27.1 (Financial statements):

(a)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements; and

(b)

fairly present in all material respects in accordance with GAAP the consolidated financial condition and results of operations of the Parent and its Subsidiaries, for the periods to which they relate, subject (in the case of unaudited financial statements) to year-end audit adjustments and the absence of footnotes.

26.13.5

Since the date of the most recent financial statements delivered pursuant to Clause 27.1 (Financial statements) there has been no material adverse change in the financial condition of the Group, taken as a whole.

26.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceeding or investigation of, or before, any court, arbitral body or governmental authority is pending or, to the knowledge of any Obligor or Material Company, threatened in writing against any Obligor or Material Company and which could reasonably be expected to have a Material Adverse Effect.

26.15	No breach of laws

26.15.1	It has not (and none of its Subsidiaries has) breached any law or regulation which breach had or could reasonably be expected to have a Material Adverse Effect.

26.15.2	There are no strikes, lockouts, or slowdowns against an Obligor or any Subsidiary pending or to its knowledge threatened which had or could reasonably be expected to have a Material Adverse Effect.

26.16	Environmental laws

26.16.1

Each member of the Group is in compliance with Clause 29.3 (Environmental compliance and Environmental Claims) and to the best of its knowledge and belief no circumstances have occurred which would prevent such compliance in a manner or to an extent which had or could reasonably be expected to have a Material Adverse Effect.

26.16.2

No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group where that claim had or could reasonably be expected, if determined against that member of the Group, to have a Material Adverse Effect.

26.16.3	The cost to the Group of compliance with Environmental Laws (including Environmental Permits) is (to the best of its knowledge and belief) adequately provided for in the relevant Budget.

26.17	Taxation

26.17.1

It is not (and none of its Subsidiaries is) materially overdue taking into account any extensions in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue taking into account any extensions in the payment of any amount in respect of Tax, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which it (or its Subsidiaries) have set aside on its (or its Subsidiaries’) books adequate reserves (to the extent required by GAAP) or (ii) to the extent failure to pay could not reasonably be expected to result in a Material Adverse Effect.

26.17.2

No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes except for such as would not reasonably be expected to have a Material Adverse Effect.

26.17.3

It is resident for Tax purposes only in the jurisdiction of its incorporation or formation. For purposes of this Clause 26.17.3, the United States of America, any state thereof and the District of Columbia constitutes a single jurisdiction.

26.18	Security and Financial Indebtedness

26.18.1	No Security exists over all or any of the present or future assets of any Obligor other than:

(a)	as permitted by this Agreement; or

(b)	the Security existing in respect of the Indebtedness under the Existing GAI RCF Agreement, which is to be released on the Closing Date.

26.18.2	No Borrower has any Financial Indebtedness outstanding other than:-

(a)	as permitted by this Agreement; or

(b)	the Financial Indebtedness under the Existing GAI RCF Agreement, which is to be discharged on the Closing Date.

26.19	Ranking

The Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security, in each case other than Permitted Liens and Permitted Vessel Security.

26.20	Good title to assets

Each Obligor and Material Company has good title to, or valid leasehold interests in, all its real and personal property material to their business, taken as a whole, except for minor defects in title that do not interfere with their ability to conduct their business as currently conducted or to utilize such properties for their intended purposes and individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect.

26.21	Legal and beneficial ownership

Each Obligor is the sole legal and beneficial owner of the assets over which it purports to grant Security

26.22	Group Structure Chart

The Group Structure Chart delivered to the Agent pursuant to Schedule 2 (Conditions Precedent) is true, complete and accurate in all material respects as of the date hereof.

26.23	Accounting reference date

The Accounting Reference Date of each Obligor is 31 December.

26.24	Material contracts

The Shipping Documents provided to the Agent pursuant to Schedule 2 (Conditions Precedent) are true, complete and accurate in all material respects and are not misleading in any material respect.

26.25	No adverse consequences

26.25.1	It is not necessary under the laws of its Relevant Jurisdictions:

(a)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(b)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions.

26.25.2

No Finance Party that is not already resident, domiciled or carrying on business in its Relevant Jurisdictions is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions solely by reason of the execution, performance or enforcement of any Finance Document, except to the extent that performance or enforcement results in the ownership of assets or conduct of business by a Finance Party in a Relevant Jurisdiction.

26.26	ERISA Event, Margin Stock and "Investment Company"

26.26.1

No ERISA Event has occurred or is reasonably expected to occur in relation to each Obligor that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would result in a Material Adverse Effect; the aggregate actuarial present value of accumulated benefit obligations of all Employee Plans (based on the assumptions used for purposes of Financial Accounting Standards Board (FASB) Accounting Standards Codification No.715 (Compensation-Retirement Benefits)did not, as of the date of its most recent financial statements, reflecting such amounts, exceed the fair market value of the assets of such Employee Plans by an amount that could reasonably be expected to have a Material Adverse Effect;

26.26.2

No Obligor is engaged nor will engage principally, or as one of its important activities, in the business of purchasing or carrying or extending credit for the purpose of "buying" or "carrying" any Margin Stock;

26.26.3

None of the proceeds of the Facility will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Financial Indebtedness that was originally incurred to "purchase" or "carry" any Margin Stock or for any other purpose which might cause the Facility to be considered a "purpose credit" within the meaning of Regulation U or Regulation X; and

26.26.4

Neither the Parent nor any Obligor is an "investment company" as such term is defined in the Investment Company Act of 1940 of the United States (as amended, the "1940 Act") or otherwise subject to regulation under the 1940 Act.

26.27	Anti-corruption laws

Each member of the Group has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

26.28	Sanctions laws

Each member of the Group has conducted its businesses in compliance with applicable Sanctions laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

26.29	Times when representations made

26.29.1

All the representations and warranties in this Clause 26 are made by each Original Obligor on the date of this Agreement except for the representations and warranties set out in Clause 26.12 (No misleading information) which are deemed to be made by each Obligor with respect to the Budget, on the date of this Agreement and on the first Utilisation Date.

26.29.2

The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period (except that those contained in Clauses 26.13.3 and 26.13.5 will cease to be so made once subsequent financial statements have been delivered under this Agreement).

26.29.3

All the representations and warranties in this Clause 26 except Clause 26.12 (No misleading information) and Clause 26.22 (Group Structure Chart) are deemed to be made by each Additional Obligor on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.

26.29.4

Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

27.	Information Undertakings

The undertakings in this Clause 27 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 27:

"Annual Financial Statements" means the financial statements for a Financial Year delivered pursuant to Clause 27.1.1 (Financial statements).

"Quarterly Financial Statements" means the financial statements delivered pursuant to Clause 27.1.2 (Financial statements).

27.1	Financial statements

The Parent shall in accordance with Clause 41.6 (Electronic communication) and Clause 41.7 (Electronic Filing: Use of websites) supply to the Agent:

27.1.1

No later than 90 days (or 105 days if later reporting is permitted under SEC Rule 12b-25) after the end of each fiscal year of the Parent, the Parent’s audited consolidated balance sheet and related audited consolidated statements of income, shareowners’ investments and cash flows, as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by the Auditors or other independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

27.1.2

No later than 45 days (or 50 days if later reporting is permitted under SEC Rule 12b-25) after the end of each of the first three fiscal quarters of each fiscal year of the Parent, the Parent’s unaudited consolidated balance sheet and related unaudited consolidated statements of income, shareowners’ investments and cash flows, as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Responsible Officer of the Parent as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

27.2	Provision and contents of Compliance Certificate

27.2.1

The Parent shall supply a Compliance Certificate to the Agent no later than two Business Days following its delivery (or deemed delivery) to the Agent of each set of its audited consolidated Annual Financial Statements and each set of its unaudited consolidated Quarterly Financial Statements, as applicable.

27.2.2	The Compliance Certificate shall set out (in reasonable detail) computations as to compliance with Clause 28 (Financial Covenants).

27.2.3	Each Compliance Certificate shall be signed by a Responsible Officer of the Parent.

27.3	Requirements as to financial statements

27.3.1	Each set of financial statements delivered pursuant to Clause 27.1 (Financial statements):

(a)

shall be certified in the manner required in that Clause and in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying those Annual Financial Statements;

(b)	shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied:

(i)	in the case of the Parent and its Subsidiaries, in the preparation of prior period financial statements, except as otherwise required by GAAP; and

(ii)	in the case of any Obligor, in the preparation of the Original Financial Statements for that Obligor,

unless, in relation to any set of financial statements, the Parent notifies the Agent that there has been a change in the Accounting Principles or the accounting practices and delivers to the Agent:

(iii)

a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices upon which the Parent's Original Financial Statements were prepared; and

(iv)

sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 28 (Financial covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and Parent's Original Financial Statements.

27.3.2

If the Agent wishes to discuss the financial position of any member of the Group with the Auditors, the Agent may notify the Parent, stating the questions or issues which the Agent wishes to discuss with the Auditors. In this event, the Parent must ensure that the Auditors are authorised (at the expense of the Parent):

(a)	to discuss the financial position of each member of the Group with the Agent on request from the Agent;

(b)	to disclose to the Agent for the Finance Parties any information relating to the financial position of any member of the Group which the Agent may reasonably request; and

(c)

provided however, that this Clause 27.3.2 shall not be deemed to authorize or require the preparation by the Auditors of new or additional information or analysis not otherwise already completed pursuant to the audit work of the Auditors or which would incur unreasonable expense.

27.4	Budget

27.4.1

The Parent shall supply to the Agent, as soon as the same become available but in any event within 60 days after the end of each of its Financial Years, an annual Budget for the following Financial Year.

27.4.2	The Parent shall ensure that each Budget (excluding, with respect to the immediately succeeding paragraphs (a) and (c) below, the Original Budget) delivered to the Agent hereunder:

(a)	includes all of the financial information reviewed by the Parent’s board of directors when the Budget was presented thereto;

(b)

is prepared in good faith, on the basis of assumptions believed by the Parent to be reasonable at the time it was prepared, it being understood that the Budget by its nature is uncertain and no assurance is given that the Budget will be achieved; and

(c)	has been presented to the board of directors of the Parent.

27.5	Group companies

The Parent shall, at the request of the Agent, such request to be not more frequently than once every Financial Quarter supply to the Agent a report issued by its Financial Officer stating which of its Subsidiaries are Material Companies.

27.6	Quarterly fleet contract summary report

The Parent shall supply to the Agent no later than 45 days (or 50 days if later reporting is permitted under SEC Rule 12b-25) after the end of each Financial Quarter, a report summarising the current contractual position in relation to the Group's fleet of vessels worldwide. Unless otherwise agreed between the Parent and the Agent, the form and content of such report shall be substantially as set out in the Fleet Report Template.

27.7	Presentations

Once in every Financial Year, (or more frequently if requested to do so by the Agent if the Agent reasonably suspects a Default is continuing or may have occurred or may occur), upon request by the Agent, the chief financial officer of the Parent shall give a presentation to the Finance Parties about the on-going business and financial performance of the Group.

27.8	Year-end

Neither the Parent nor any other Obligor shall change its Accounting Reference Date.

27.9	Information: miscellaneous

The Parent shall supply to the Agent (in electronic form if each Borrower so elects):

27.9.1

promptly upon the same being dispatched and in any event, within 2 Business Days of the same being dispatched, copies of all documents dispatched by the Parent or any Obligors to its creditors generally (or any class of them);

27.9.2

promptly upon becoming aware of them, the material details of any litigation, arbitration or administrative proceedings which are current, threatened in writing or pending against any Material Company and which are reasonably likely to have a Material Adverse Effect;

27.9.3

promptly on written request, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents; and

27.9.4

promptly on written request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement and/or details of any changes to the Senior Management of the Parent or each Borrower as any Finance Party through the Agent may reasonably request).

27.10	Notification of default

27.10.1

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

27.10.2

If from time to time the Agent reasonably believes a Default may have occurred, then upon a request by the Agent, the Parent shall promptly supply to the Agent a certificate signed by its Responsible Officer on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

27.11	"Know your customer" checks

27.11.1	If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to an eligible party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender (acting through the Agent) supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (c) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

27.11.2

Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

27.11.3

The Parent shall, by not less than 20 Business Days' prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of the requested effective date of the addition of one of its Subsidiaries as an Additional Obligor pursuant to Clause 34 (Changes to the Obligors).

27.11.4

Following the giving of any notice pursuant to Clause 27.11.3 above, if the accession of such Additional Guarantor obliges the Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Agent or any Lender (acting through the Agent) supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

28.	Financial Covenants

28.1	Financial covenants

28.1.1	Capitalisation Ratio: The Capitalisation Ratio shall be tested at the end of each Financial Quarter and shall not exceed 50% (fifty per cent).

28.1.2

Consolidated Interest Coverage Ratio: The Parent shall not permit the Consolidated Interest Coverage Ratio, for any period of four consecutive Financial Quarters of the Parent, to be less than 4.0 to 1.0.

28.1.3	Collateral to Debt Ratio: The Collateral to Debt Ratio shall be tested at the end of each Financial Quarter and shall be at least 1.75 to 1.0.

28.1.4	Collateral to Commitments Ratio: The Collateral to Commitments Ratio shall be tested at the end of each Financial Quarter and shall be at least:-

(a)	1.10 to 1.0 for the Financial Quarter ended September 30, 2014;

(b)	1.10 to 1.0 for the Financial Quarter ended December 31, 2014;

(c)	1.10 to 1.0 for the Financial Quarter ended March 31, 2015;

(d)	1.15 to 1.0 for the Financial Quarter ended June 30, 2015;

(e)	1.20 to 1.0 for the Financial Quarter ended September 30, 2015; and

(f)	1.25 to 1.0 for the Financial Quarter ended December 31, 2015 and each Financial Quarter thereafter.

28.2	Financial testing

28.2.1

The financial covenants set out in Clause 28.1 (Financial covenants) shall be calculated in accordance with the Accounting Principles and tested as of the end of each Financial Quarter by reference to each of the financial statements delivered pursuant to Clause 27.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 27.2 (Provision and contents of Compliance Certificate) which relate to the period ending on such Quarter Date.

28.2.2

If the Borrower elects to sell one or more Collateral Vessels (subject to all of the limitations on disposition of Collateral Vessels set forth elsewhere herein, including such limitations set forth in Clause 31 (Collateral Vessel Sale, Substitution and Addition) and deposits the Net Cash Proceeds in the Cash Collateral Account in accordance with Clause 31.1(c) hereof, then:-

(a)

if the Agent consents (such consent not to be unreasonably conditioned, delayed or withheld) to the application of such Net Cash Proceeds toward prepayment of Revolving Facility Loans hereunder, then (notwithstanding any other provision hereof) upon effecting such prepayment until the earlier of (A) the one year anniversary of the date such Net Cash Proceeds are utilised towards such prepayment; and (B) the date that a new vessel (which has either been acquired or constructed) becomes a New Vessel, the Collateral to Commitments Ratio shall be calculated as the ratio of (1) the aggregate Appraised Value of the Collateral Vessels plus any sums at credit of the Cash Collateral Account plus the amount of such Net Cash Proceeds used to prepay outstanding Revolving Facility Loans, to (2) the Total Revolving Facility Commitments;

(b)

any consent by the Agent to prepayment of the Revolving Facility Loans pursuant to this Clause 28.2.2 shall be subject to payment of any Break Costs as may arise in accordance herewith as a result of a prepayment prior to the last day of an applicable Interest Period.

28.3	Equity Cure

28.3.1

Subject to Clause 28.4 (Limitations) below, if a Default has occurred under Clause 28.1 (Financial covenants) above in respect of a breach of Clauses 28.1.1 and/or 28.1.3 above (a "Curable Default"), the Borrower may, not later than 20 Business Days’ after delivery of the relevant Compliance Certificate relating to the Quarter Date which demonstrates that Curable Default or, if earlier, the date on which the Borrower becomes aware of such Default, for the purposes of calculating the Collateral to Debt Ratio, deduct the Cure Amount from the total amount outstanding under the Revolving Facility as if the Cure Amount had been applied in repayment of the Revolving Facility provided that 100% of the Cure Amount must be used to prepay the Revolving Facility within such 20 Business Day period in accordance with the other provisions of this Agreement.

28.3.2

Once the Cure Amount has been received and applied as contemplated above by the Borrower, the relevant financial covenant in Clause 28.1 (Financial Covenants), the subject of the relevant Curable Default, shall be retested taking into account the application of the Cure Amount as if that application had been made immediately prior to the relevant Quarter Date.

28.3.3	If, after being retested in accordance with Clause 28.3.2 above, the financial covenant(s) in Clauses 28.1.1 and/or 28.1.3 above the subject of the relevant Curable Default is complied with:-

(a)

the Borrower shall be deemed to have satisfied the requirements of that financial covenant(s) as of the relevant Quarter Date with the same effect as if there had been no breach of such financial covenant(s); and

(b)	that Curable Default shall be deemed cured for all purposes and such Default shall cease be continuing.

28.3.4	For the purposes of this Clause 28.3, Cure Amount means an amount equal to:

(a)

the cash proceeds from (1) cash on hand of Parent or Borrower or (2) any person which is not a member of the Group of (i) any subscription for Equity Interests of the Borrower or the Parent, (ii) any capital contribution to the Borrower and (iii) any raising of funds by the Borrower or the Parent by way of any issuance of of Equity Interests (whether by private placement or public offering); and/or

(b)	loans in cash by any person which is not a member of the Group to the Parent or the Borrower (i) on subordinated terms acceptable to the Majority Lenders or (ii) on an unsecured basis.

28.4	Limitations

28.4.1	The Borrower may only remedy Curable Defaults a maximum of three times during the period from the date of this Agreement to the Termination Date.

28.4.2	The Borrower may not remedy Curable Defaults more than once in any Financial Year and may not remedy Curable Defaults in consecutive Financial Quarters.

28.4.3	The Borrower may not remedy a Curable Default by pledging additional vessels as collateral in accordance with Clause 31.2 (Collateral Vessel Substitution and Addition).

28.5	Financial Covenant definitions

In this Agreement:-

"Capitalisation Ratio" means, on any date, the ratio (expressed as a percentage) of:-

(a)	Total Indebtedness as of such date, to

(b)	Total Indebtedness as of such date plus Shareholders Equity as of such date.

"Consolidated Adjusted EBITDA" means, for any period, the Consolidated Net Income (or Consolidated Net Income Before Extraordinary Items and/or Discontinued Operations, if either or both are presented) for such period, without duplication:-

(a)	plus consolidated provision for tax expenses;

(b)	plus consolidated depreciation and amortization;

(c)	plus consolidated interest expense;

(d)	plus impairment charges to the extent included in the income statement (including with respect to fixed assets or goodwill or other intangibles);

(e)

plus any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards, to the extent included in the income statement and separately stated in the statement of cash flows as a reconciling item from net income to cash flows from operations;

(f)	less consolidated interest income;

(g)

plus (less) the non-cash portion of losses (gains) on disposals, to the extent included in the income statement if separately stated in the operating and investing sections of the statement of cash flows as a net reduction or increase in cash flow;

(h)	plus or minus non cash income or losses in relation to hedging activities.

For the purposes of calculating Consolidated Adjusted EBITDA for any period of four consecutive fiscal quarters (each, a "Reference Period"), (i) if at any time during such Reference Period (and after the Agreement Date) the Parent or any of its Subsidiaries shall have made any Material Disposition (as defined below), the Consolidated Adjusted EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated Adjusted EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated Adjusted EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period (and after the Agreement Date) the Parent or any of its Subsidiaries shall have made a Material Acquisition, Consolidated Adjusted EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto to adjustments that (A) are permitted or required by Regulation S-X as promulgated under the Securities Act of 1933, as amended, (B) have been certified by the chief financial officer of the Parent and provided the Agent is satisfied that such adjustments have been prepared in good faith and are based upon reasonable assumptions, which assumptions have been detailed in writing by the Parent or (C) are otherwise acceptable to the Agent (acting reasonably) as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, "Material Acquisition" means any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of the productive assets or an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by the Parent or any of its Subsidiaries in excess of $20,000,000.00; and "Material Disposition" means any disposition of property or series of related dispositions of property that (x) constitutes assets comprising all or substantially all of the productive assets or an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) yields gross proceeds to the Parent or any of its Subsidiaries in excess of $20,000,000.00.

"Consolidated Interest Coverage Ratio" means, for any period, the ratio of (a) Consolidated Adjusted EBITDA for such period to (b) Consolidated Interest Expense for such period.

"Consolidated Interest Expense" means, on a consolidated basis for any Person for any period, without duplication, the aggregate amounts payable in cash (or, in case of capitalised interest accrued or capitalised in accordance with GAAP) with respect to such period for (a) interest expense (including that attributable to Capitalised Leases) and capitalised interest of the Parent and its Subsidiaries, determined in accordance with GAAP, and (b) mandatory dividend payments in respect of shares of capital stock to the extent the same is payable in cash during such period, but excluding, to the extent included in clauses (a) and (b) above, (i) the amortized amount of any fees and expenses associated with the consummation of any Financial Indebtedness financing, (ii) any fees, expenses and costs associated with the renegotiation of Financial Indebtedness, (iii) costs associated with obtaining any interest rate hedging agreements, (iv) annual agency fees paid to the Agent, and (v) fees and expenses associated with any investment, recapitalization, equity issuance or debt issuance permitted under this Agreement (whether or not consummated).

"Consolidated Net Income" means, for any period, the net income (loss) of the Parent and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that (a) the net income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or other distributions actually paid in cash to the Parent or any Subsidiary during such period, (b) the net loss of any such Person will be included only to the extent such loss is funded in cash by the Parent or a Subsidiary during such period and (c) the income or loss of any Person will be excluded to the extent such income or loss is accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Parent or any Subsidiary or the date that such Person’s assets are acquired by the Parent or any Subsidiary.

"Shareholders Equity" means, on any date, total shareholders equity of the Parent and its Subsidiaries, determined in accordance with GAAP.

"Total Indebtedness" means, as of any date, the aggregate principal amount of Financial Indebtedness of the Parent and its Subsidiaries outstanding as of such date, determined on a consolidated basis in accordance with GAAP (and otherwise excluding any Financial Indebtedness owed to the Parent or any of its Subsidiaries) and which would be reflected as long-term debt or short-term debt on a consolidated balance sheet of the Parent in accordance with GAAP if such balance sheet were prepared on such date. Total Indebtedness shall in all cases be calculated without giving effect to Accounting Standards Codification 815.

29.	General Undertakings

The undertakings in this Clause 29 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

Authorisations and compliance with laws

29.1	Authorisations

Each Obligor shall promptly:-

29.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

29.1.2	if requested by the Agent, supply certified copies to the Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:-

(a)	enable it to perform its obligations under the Finance Documents;

(b)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(c)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

29.2	Compliance with laws

Each Obligor shall (and the Parent shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

29.3	Environmental compliance and Environmental Claims

29.3.1	Each Obligor shall (and the Parent shall ensure that each member of the Group will):-

(a)	comply with all Environmental Law;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

29.3.2	Each Obligor shall (through the Parent), promptly upon becoming aware of the same, inform the Agent in writing of:-

(a)	any Environmental Claim against any member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect.

29.4	Dividends

The Parent may not make or declare payment of any Distribution unless:

29.4.1

the Parent and its consolidated Subsidiaries are in Pro-Forma Compliance after giving effect to such Distribution with Clause 28 (Financial Covenants) in each case recomputed as at the last day of the most recently ended fiscal quarter of the Parent as if such Distribution had occurred on the first day of each relevant period for testing such compliance; and

29.4.2	no Default is continuing or would result therefrom.

29.5	Taxation

29.5.1

Each Obligor shall (and the Parent shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:-

(a)

(A) such payment is being contested in good faith; (B) adequate reserves (to the extent required by GAAP) are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 27.1 (Financial statements); and (C) such payment can be lawfully withheld; or

(b)	failure to pay could not reasonably be expected to result in a Material Adverse Effect.

29.5.2	No Obligor may change its residence for Tax purposes.

Restrictions on business focus

29.6	Merger

The Borrower shall not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall be continuing:

29.6.1	any Person may merge or consolidate with or into a Borrower in a transaction in which a Borrower is the surviving corporation,

29.6.2

any Person may merge or consolidate with or into a Borrower, provided that, if a Borrower is not the survivor of such merger or consolidation, (first) the survivor shall have expressly assumed the obligations of such Borrower arising hereunder by written acknowledgement in form and substance satisfactory to the Agent (second) the Agent and Security Agent are satisfied that the Transaction Security is not impaired or adversely affected and (third) the survivor is incorporated in the same jurisdiction as the Borrower, any other state in the United States of America or any other jurisdiction as may be approved with the consent of the Agent (on the instructions of all the Lenders);

29.6.3

each Borrower may merge with and into any of its Wholly Owned Subsidiaries, provided that the survivor of such merger, if not the Borrower, (first) expressly assumes the guarantee obligations of each Borrower arising hereunder by written acknowledgement in form and substance satisfactory to the Agent (second) the Agent and Security Agent are satisfied that the Transaction Security is not impaired or adversely affected and (third) the survivor is incorporated in the same jurisdiction as the Borrower, any other state in the United States of America or any other jurisdiction as may be approved with the consent of the Agent (on the instructions of all the Lenders); and

29.6.4

any Subsidiary of the Borrower, other than an Obligor or a Material Company, may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect and the assets of that Subsidiary of the Parent are distributed pro-rata to the holders of the Equity Interests of such Subsidiary in accordance with applicable law.

29.7	Change of business

The Parent shall procure that no material change is made to the general nature of the business of the Original Borrower or of the Parent and its Subsidiaries taken as a whole from that carried on by the Group at the date of this Agreement, any business substantially related or incidental thereto or any reasonable extensions or expansions thereof.

29.8	Acquisitions

No Obligor shall acquire any Person or any Equity Interest of or a division or line of business of a Person (or, in each case, any interest in any of them) except for:-

29.8.1	Permitted Acquisitions;

29.8.2	interests in joint ventures permitted under Clause 29.9 (Joint ventures);

29.8.3

Equity Interests issued by the Parent or by Subsidiaries (other than Equity Interests of each Borrower unless such Equity Interests of each Borrower are pledged to the Security Agent on terms satisfactory to it to secure the repayment of the Loans); and

29.8.4	Equity Interests acquired:

(a)	in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; or

(b)	as a result of a foreclosure by an Obligor with respect to any secured transaction or other transfer of title with respect to any secured transaction in default.

29.9	Joint ventures

No Obligor shall enter into, acquire any Equity Interest in, or transfer any assets (including cash) to, a Joint Venture with a third-party non-Affiliate, except that:

29.9.1

none of the foregoing shall prohibit, limit or affect in any way any acquisition from any Person of any Equity Interests by, investment by, loan from, debt purchase agreement with, or transfer of assets by or to, the Parent or any Subsidiary thereof (other than the Borrower) so long as the Parent, after giving effect to any such transaction, is in Pro Forma Compliance under Clause 28.1 (Financial covenants);

29.9.2

none of the foregoing shall prohibit, limit or affect in any way any acquisition of any Equity Interests by, investment by, loan from, debt purchase agreement with, or transfer of assets by or to each Obligor to the extent that the aggregate consideration for all such investments in, acquisitions of or transfers of assets to such Joint Venture by any Obligor does not exceed the greater of $100,000,000 and 7.5% of Consolidated Tangible Assets of the Parent and its Subsidiaries from and after the date hereof through the remaining term of this Agreement and no Collateral Vessel shall be transferred to such Joint Venture; and

29.9.3

notwithstanding any provision in this Agreement, any Obligor may enter into any vessel charter of any kind (including without limitation a bareboat charter) or vessel management agreement of any kind as may be required or deemed advisable to comply with local laws pertaining to the ownership, operation or use of a vessel in a particular jurisdiction, provided:-

(a)	the vessel subject to such charter or agreement is not a Collateral Vessel; or

(b)

if the vessel subject to such charter or agreement is a Collateral Vessel, that (i) such charter or agreement is on arm's length terms (ii) ownership of the Collateral Vessel is not transferred from the Obligor; and (iii) the value and priority of liens of the Secured Parties on, or the ability of the Security Agent to exercise powers and remedies in relation to, the Transaction Security is not in any way prejudiced by the terms of the relevant agreement (except for the procedural aspects of exercising secured creditors’ rights against collateral in possession of a charter party).

Restrictions on dealing with assets and Security

29.10	Preservation of assets

Each Obligor shall maintain in accordance with good industry practices all of its assets necessary in the conduct of its business.

29.11	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

29.12	Negative pledge

No Obligor shall (and the Parent shall ensure that no other member of the Group shall) create, incur, assume or permit to exist any Lien on its or their assets, except:

(a)	Liens imposed by law for Taxes, assessments or governmental charges which are not delinquent for a period of more than 60 days or are being contested in compliance with Clause 29.5 (Taxation).

(b)	Permitted Vessel Security and any other Lien in favour of the Security Agent hereunder.

(c)

Any Lien existing on the date hereof and described in the Disclosure Schedule provided that such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount not in excess of accrued interest thereon and fees and expenses, including premium and defeasance costs, associated therewith).

(d)

Any Lien existing on any property or asset prior to the acquisition thereof by the Parent, each Borrower or any Subsidiary thereof or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, and (B) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount not in excess of accrued interest and fees and expenses, including premium and defeasance costs, associated therewith).

(e)

Liens on fixed or capital assets acquired, constructed or improved by the Parent, each Borrower or any Subsidiary (including any such assets made the subject of a Capitalised Lease Obligation); provided that (i) such Liens if created by each Borrower secure Indebtedness permitted by Clause 29.15(f), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Financial Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of each Borrower or any Subsidiary (other than insurance thereon and other proceeds of such capital assets).

(f)

Liens on property of any Foreign Subsidiary, or Liens on the Equity Interests of any Foreign Subsidiary, in each case for purposes of securing Indebtedness of such Foreign Subsidiary (or guarantees of such Indebtedness);

(g)	Liens in favour of each Borrower or any Subsidiary.

(h)

Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Parent, each Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent, each Borrower or any Subsidiaries, (iii) relating to purchase orders and other agreements entered into with customers of the Parent, each Borrower or any Subsidiary in the ordinary course of business or (iv) arising under or pursuant to banking relationships.

(i)	Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights.

(j)

Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods, and bailment, storage or similar arrangements in each case entered into in the ordinary course of business.

(k)

Liens securing Refinancing Indebtedness; provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced and proceeds thereof.

(l)

Liens (i) attaching to advances to a seller of any property to be acquired, (ii) consisting of an agreement to dispose of property and (iii) on cash earnest money deposits in connection with mergers or consolidations permitted under Clause 29.6 (Merger), Permitted Acquisitions under Clause 29.8 (Acquisitions) and Joint Ventures permitted under Clause 29.9 (Joint ventures).

(m)	Liens on insurance policies and the proceeds thereof granted in the ordinary course to secure the financing of insurance premiums with respect thereto.

(n)	Any sale or assignment of accounts receivable permitted hereby other than any accounts receivable relating to the Collateral Vessels.

(o)	Licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business of the Parent, each Borrower or any of its Subsidiaries.

(p)	Any lien, interest or title of a licensor, lessor, sublicensor or sublessor under any license or lease not prohibited by this Agreement.

(q)

Liens arising under Environmental Laws which (i) are being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP or (ii) arise by operation of law (and not as a result of any grant or consent by the Parent, each Borrower or any Subsidiary) to secure performance by the Parent, each Borrower or its Subsidiaries of remediation activity, so long as the Parent, each Borrower and its Subsidiaries are in compliance with all requirements applicable to such remediation activity;

(r)

In the case of Equity Interests issued by a joint venture or a wholly-owned Subsidiary, any call or similar right in the nature of a right of first offer or a first refusal right of a third party that is also an investor in such joint venture or Subsidiary and, in the case of Equity Interests issued by a joint venture or Subsidiary, any call or similar right on any nominee, trust or directors’ qualifying shares or similar arrangements designed to satisfy requirements of applicable local laws.

(s)	Cash collateral provided on customary terms securing reimbursement obligations in respect of letters of credit described in Clause 29.15(i).

(t)

(i) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, (ii) Liens incurred in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies and (iii) Liens securing obligations in respect of letters of credit or bank guarantees that have been posted by the Parent, each Borrower or any of its Subsidiaries to support the payment of the items set forth in clauses (i) and (ii) of this clause (t);

(u)

(i) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, (ii) Liens in favour of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and (iii) Liens securing obligations in respect of letters of credit or bank guarantees that have been posted by the Parent, each Borrower or any of its Subsidiaries to support the payment of items set forth in clause (i) of this clause (u);

(v)

judgment liens in respect of judgments or attachments that do not constitute an Event of Default under Clause 30 (Events of Default) and pre-judgment Liens created by or existing from any litigation or legal proceedings that are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, for which adequate reserves have been made to the extent required by GAAP, and which would not, upon becoming Liens securing judgments for the payment of money, constitute an Event of Default under Clause 30 (Events of Default);

(w)

easements, zoning restrictions, rights-of-way, restrictive covenants, irregularities in title and similar encumbrances on real property imposed by law or arising in the ordinary course of business and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent, each Borrower or any Subsidiary;

(x)	Liens securing Other Hedging Arrangements entered into for the purpose of hedging economic risks, and not for the purpose of speculation; and

(y)

Liens not otherwise permitted by this Clause 29.12 securing obligations and Indebtedness in an aggregate amount not in excess of $5,000,000 at any time outstanding with respect to each Borrower and its Subsidiaries, and (ii) $20,000,000 with respect to the Parent and its Subsidiaries.

Provided that notwithstanding the foregoing, (i) no Lien or other security over the Collateral Vessels shall be created or allowed to subsist other than Permitted Vessel Security; (ii) no consensual Liens shall be created or permitted to exist on Equity Interests that constitute Transaction Security other than pursuant to clause (a) or (b) above.

29.13	Disposals

(a)	No Obligor shall, and the Parent will ensure that no other member of the Group shall, dispose of any Material Company unless:

(i)	with the prior written consent of the Agent (acting on the instructions of the Majority Lenders); or

(ii)	on a pro forma basis immediately following such disposal, the financial covenants set out in Clause 28.1 (Financial covenants) would be satisfied.

(b)

No Obligor shall without the prior written consent of the Agent (acting on the instructions of the Majority Lenders) dispose of any asset expressed to be secured by the Transaction Security, provided, however, that the Obligors may dispose of any such assets if, on a pro forma basis immediately following such disposal, the financial covenants set out in Clause 28.1 (Financial covenants) would be satisfied and provided that Parent and the Borrowers comply with Clause 31 (Collateral Vessel Sale, Substitution and Addition) if applicable.

(c)

Without limiting the generality of any of the other prohibitions of this Clause 29.13, and without limiting the disposals otherwise permitted under Clauses 29.13(a) and 29.13(b), no Obligor shall consummate an Asset Sale, except for each of the following:

(i)	sales, transfers, leases and other dispositions of (x) any property (including inventory) and (y) used, surplus, obsolete or worn-out equipment, in each case in the ordinary course of business;

(ii)	sales, transfers, leases and other dispositions to the Parent, to each Borrower or to a Subsidiary of the Parent or the Borrower;

(iii)

leases or subleases of property, and licenses or sublicenses of intellectual property, in each case entered into in the ordinary course of business and which do not materially interfere with the business of the Parent and its Subsidiaries taken as a whole;

(iv)	dispositions or write-downs of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or bankruptcy or similar proceedings;

(v)

(A) sales, transfers, leases and other dispositions permitted or effected by merger or consolidation subject to paragraph (a) above and, in the case of each Borrower only, Clause 29.6 (Merger) hereof and (B) Liens permitted under Clause 29.12 (Negative pledge);

(vi)

sales, transfers, leases and other dispositions of property in connection with investments permitted under Clauses 29.6 (Merger) or 29.9 (Joint ventures), subject to paragraph (a) of this Clause 29.13;

(vii)

dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation, nationalization or similar proceeding of, any property or asset of the Parent or any Subsidiary;

(viii)	voluntary terminations of Hedging Agreements or Other Hedging Arrangements;

(ix)	sales, transfers, leases and other dispositions of vessels or other assets (real or personal, tangible or intangible) that are not Transaction Security; and

(x)	sales, leases, transfers or other dispositions identified in this Clause 29.13,

PROVIDED THAT (except with respect to the foregoing paragraphs (iv), (vii) and (viii)) on a pro forma basis immediately following such disposal, the financial covenants set out in Clause 28.1 (Financial covenants) would be satisfied.

29.14	Intra-Group Loans

29.14.1

Except (i) as permitted by the Agent (acting on the instruction of the Majority Lenders) and (ii) in connection with the operation of a consolidated cash management system, each Borrower shall not following the occurrence of an Event of Default:

(a)	repay or prepay any principal amount (or capitalised interest) outstanding under the Intra-Group Loans;

(b)	pay any interest or any other amounts payable in connection with the Intra-Group Loans; or

(c)	purchase, redeem, defease or discharge any amount outstanding with respect to the Intra-Group Loans.

29.15	Financial Indebtedness

No Obligor shall (and the Parent shall ensure that no other member of the Group shall), create, incur, assume or allow to remain outstanding any Financial Indebtedness, except for:

(a)

Credit Facilities of an Obligor, the Parent or any of their respective Subsidiaries and letters of credit pursuant to one or more such Credit Facilities (with letters of credit being deemed to have an outstanding amount equal to the maximum potential liability of the Group members thereunder or in connection therewith) (together "Credit Facilities Indebtedness") in an aggregate principal amount not exceeding at any time the greater of (i) $350,000,000 and (ii) 25% of Consolidated Tangible Assets provided that such Credit Facilities Indebtedness of any Foreign Subsidiaries shall not exceed $50,000,000 in aggregate principal amount at any time;

(b)	Financial Indebtedness arising in respect of the Existing Bond Debt;

(c)

additional unsecured Financial Indebtedness of an Obligor, Parent or and any of their respective Subsidiaries not otherwise permitted pursuant to this Clause 29.15; provided that (i) the maturity date for such Indebtedness shall occur no earlier than the date six months after the Revolver Termination Date, and (ii) the principal amount of such Indebtedness shall not be required by its terms to amortize by more than 2% during any twelve month period prior to the Revolver Termination Date (excluding the effect of put rights, required tenders for such Indebtedness or other repayments or prepayments required upon the occurrence of a contingency (such as, by way of example and not by way of limitation, an event of default, the destruction of assets or a change of control);

(d)	Financial Indebtedness of an Obligor, Parent or any of their respective Subsidiaries to an Obligor, Parent or any of their respective Subsidiaries;

(e)

Guarantees incurred in the ordinary course of business by an Obligor, Parent or and any of their respective Subsidiaries of Financial Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of an Obligor, Parent or any of their respective Subsidiaries provided that the Indebtedness guaranteed is permitted to be incurred under this Agreement;

(f)

Financial Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalised Lease Obligations and any Financial Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that:-

(i)	such Financial Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement; and

(ii)

to the extent such Financial Indebtedness is on terms whereby the creditor has recourse beyond only the fixed or capital assets being financed, such Financial Indebtedness shall not exceed 7.5% of Consolidated Tangible Assets at any time;

(g)

Financial Indebtedness of any Person that becomes a Subsidiary of an Obligor, Parent or any of their respective Subsidiaries after the date hereof; provided that (i) such Financial Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the Parent is in compliance, on a pro forma basis after giving effect to the acquisition of such Subsidiary with the financial covenants in Clause 28.1 (Financial covenants);

(h)	Financial Indebtedness in respect of Hedging Agreements or Other Hedging Arrangements permitted pursuant hereto;

(i)	Financial Indebtedness of an Obligor, Parent or and any of their respective Subsidiaries in respect of letters of credit constituting reimbursement obligations

(i)	with respect to letters of credit in respect of workers’ compensation claims or self-insurance obligations, or

(ii)	obtained in the ordinary course of business so long as the aggregate amount of the reimbursement obligations (contingent or otherwise) in respect thereof is expressly limited to $7,000,000;

(j)

Financial Indebtedness of an Obligor, Parent or and any of their respective Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of Indebtedness for borrowed money);

(k)

Financial Indebtedness of an Obligor, Parent or and any of their respective Subsidiaries arising from the honouring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(l)

Financial Indebtedness of an Obligor, Parent or and any of their respective Subsidiaries representing deferred compensation to employees of an Obligor, Parent or and any of their respective Subsidiaries incurred in the ordinary course of business;

(m)

Financial Indebtedness of an Obligor, Parent or any of their respective Subsidiaries incurred in connection with any Permitted Acquisition consisting of obligations in respect of indemnification, the adjustment of the purchase price or similar adjustments;

(n)

Financial Indebtedness incurred by an Obligor, Parent or and any of their respective Subsidiaries in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;

(o)

Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations of each Borrower or any Subsidiary thereof contained in supply arrangements, in each case, in the ordinary course of business;

(p)

Refinancing Indebtedness of an Obligor, Parent or any of their respective Subsidiaries incurred in exchange for, or the net proceeds of which are used to refund, refinance or replace Financial Indebtedness (other than Financial Indebtedness incurred pursuant to sub-clause 29.15(r)) that was permitted to be incurred under this Clause 29.15;

(q)

Permitted Subordinated Indebtedness, without any limitation as to amount, so long as each Borrower and the Subsidiaries are in Pro Forma Compliance and the relevant parties are each party to an intercreditor agreement subordinating such indebtedness to the Financial Indebtedness arising under the Finance Documents;

(r)	other Financial Indebtedness of each Borrower or any Subsidiary thereof, in an aggregate principal amount at any time outstanding pursuant to this Clause 29.15 not in excess of $30,000,000; and

(s)	all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described above.

Miscellaneous

29.16	Ownership of Borrowers

Each Borrower shall remain a Subsidiary of the Parent, except with respect to Subsidiary dispositions or mergers otherwise permitted hereunder.

29.17	Insurance

(a)

Without prejudice to paragraph (c) below, each Obligor shall (and the Parent shall ensure that each Borrower and each of such Borrowers Subsidiaries will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies of similar reputation carrying on the same or substantially similar business in similar locations and, in the case of the Insurances, as provided in the Transaction Security Documents.

(b)	All insurances (including the Insurances) must be with reputable independent insurance companies or underwriters.

(c)	The Obligors shall ensure that:

(i)	the Insurances are maintained in full force and effect;

(ii)	the Security Agent is named as co-insured or that its interest is noted on such policies (in each case as required by the Transaction Security Documents); and

(iii)

in relation to any casualty claim over $5,000,000 each Borrower or its Subsidiaries' relevant policy or policies provide for the Security Agent as sole loss payee or that any such sums are payable at the Security Agent's direction, in each case in accordance with, and in the manner prescribed by, the Transaction Security Documents and as evidenced by the Certificate of Insurance and Broker's Letter of Undertaking.

(d)

Each Borrower shall give written notice to the Agent promptly after the occurrence of any Recovery Event or series of related Recovery Events which will, or is likely to, result in a claim or claims in excess of $5,000,000 (in the aggregate) being made by each Borrower under the Insurances in accordance with, and in the manner provided by, the Transaction Security Documents.

(e)	Subject to paragraphs (f) and (g) below (and notwithstanding paragraph (c)(iii) above), if each Borrower or the Security Agent shall receive Net Cash Proceeds from any Recovery Event:-

(i)

the party receiving the Net Cash Proceeds shall deposit the same as soon as possible in the Cash Collateral Account, and each Borrower shall ensure that a Cash Collateral Account Charge is (if not already granted) immediately granted to the Security Agent in form and content acceptable to it; and

(ii)	if each Borrower provides to the Agent a certificate from a Financial Officer of each Borrower confirming:

(A)

that each Borrower intends to apply the Net Cash Proceeds within 365 days after receipt of such Net Cash Proceeds to repair or replace the damaged Collateral Vessel (or in reimbursement to each Borrower in respect of amounts already paid by each Borrower in such repair or replacement) provided that, in the case of replacement, the New Vessel Conditions set out in Clause 31.2 (Collateral Vessel Substitution and Addition) shall apply and must be met in relation to the replacement vessel with references to "substitute" and "substitution" in Clause 31.2 being read as "replace" and "replacement" for purposes of this paragraph; and

(B)

no Event of Default is continuing (or would occur as a result of the Recovery Event) and in particular but without prejudice to the generality no breach of Clause 28.1.3 (Collateral to Debt Ratio) or Clause 28.1.4 (Collateral to Commitments Ratio) is continuing or will occur as a result of the Recovery Event, each Borrower shall be entitled to withdraw sums from the Cash Collateral Account solely for the purpose set out in paragraph (ii)(A) above. Any sums not so withdrawn at the expiry of the 365 day period referred to in paragraph (ii)(A) above shall be applied in prepayment of the Loans on the last day of the next expiring Interest Period.

(f)

If on any date the Security Agent shall receive Net Cash Proceeds from any Recovery Event or series of related Recovery Events which are less than $5,000,000 (in the aggregate), such Net Cash Proceeds shall be paid to each Borrower provided that each Borrower shall be obliged to use any Net Cash Proceeds from a Recovery Event for the repair, improvement or replacement of the Collateral Vessel(s) as provided in the Transaction Security Documents.

(g)	If on any date:-

(i)	each Borrower or the Security Agent shall receive Net Cash Proceeds from any Recovery Event or series of related Recovery Events in excess of $25,000,000 (in the aggregate); or

(ii)	the balance of Recovery Event proceeds in the Cash Collateral Account exceeds $25,000,000 (in the aggregate),

the whole of such proceeds shall, unless the Majority Lenders and each Borrower otherwise agree, be applied in prepayment of the Loans on the last day of the next expiring Interest Period.

29.18	Hedging

Neither the Parent nor any of its Subsidiaries shall be entitled to enter into any Treasury Transaction other than:-

29.18.1	a Hedging Agreement, subject to and in accordance with Schedule 10; or

29.18.2	Other Hedging Arrangements provided the same are:-

(a)	not for any speculative purposes; and

(b)	in the prudent course of its or their respective businesses.

29.19	No change in management

The Borrower will not permit:

29.19.1	anyone other than the Manager to be appointed as commercial or technical managers of the Collateral Vessels;

29.19.2	any material amendment of the contractual arrangements for the commercial or technical management of the Collateral Vessels; or

29.19.3	the Manager to sub-contract or delegate a material part of the commercial or technical management of any Collateral Vessel to any third party,

in each case except with consent of the Agent, such consent not to be unreasonably conditioned, withheld or delayed where operational requirements (including local laws) dictate such a change in vessel control or management arrangements.

29.20	Registration of Vessels

The Borrower undertakes to maintain the registration of the Collateral Vessels under the flag indicated in Schedule 11 (The Collateral Vessels), or such other flag requested by each Borrower and consented to by the Agent acting on behalf of the Majority Lenders (such consent not to be unreasonably withheld, delayed or conditioned).

29.21	Classification

The Borrower shall ensure that each Collateral Vessel maintains the appropriate classification required for the purpose of the relevant trade of such Collateral Vessel which shall be with a Pre-Approved Classification Society or such other society as may be acceptable to the Agent (acting reasonably), in each case, free from any overdue recommendations and conditions affecting the class of that Collateral Vessel.

29.22	Valuations

The Borrower will deliver to the Agent:

29.22.1

an Appraised Value for each of the Collateral Vessels (i) no later than 45 days after each Appraisal Date and (ii) within 60 days after a written request by the Agent (but not more than once between each Quarter Date) where the Agent reasonably believes a Default has occurred (which shall be at the expense of the Borrower); and

29.22.2	on such other occasions as the Agent may reasonably request (which shall be at the expense of the Lenders).

29.23	Further assurance

29.23.1

Each Obligor shall (and the Parent shall procure that each member of the Group which has entered into a Transaction Security Document will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(a)

to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law; and/or

(b)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

29.23.2

Each Obligor shall (and the Parent shall procure that each member of the Group which has entered into a Transaction Security Document shall) take all such action as is commercially reasonable and available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Transaction Security.

29.24	Sanctions

29.24.1

Each Obligor undertakes that it, and will procure that any other member of the Group, or any director, officer, agent, employee or person acting on behalf of the foregoing, is not a Restricted Person and does not act directly or indirectly on behalf of a Restricted Person.

29.24.2

Each Obligor shall, and shall procure that each other member of the Group shall, not use any revenue or benefit derived from any activity or dealing with a Restricted Person to be used in discharging any obligation due or owing to the Finance Parties.

29.24.3

Each Obligor shall, and shall procure that each other member of the Group shall, to the extent permitted by law promptly upon becoming aware of them supply to the Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority.

29.24.4

Each Obligor shall not and shall procure that any other member of the Group shall not, permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Facility or other transactions contemplated by this Agreement to fund any trade, business or other activities: (i) involving or for the benefit of any Restricted Person, or (ii) in any other manner that could result in any Obligor or any Finance Party being in breach of any Sanctions or becoming a Restricted Person or (iii) or in any country which is subject to Sanctions.

29.24.5	Each Obligor shall:-

(a)	comply in all respects with all applicable Sanctions; and

(b)	procure that each other member of the Group shall, comply in all material respects with all applicable Sanctions.

29.24.6	Each Obligor shall (and the Parent shall ensure that each other member of the Group will) maintain policies and procedures designed to promote and achieve compliance with Sanctions laws.

29.25	Anti-corruption law

29.25.1

No Obligor shall (and the Parent shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facilities for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in any Relevant Jurisdiction.

29.25.2	Each Obligor shall (and the Parent shall ensure that each other member of the Group will):

(a)	conduct its businesses in compliance with applicable anti-corruption laws; and

(b)	maintain policies and procedures designed to promote and achieve compliance with such laws.

29.26	Conditions subsequent

29.26.1	Within 30 days of execution hereof, the Original Borrower shall provide to the Agent original executed:-

(a)	Certificate of Insurance from the Obligors' insurance brokers; and

(b)

letters of undertaking from the parties referred to in, and in the form required by, paragraph 3(c) of Schedule 2 (Conditions Precedent) or as otherwise agreed with BankServe Insurance Services Ltd, the Agent's insurance adviser, in each case in form and substance satisfactory to the Agent.

29.26.2

Within 60 days of receipt thereof, the Original Borrower shall place a certified copy of the Original Fleet Mortgage in the bridge of each of the Collateral Vessels and promptly confirm to the Agent that this has occurred.

29.26.3	Within 12 Months of the date of this Agreement, the Original Borrower shall provide to the Agent:-

(a)	a first priority mortgage over each of the New Build Vessels; and

(b)

such other documents and agreements as the Agent may reasonably require (including, but not limited to, evidence of insurance and a legal opinion confirming inter alia the enforceability of the security referred to in sub-paragraph (a) above), in each case in form and substance satisfactory to the Agent and, in the case of sub-paragraph (a) above, in form equivalent to the other Transaction Security Documents.

29.26.4

Within 30 days of the date of this Agreement, the Parent shall procure that GulfMark Rederi AS has entered into, with DNB Bank ASA, a formal amendment and restatement of the existing NOK600m bilateral facility between DNB Bank ASA and GulfMark Rederi AS, on terms substantially in line with those set out in the term sheet delivered to the Agent as a condition precedent to this Agreement.

30.	Events Of Default

The occurrence of any of the events or circumstances set out in this Clause 30 is an “Event of Default” (save for Clause 30.20 (Acceleration)).

30.1	Non-payment of principal

An Obligor does not pay on the due date any principal amount of any Loan payable pursuant to this Agreement at the place at and in the currency in which it is expressed to be payable unless:-

30.1.1	its failure to pay is caused by:-

(a)	administrative or technical error; or

(b)	a Disruption Event; and

30.1.2	payment is made within three Business Days of its due date.

30.2	Non-payment of interest

An Obligor does not pay within three Business Days after the same becomes due, any interest on any Loan payable pursuant to this Agreement at the place at and in the currency in which it is expressed to be payable.

30.3	Non-payment of other amounts

An Obligor does not pay, within five Business Days after the same becomes due, any amount (other than those referred to in Clause 30.1 (Non-payment of principal) and Clause 30.2 (Non-payment of interest) payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable.

30.4	Financial covenants and other obligations

30.4.1

Any requirement of Clause 28 (Financial Covenants) is not satisfied (subject, if applicable, to Clause 28.3 (Equity Cure)) or an Obligor does not comply with the following provisions of Clause 27 (Information Undertakings) namely, Clauses 27.1 (Financial statements), 27.2 (Provision and contents of Compliance Certificate), 27.3 (Requirements as to financial statements), 27.4 (Budget) and 27.10 (Notification of default) and/or the following provisions of Clause 29 (General Undertakings) namely Clauses 29.1 (Authorisations), 29.6 (Merger), 29.7 (Change of business), 29.8 (Acquisitions), 29.9 (Joint ventures), 29.12 (Negative pledge), 29.13 (Disposals), 29.14 (Intra-Group Loans), 29.15 (Financial Indebtedness), 29.24 (Sanctions) or 29.25 (Anti-corruption law).

30.4.2

An Obligor does not comply with any material provision of any Transaction Security Document provided that, for the avoidance of doubt, any non-compliance with any other provision of any Transaction Security Document shall be subject to Clause 30.5 (Other obligations).

30.5	Other obligations

30.5.1

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 30.1 (Non-payment of principal), Clause 30.2 (Non-payment of interest), Clause 30.3 (Non-payment of other amounts) and Clause 30.4 (Financial covenants and other obligations)).

30.5.2

No Event of Default under Clause 30.5.1 above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the earlier of (i) the Agent giving notice to the Parent or relevant Obligor and (ii) the Parent or an Obligor becoming aware of the failure to comply.

30.6	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

30.7	Cross default

30.7.1	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

30.7.2	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

30.7.3	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

30.7.4

Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

30.7.5

No Event of Default will occur under this Clause 30.7 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clauses 30.7.1 to 30.7.4 above is less than $20,000,000 (or its equivalent in any other currency or currencies).

30.8	Insolvency

30.8.1

Any Obligor or Material Company is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

30.8.2

The value of the assets of any Obligor or any Material Company is less than its liabilities (taking into account contingent and prospective liabilities, but after discounting contingent and prospective liabilities by the forecasted probability that payment will be required).

30.8.3

A moratorium is declared in respect of any indebtedness of an Obligor or any Material Company. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

30.9	Insolvency proceedings

30.9.1	Any corporate action, legal proceedings or other procedure or step is taken in relation to:-

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of each Obligor or any Material Company;

(b)	a composition, compromise, assignment or arrangement with any class of creditors of any Obligor or any Material Company;

(c)

the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any Material Company or any of their respective assets; or

(d)	enforcement of any Security securing indebtedness for borrowed money in excess of $7,500,000 over any assets of any Obligor or any Material Company,

or any analogous procedure or step is taken in any jurisdiction.

30.9.2	Clause 30.9.1 shall not apply to any such action, proceeding or other procedure or step (including a winding-up petition) which is discharged, stayed or dismissed within 21 days of commencement.

30.10	Creditors' process

Any attachment, sequestration, distress or execution or any analogous process in any jurisdiction with respect to the assets of an Obligor or any Material Company having an aggregate value in excess of $20,000,000, unless:-

30.10.1	such action is being contested in good faith by the relevant company;

30.10.2	the amounts in dispute are posted immediately to the Cash Collateral Account (or fully reserved for in accordance with GAAP); and

30.10.3	the relevant process is discharged as soon as reasonably practicable.

30.11	Unlawfulness and invalidity

30.11.1

It is or becomes unlawful for an Obligor or any other member of the Group which has entered into any Finance Document to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

30.11.2

Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

30.11.3

Any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

30.12	Cessation of business

Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or substantially all of its business.

30.13	Change of ownership

After the Agreement Date, a Change of Control occurs.

30.14	Audit qualification

The Auditors of the Group qualify the audited annual consolidated financial statements of the Parent delivered to the Agent pursuant to Clause 27.1.1 with a (i) "going concern" or like qualification or exception; or (ii) qualification or exception as to the scope of such audit.

30.15	Expropriation

Collateral Vessels with an aggregate Appraised Value in excess of ten per cent (10%) of the Total Revolving Facility Commitments, are subject to seizure, expropriation, nationalisation or other similar action by or on behalf of any governmental, regulatory or other like authority, whether as a result of war or otherwise.

30.16	Repudiation and rescission of agreements

An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

30.17	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any member of the Group or its assets which has or is reasonably likely to have a Material Adverse Effect.

30.18	Challenge to registration

If the registration of any Collateral Vessels with an aggregate Appraised Value in excess of ten per cent (10%) of the Total Revolving Commitments or any Original Fleet Mortgage (or replacement mortgage) becomes void or voidable or liable to cancellation or termination.

30.19	Material adverse change

Any event or circumstance occurs which has a Material Adverse Effect.

30.20	Acceleration

30.20.1	On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Parent:-

(a)	cancel the Total Revolving Facility Commitments and/or Ancillary Commitments at which time they shall immediately be cancelled;

(b)

declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(d)

declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable;

(e)

declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(f)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

30.20.2

Upon the occurrence of an actual or deemed entry of an order for relief with respect to an Obligor under the Bankruptcy Code or other insolvency laws of the United States of America, the obligation of each Lender to make Loans and any obligation of an Issuing Bank to issue or renew Letters of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts owing under the Finance Documents shall automatically become due and payable, and the obligations of each Borrower to cash collateralize each outstanding Letter of Credit shall automatically become effective, in each case without further act of the Agent, any Lender, any Issuing Bank or other Finance Party.

SECTION 9

COLLATERAL VESSEL SALE, SUBSTITUTION AND ADDITION

31.	COLLATERAL VESSEL SALE, SUBSTITUTION AND ADDITION

31.1	Sale of Collateral Vessel

The Borrower may dispose of any Collateral Vessel (and any charter arrangements or similar agreements relating thereto) provided:-

(a)	each Borrower gives reasonable advance notice to the Agent of its intention to make such disposal;

(b)	the Collateral Vessel is disposed of on arm's length terms for an amount not less than the fair market value thereof as reasonably determined in good faith by the Borrower's board of directors;

(c)

the Net Cash Proceeds of the disposal are deposited as soon as possible in the Cash Collateral Account and a Cash Collateral Account Charge is (if not already granted) immediately granted to the Security Agent in form and content acceptable to it (acting reasonably);

(d)	each Borrower provides to the Agent prior to disposal a certificate from a Financial Officer of each Borrower confirming:

(i)

that each Borrower intends to apply the Net Cash Proceeds within 365 days of the disposal to acquire or construct a New Vessel satisfying all the conditions set out in Clause 31.2 (Collateral Vessel Sale, Substitution and Addition) in order to improve or enhance an existing Collateral Vessel or an existing Vessel that becomes a New Vessel; and

(ii)

no Event of Default is continuing (or would occur as a result of the disposal) and in particular but without prejudice to the generality no breach of Clause 28.1.3 (Collateral to Debt Ratio) and Clause 28.1.4 (Collateral to Commitments Ratio) is continuing or will occur as a result of the disposal;

(e)

each Borrower shall be entitled to withdraw sums at credit of the Cash Collateral Account so long as those sums are immediately applied in connection with the purpose set out in paragraph (d)(i) above. Any sums not so withdrawn at the expiry of the 365 day period referred to in paragraph (d)(i) above shall be applied in prepayment of the Revolving Facility Loans on the last day of the next expiring Interest Period; and

(f)	immediately following such disposal, on a pro forma basis the financial covenants set out in Clause 28.1 (Financial covenants) would be satisfied;

(g)	one of the following two conditions is met:-

(i)	immediately following such disposal, the ratio of the aggregate Appraised Value of the Collateral Vessels to Total Revolving Facility Commitments would be at least 1.75:1.0; or

(ii)	the aggregate (across the period from the Agreement Date to the Termination Date) Appraised Value of all Collateral Vessels disposed of does not exceed $30,000,000.

31.2	Collateral Vessel Substitution and Addition

The Borrower may:

31.2.1	substitute one or more vessels for one or more Collateral Vessels; and/or

31.2.2	propose one or more additional Collateral Vessels,

(each a "New Vessel"), provided the Agent is satisfied that the following conditions are met:-

(a)	each New Vessel is an offshore supply vessel owned legally and beneficially by the Borrower;

(b)	each New Vessel is a vessel of the Borrower's usual quality and standard;

(c)	the construction and commissioning of each New Vessel was complete no earlier than 1 January 2009;

(d)	each New Vessel must have and maintain a flag and class acceptable to the Agent (acting on the instructions of the Majority Lenders);

(e)	on or before the date of substitution:

(i)	a first priority mortgage over each New Vessel; and

(ii)

such other conditions precedent as the Agent may reasonably require (including, but not limited to, evidence of insurance and a legal opinion confirming inter alia the enforceability of the security referred to in sub-paragraph (i) above), must be delivered to the Agent and in each case be in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders) and, in the case of sub-paragraph (i) above, in form equivalent to the other Transaction Security Documents;

(f)	the substitution would otherwise not result in a breach of this Agreement including, but not limited to, Clause 28.1.3 (Collateral to Debt Ratio) or Clause 28.1.4 (Collateral to Commitments Ratio),

(paragraphs (a) to (f) above together the "New Vessel Conditions").

31.3	Notice of proposed Collateral Vessel Substitution or Addition

Where any Borrower wishes to (i) substitute one or more New Vessels for one or more Collateral Vessels or (ii) propose one or more additional Collateral Vessels, it shall give the Agent reasonable notice of such intention.

31.4	Notice of proposed Collateral Vessel Removal

31.4.1	The Borrower may remove one or more Collateral Vessels as a Collateral Vessel provided:-

(a)	it shall give the Agent reasonable notice of such intention;

(b)	on a pro forma basis immediately following such removal, the financial covenants set out in Clause 28.1 (Financial covenants) would be satisfied; and

(c)	one of the following three conditions is met:-

(i)	immediately following such disposal, the ratio of the aggregate Appraised Value of the Collateral Vessels to Total Revolving Facility Commitments would be at least 1.75:1.0; or

(ii)	the aggregate (across the period from the Agreement Date to the Termination Date) Appraised Value of all Collateral Vessels disposed of does not exceed $30,000,000; or

(iii)	the Agent (acting on the instructions of the Majority Lenders) has given its consent.

31.4.2

Provided the terms of Clause 31.4.1 have been complied with, the Agent and Security Agent shall promptly do all such acts or execute all such documents (including releases of liens and termination of assignments) as such Borrower may reasonably specify to evidence such removal, all at such Borrower's expense.

SECTION 10

CHANGES TO PARTIES

32.	Changes To The Lenders

32.1	Assignments and transfers by the Lenders

Subject to this Clause 32 and to Clause 33 (Restriction on Debt Purchase Transactions), a Lender or Swingline Lender (the "Existing Lender") may:-

32.1.1	assign any of its rights; or

32.1.2	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

32.2	Conditions of assignment or transfer

32.2.1	The consent of each Borrower is required for an assignment or transfer by an Existing Lender unless the assignment or transfer is:

(a)	to another Lender or an Affiliate of a Lender;

(b)	if the Existing Lender is a Fund, to a fund which is a Related Fund of the Existing Lender; or

(c)	made at a time when an Event of Default is continuing.

32.2.2

The consent of each Borrower to an assignment or transfer must not be unreasonably withheld, conditioned or delayed. Each Borrower shall be deemed to have given its consent 5 Business Days after the Existing Lender has requested it in writing pursuant to the notice provisions herein unless consent is expressly refused by each Borrower within that time.

32.2.3	Notwithstanding Clause 32.2.2, the consent of each Borrower is deemed withheld and shall not be deemed to be given to an Existing Lender that:

(a)	requests an assignment or transfer to a New Lender that would not be a Treaty Lender at the time such assignment or transfer would become effective; or

(b)

with its request of an assignment or transfer to a New Lender, fails to provide each Borrower with such New Lender’s duly completed forms contemplated by Clause 20.2.7 that are the basis for such New Lender claiming the benefits of a Treaty.

32.2.4	An assignment will only be effective on:-

(a)

receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender and/or Original Swingline Lender (as applicable); and

(b)

the performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly undertake and notify to the Existing Lender and the New Lender.

32.2.5	A transfer will only be effective if the procedure set out in Clause 32.5 (Procedure for transfer) is complied with.

32.2.6	If:-

(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 21 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

32.2.7

Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

32.2.8	Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Overall Commitment is not less than:

(a)	its Swingline Commitment; or

(b)	if it does not have a Swingline Commitment, the Swingline Commitment of a Lender which is its Affiliate.

32.3	Assignment or transfer fee

Unless the Agent otherwise agrees and excluding an assignment or transfer to an Affiliate of a Lender, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of $3,500.

32.4	Limitation of responsibility of Existing Lenders

32.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:-

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(b)	the financial condition of any Obligor;

(c)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

32.4.2	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:-

(a)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document or the Transaction Security; and

(b)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

32.4.3	Nothing in any Finance Document obliges an Existing Lender to:-

(a)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 32; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

32.5	Procedure for transfer

32.5.1

Subject to the conditions set out in Clause 32.2 (Conditions of assignment or transfer) a transfer is effected in accordance with Clause 32.5.3 below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 32.5.2 below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

32.5.2

The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or similar other checks under all applicable laws and regulations in relation to the transfer to such New Lender, which the Agent shall promptly undertake.

32.5.3	Subject to Clause 32.10 (Pro rata interest settlement), on the Transfer Date:-

(a)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the "Discharged Rights and Obligations");

(b)

each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(c)

the Agent, the Arranger, the Security Agent, the New Lender, the other Lenders, each Issuing Bank and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Agent, each Issuing Bank and any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(d)	the New Lender shall become a Party as a "Lender".

32.6	Procedure for assignment

32.6.1

Subject to the conditions set out in Clause 32.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with Clause 32.6.3 below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 32.6.2 below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

32.6.2

The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender, which the Agent shall promptly undertake.

32.6.3	Subject to Clause 32.10 (Pro rata interest settlement), on the Transfer Date:-

(a)

the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(b)

the Existing Lender will be released from the obligations (the "Relevant Obligations") expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(c)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.

32.6.4

Lenders may utilise procedures other than those set out in this Clause 32.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 32.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 32.2 (Conditions of assignment or transfer).

32.7	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Parent

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Parent a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

32.8	Accession of Hedge Counterparties

Any Affiliate of a Lender which wishes to become a party to this Agreement as a Hedge Counterparty may do so only by executing and delivering to the Agent a duly completed accession agreement in such form as the Agent may reasonably require.

32.9	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 32, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:-

32.9.1	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

32.9.2

in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:-

(a)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(b)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

32.10	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 32.5 (Procedure for transfer) or any assignment pursuant to Clause 32.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):-

32.10.1

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

32.10.2	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:-

(a)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(b)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 32.10, have been payable to it on that date, but after deduction of the Accrued Amounts.

32.11	Register

The Agent, acting solely for this purpose as an agent of each Borrower (and such agency being solely for tax purposes), shall maintain at Agent’s principal office a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be presumed correct, absent manifest error, and the Borrower, the Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Parent, each Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

33.	RESTRICTION ON DEBT PURCHASE TRANSACTIONS

33.1	Prohibition on Debt Purchase Transactions by the Group

The Parent shall not, and shall procure that each other member of the Group shall not, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in sub-clauses (b) or (c) of the definition of Debt Purchase Transaction.

33.2	Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates

33.2.1

For so long as a Sponsor Affiliate (i) beneficially owns a Commitment or (ii) has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated:-

(a)

in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Revolving Facility Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero; and

(b)

for the purposes of Clause 45.2 (Exceptions), such Sponsor Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender (unless in the case of a person not being a Sponsor Affiliate it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

33.2.2

Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Sponsor Affiliate (a "Notifiable Debt Purchase Transaction"), such notification to be substantially in the form set out in Part 1 of Schedule 13 (Forms of Notifiable Debt Purchase Transaction Notice).

33.2.3	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:-

(a)	is terminated; or

(b)	ceases to be with a Sponsor Affiliate,

such notification to be substantially in the form set out in Part 2 of Schedule 13 (Forms of Notifiable Debt Purchase Transaction Notice).

33.2.4	Each Sponsor Affiliate that is a Lender agrees that:

(a)

in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(b)

in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent of one or more of the Lenders.

33.2.5	Each Sponsor Affiliate that is a Lender agrees that:-

(a)

in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(b)

in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.

34.	Changes To The Obligors

34.1	Assignment and transfers by Obligors

No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

34.2	Additional Borrowers

34.2.1

Subject to compliance with the provisions of Clauses 27.11.3 and 27.11.4, the Parent may request that any of its Wholly Owned Subsidiaries becomes a Borrower. That Subsidiary shall become a Borrower if:-

(a)

it is incorporated in the same jurisdiction as an existing Borrower and the Majority Lenders approve the addition of that Subsidiary or otherwise if all the Lenders approve the addition of that Subsidiary (and which approval may be conditioned by a requirement by a Lender to transfer or assign all or part of its rights and/or obligations to one of its Affiliates);

(b)	the Parent and that Subsidiary deliver to the Agent a duly completed and executed Accession Deed;

(c)	the Subsidiary is (or becomes) a Guarantor upon or prior to becoming a Borrower;

(d)	the Parent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower;

(e)	the Agent is satisfied that the Transaction Security Documents shall secure the indebtedness of such Subsidiary (which may require the Original Borrower to become a Guarantor);

(f)	the Agent has received from such Subsidiary any replacement or supplemental Promissory Notes as a Lender(s) may reasonably require from such Additional Borrower;

(g)	the Agent has received such other documents and evidence in relation to the Additional Borrower as the Agent may specify, each in form and substance satisfactory to the Agent.

34.2.2

The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence required pursuant to this Clause 34.2 (Additional Borrowers).

34.2.3

Upon becoming an Additional Borrower that Subsidiary shall make any filings (and provide copies of such filings) as required by Clause 20.2.7, (Tax gross-up) and Clause 20.6.2 (HMRC DT Treaty Passport scheme confirmation) in accordance with those clauses.

34.3	Resignation of a Borrower

34.3.1

In this Clause 34.3, Clause 34.5 (Resignation of a Guarantor) and Clause 34.6 (Resignation and release of security on disposal), "Third Party Disposal" means the disposal of an Obligor to a person which is not a member of the Group where that disposal is made with the approval of all the Lenders (and the Parent has confirmed this is the case).

34.3.2	With the prior consent of all the Lenders, the Parent may request that a Borrower (other than the Original Borrower) cease to be a Borrower by delivering to the Agent a Resignation Letter.

34.3.3	The Agent shall accept a Resignation Letter and notify the Parent and the other Finance Parties of its acceptance if:-

(a)	the Parent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(b)	each Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents;

(c)

where each Borrower is also a Guarantor (unless its resignation has been accepted in accordance with Clause 34.5 (Resignation of a Guarantor)), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations) and the amount guaranteed by it as a Guarantor is not decreased (and the Parent has confirmed this is the case); and

(d)

the Parent has confirmed that it shall ensure that any relevant Net Cash Proceeds will be applied in prepayment of the Revolving Facility Loans or as otherwise agreed by the Agent (acting on the instructions of the Majority Lenders).

34.3.4

Upon notification by the Agent to the Parent of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower except that the Agent may require that the resignation shall not take effect (and each Borrower will continue to have rights and obligations under the Finance Documents) until the date on which the Third Party Disposal takes effect.

34.3.5

The Agent may, at the cost and expense of the Parent, require a legal opinion from counsel to the Agent confirming the matters set out in Clause 34.3.3(c) above and the Agent shall be under no obligation to accept a Resignation Letter until it has obtained such opinion in form and substance satisfactory to it.

34.4	Additional Guarantors

34.4.1	Subject to compliance with the provisions of Clauses 27.11.3 and 27.11.4, the Parent may request that any of its wholly owned Subsidiaries become a Guarantor.

(a)

The Parent may elect in its sole discretion to add a member of the Group as an Additional Guarantor in accordance with this Clause 34.4 (Additional Guarantors). For the avoidance of doubt, in no event shall any direct or indirect Foreign Subsidiary of the Parent or each Borrower be required to become an Additional Guarantor.

(b)	A member of the Group shall become an Additional Guarantor if:

(i)

the Parent and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Deed (and such delivery constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in Clause 26.29.3 are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing); and

(ii)	the Agent has received such other documents and evidence in relation to that Additional Guarantor as the Agent may specify, each in form and substance satisfactory to the Agent.

(c)

The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence required pursuant to this Clause 34.4 (Additional Guarantors).

34.5	Resignation of a Guarantor

34.5.1

The Parent may request that a Guarantor (other than the Parent or the Original Borrower) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if all the Lenders have consented to the resignation of that Guarantor.

34.5.2	The Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if:-

(a)	the Parent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(b)	no payment is due from the Guarantor under Clause 25.1 (Guarantee and indemnity);

(c)	where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 34.3 (Resignation of a Borrower); and

(d)

unless otherwise agreed by the Agent (acting on the instructions of the Majority Lenders), the Parent has confirmed that it shall ensure that any relevant Net Cash Proceeds will be applied in prepayment of the Loans.

34.5.3

The resignation of that Guarantor shall not be effective until the date of the relevant Third Party Disposal at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

34.6	Resignation and release of security on disposal

If a Borrower or Guarantor is or is proposed to be the subject of a Third Party Disposal and all Lender consent has been granted thereto then:-

34.6.1

where that Borrower or Guarantor created Transaction Security over any of its assets or business in favour of the Security Agent, or Transaction Security in favour of the Security Agent was created over the shares (or equivalent) of that Borrower or Guarantor, the Security Agent shall, at the cost and request of the Parent, release those assets, business or shares (or equivalent) and issue certificates of non-crystallisation, so long as such disposition of a Borrower is otherwise permitted hereunder;

34.6.2	the resignation of that Borrower or Guarantor and related release of Transaction Security referred to in Clause 34.6.1 above shall not become effective until the date of that disposal; and

34.6.3

if the disposal of that Borrower or Guarantor is not made, the Resignation Letter of that Borrower or Guarantor and the related release of Transaction Security referred to in Clause 34.6.1 above shall have no effect and the obligations of each Borrower or Guarantor and the Transaction Security created or intended to be created by or over that Borrower or Guarantor shall continue in such force and effect as if that release had not been effected.

SECTION 11

THE FINANCE PARTIES

35.	Role Of The Agent, The Arrangers, THE ISSUING BANKs And Others

35.1	Appointment of the Agent

35.1.1	Each of the Arrangers, the Lenders and the Issuing Banks appoints the Agent to act as its agent under and in connection with the Finance Documents.

35.1.2

Each of the Arrangers, the Issuing Banks and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

35.2	Duties of the Agent

35.2.1	Subject to Clause 35.2.2 below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

35.2.2

Without prejudice to Clause 32.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Parent), Clause 35.2 above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

35.2.3	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

35.2.4

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

35.2.5

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, an Arranger or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

35.2.6	The Agent shall only have those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

35.2.7

To the extent there is more than one Lender, the Agent shall provide to the Borrowers within 10 Business Days of a request by each Borrower, a list (which may be in electronic form) setting out the names of the Lenders as at that Business Day, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

35.2.8	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

35.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

35.4	No fiduciary duties

35.4.1	Nothing in any Finance Document constitutes the Agent, the Arranger or the Issuing Bank as a trustee or fiduciary of any other person.

35.4.2

None of the Agent, the Security Agent, the Issuing Bank, the Arrangers or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

35.5	Business with the Group

The Agent, the Security Agent, the Arrangers and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

35.6	Rights and discretions

35.6.1          The Agent and an Issuing Bank may:-

(a)

rely on any representation, notice or document (including, without limitation, any notice given by a Lender pursuant to Clauses 33.2.2 or 33.2.3) believed by it in good faith to be genuine, correct and appropriately authorised; and

(b)	rely on any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	assume that:

(i)	any instructions received by the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(ii)	unless it has received notice of revocation, that those instructions have not been revoked; and

(d)	rely on a certificate from any person:

(i)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(ii)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that this is the case and, in the case of paragraph (a) above, may assume the truth and accuracy of that certificate.

35.6.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:-

(a)	no Default has occurred (unless it has actual knowledge of a Default arising under Clauses 30.1 (Non-payment of principal), 30.2 (Non-payment of interest) or 30.3 (Non-payment of other amounts));

(b)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised;

(c)	any notice or request made by the Parent (other than a Utilisation Request is made on behalf of and with the consent and knowledge of all the Obligors; and

(d)	no Notifiable Debt Purchase Transaction:-

(i)	has been entered into;

(ii)	has been terminated; or

(iii)	has ceased to be with a Sponsor Affiliate.

35.6.3

The Agent may engage, pay for and rely on the advice or services of any lawyers, tax advisers, accountants, surveyors or other professional advisers or experts as may reasonably be required in relation to the Finance Documents.

35.6.4

Without prejudice to the generality of Clauses 35.6.3 above or 35.6.5 below, the Agent may at any time, with the agreement of the Parent, engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

35.6.5

The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

35.6.6	The Agent may act in relation to the Finance Documents through its officers, personnel and agents and the Agent shall not:

(a)	be liable for any error of judgment made by any such person; or

(b)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Agent's gross negligence or wilful misconduct.

35.6.7	Unless a Finance Document expressly provides to the contrary, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

35.6.8

Without prejudice to the generality of Clause 35.6.7 above, the Agent shall promptly disclose the identity of a Defaulting Lender to the Parent and may disclose (or on the written request of the Majority Lenders, shall promptly disclose) such identity to the other Finance Parties.

35.6.9

Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Arrangers or the Issuing Bank is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

35.6.10

The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or Reference Bank or the identity of any such Lender or Reference Bank for the purpose of Clause 18.2.1(b).

35.6.11

Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

35.7	Majority Lenders' instructions

35.7.1	The Agent shall:

(a)

unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(i)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision;

(ii)	in all other cases, the Majority Lenders

(b)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with paragraph (a) above.

35.7.2

The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

35.7.3

Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override conflicting instructions given by any other Parties and will be binding on all the Finance Parties other than the Security Agent.

35.7.4

The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

35.7.5	In the absence of instructions, the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

35.7.6

The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document. This Clause 35.7.6 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

35.8	Responsibility for documentation

None of the Agent, the Arrangers, the Issuing Bank or any Ancillary Lender is responsible or liable for:-

35.8.1

the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Issuing Bank, an Arranger, an Ancillary Lender, an Obligor or any other person given in or in connection with any Finance Document or any information memorandum or the Reports or the transactions contemplated in the Finance Documents;

35.8.2

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

35.8.3

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

35.9	No duty to monitor

The Agent shall not be bound to enquire:

35.9.1	whether or not any Default has occurred;

35.9.2	as to the performance, default or any breach by any Party or its obligations under any Finance Document; or

35.9.3	whether any other event specified in any Finance Document has occurred.

35.10	Exclusion of liability

35.10.1

Without limiting Clause 35.10.2 below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Issuing Bank or any Ancillary Lender), none of the Agent, the Issuing Bank nor any Ancillary Lender will be liable (including, without limitation, for negligence or any other category of liability whatsoever, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of such party) for:

(a)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(b)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(c)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(i)	any act, event or circumstance not reasonably within its control; or

(ii)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

35.10.2

No Party (other than the Agent, the Issuing Bank or an Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Issuing Bank or any Ancillary Lender, in respect of any claim it might have against the Agent, the Issuing Bank or an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent or any Ancillary Lender may rely on this Clause subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

35.10.3

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

35.10.4

Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

35.10.5

Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

35.11	Lenders' indemnity to the Agent

35.11.1

Each Lender shall (in proportion to its share of the Total Revolving Facility Commitments or, if the Total Revolving Facility Commitments are then zero, to its share of the Total Revolving Facility Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 39.11 (Disruption to Payment Systems etc.) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

35.11.2	Subject to Clause 35.11.3 below, the Parent shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to Clause 35.11.1 above.

35.11.3	Clause 35.11.2 above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

35.12	Resignation of the Agent

35.12.1	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom or the United States of America as successor by giving notice to the Lenders and the Parent.

35.12.2	Alternatively the Agent may resign by giving 30 days notice to the Lenders and the Parent, in which case the Majority Lenders (after consultation with the Parent) may appoint a successor Agent.

35.12.3

If the Majority Lenders have not appointed a successor Agent in accordance with Clause 35.12.2 above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Parent) may appoint a successor Agent (acting through an office in the United Kingdom or the United States of America).

35.12.4

If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under Clause 35.12.3 above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 35 and any other term of this Agreement dealing with the rights or obligations of the Agent (other than matters pertaining to compensation of the Agent by the Borrower) consistent with then current market practice for the appointment and protection of corporate trustees and those amendments will bind the Parties.

35.12.5

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

35.12.6	The Agent's resignation notice shall only take effect upon the appointment of a successor.

35.12.7

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 35. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

35.12.8

The Agent shall resign in accordance with Clause 35.12.2 above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to Clause 35.12.3 above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(a)

the Agent fails to respond to a request under Clause 20.9 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(b)

the information supplied by the Agent pursuant to Clause 20.9 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(c)	the Agent notifies the Parent and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

35.13	Replacement of the Agent

35.13.1

After consultation with the Parent, the Majority Lenders may, by giving 30 days' notice to the Agent, (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom or the United States of America).

35.13.2

The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

35.13.3

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 35 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

35.13.4	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

35.14	Confidentiality

35.14.1	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which may be treated as a separate entity from any other of its divisions or departments.

35.14.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

35.14.3

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

35.15	Relationship with the Lenders

35.15.1

Subject to Clause 32.10 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:-

(a)	entitled to or liable for any payment due under any Finance Document on that day; and

(b)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

35.15.2

Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

35.15.3

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or dispatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 41.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 41.2 (Addresses) and Clause 41.6.1(b) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

35.16	Credit appraisal by the Lenders, Issuing Bank and Ancillary Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender, the Issuing Bank and Ancillary Lender confirms to the Agent, the Arrangers, the Issuing Bank and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:-

35.16.1	the financial condition, status and nature of each member of the Group;

35.16.2

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

35.16.3

whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

35.16.4

the adequacy, accuracy and/or completeness of any information memorandum, the Reports and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

35.16.5

the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

35.17	Reference Banks

35.17.1

If a Reference Bank (or if a Reference Bank is not a Lender, any Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall be entitled (in consultation with the Parent, and with the appointee's consent) to appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

35.17.2	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

35.17.3

No Reference Bank (in its capacity as such) will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence, fraud or wilful misconduct.

35.17.4

No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank (in its capacity as such) in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause subject to Clause 1.3 (Third Party Rights) and the provisions of the Third Parties Act.

35.18	Confidentiality of Funding Rates and Reference Bank Quotations

35.18.1

The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by Clauses 35.18.2, 35.18.3 and 35.18.4 below.

35.18.2	The Agent may disclose any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 16.4 (Notification of rates of interest).

35.18.3	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(a)

any of its officers, directors, employees and professional advisers if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(b)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(c)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor , as the case may be, it is not practicable to do so in the circumstances; and

(d)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

35.18.4

The Agent's obligations in this Clause 35.18 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 16.4 (Notification of rates of interest) provided that (other than pursuant to Clause 35.18.2 above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

35.19	Other Obligations

35.19.1

The Facility Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facility Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Facility Agent, any Reference Bank Quotation for any unlawful purpose.

35.19.2	The Facility Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Bank or Reference Bank, as the case may be:

(a)

of the circumstances of any disclosure made pursuant to Clause 35.18.3(b) above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that any information has been disclosed in breach of this Clause 35.19.

35.20	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

35.21	Reliance and engagement letters

Each Finance Party and Secured Party confirms that each of the Lead Arranger and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Lead Arranger or Agent) the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

36.	THE SECURITY AGENT

36.1	Appointment of the Security Agent

36.1.1	Each other Secured Party:

(a)	appoints the Security Agent to act as its agent and trustee under and in connection with the Finance Documents; and

(b)	irrevocably authorises the Security Agent (by itself or by such persons as it may nominate) on its behalf to:

(i)	enter into each Finance Document to which it is party;

(ii)

exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions necessary to give effect to the trusts hereby created; and

(iii)	enforce any Transaction Security granted by the Transaction Security Documents as trustee (or as otherwise provided) on its behalf, subject always to the terms of the Finance Documents.

36.1.2	The powers conferred upon the Security Agent by the Finance Documents shall be in addition to any powers which may from time to time be vested in trustees by the general law.

36.1.3

If there is any conflict between the provisions of this Agreement and any Transaction Security Documents with regard to instructions to, or the matters affecting, the Security Agent, this Agreement will prevail.

36.1.4	The Security Agent shall hold all liens and security interests granted by an Obligor under the Finance Documents as agent and trustee for, and on behalf of, the Secured Parties.

36.2	Trust

36.2.1

The Security Agent shall hold the benefits of the Finance Documents, and all liens and security interests granted thereunder, in its capacity as Security Agent on trust for (to the extent such benefits are capable of being secured in their favour), and on behalf of, the Secured Parties.

36.2.2	Save as expressly specified in any Finance Document (other than any Hedging Agreement), the Security Agent:

(a)	shall not be liable to any Party for any breach by any other Party of any Finance Document;

(b)	shall have only those duties which are expressly specified in the Finance Documents;

(c)	will apply all payments and other benefits received by it under the Finance Documents in accordance with Clause 39.6 (Partial payments); and

(d)	shall exercise its rights, powers and duties under the Finance Documents for the benefit of the Secured Parties.

36.2.3

Section 1 of the Trustee Act 2000 shall not apply to any function of the Security Agent under or in connection with the Finance Documents provided that nothing in this Agreement shall exempt the Security Agent from any liability for gross negligence or wilful misconduct.

36.2.4	The perpetuity period for the security trust established in relation to the Finance Documents shall be eighty years from the date of this Agreement.

36.3	Duties of the Security Agent

36.3.1	Subject to Clause 36.3.2, the Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party.

36.3.2	Clause 36.3.1 shall not apply to any Transfer Certificate or Assignment Agreement.

36.3.3

Except where a Finance Document specifically provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

36.3.4

If the Security Agent receives notice from a Party referring to any Finance Document (i) describing the occurrence of any default (howsoever described) under that Finance Document and (ii) stating that the circumstance described is a default (howsoever described) under that Finance Document, it shall promptly notify the other Secured Parties.

36.3.5

If the Security Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Secured Party (other than the Security Agent or the Agent) under the Finance Documents it shall promptly notify the other Secured Parties.

36.3.6

Save as set out in Clause 36.2.1, the Security Agent's duties under the Finance Documents are of a mechanical and administrative nature. Nothing in the Finance Documents shall constitute a partnership between any Party and the Security Agent.

36.3.7

The Security Agent has no duty (in the absence of a specific provision in any Finance Document) to provide any Party with any credit or other information relating to the business, assets or financial condition of any Obligor or any other person whenever coming into its possession.

36.4	No need to account for own profits

The Security Agent shall not be bound to account to any Secured Party for any sum or the profit element of any sum received by it for its own account.

36.5	Business with the Group

The Security Agent and each Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or any other member of the Group.

36.6	Rights and discretions of the Security Agent

36.6.1	The Security Agent may rely on:

(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

36.6.2	The Security Agent may assume (unless it has received notice to the contrary in its capacity as Security Agent) that:

(a)

no default (howsoever described) under any Finance Document has occurred (unless it has actual knowledge of (i) any such Default arising under Clauses 30.1 (Non-payment of principal), 30.2 (Non-payment of interest) or 30.3 (Non-payment of other amounts)) or (ii) any such default arising under any other Finance Document by reason of any failure to make any payments when due);

(b)	any right, power, authority or discretion vested in any Party or any group of Parties (such as the Majority Lenders) has not been exercised; and

(c)	any notice or request made by any of the Obligors is made on behalf of and with the consent and knowledge of all the Obligors.

36.6.3	The Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

36.6.4	The Security Agent may act in relation to the Finance Documents through its personnel and agents.

36.6.5	The Security Agent may disclose to any other Party any information it reasonably believes it has received in its capacity as such under the Finance Documents.

36.6.6

Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

36.7	Instructions

36.7.1	For the purposes of this Clause 36 (The Security Agent), "relevant instructing quorum" means:

(a)	the Majority Lenders; or

(b)	any other quorum of Secured Parties that is expressly entitled to instruct the Security Agent or on whose instructions the Security Agent is expressly obliged under this Agreement to act.

36.7.2

Unless a contrary indication appears in a Finance Document (other than any Hedging Agreement), the Security Agent shall (a) exercise any right, power, authority or discretion vested in it in its capacity as Security Agent in accordance with any instructions given to it by the relevant instructing quorum (or, if so instructed by the relevant instructing quorum, refrain from exercising any right, power, authority or discretion vested in it) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the relevant instructing quorum. This Clause 36.7.2 shall not require the Security Agent to act in accordance with the instructions of the relevant instructing quorum or any person in respect of those powers, authorities and discretions granted to the Security Agent pursuant to Clauses 36.6.6 (Rights and discretions of the Security Agent), 36.12 (Confidentiality), 36.16 (Additional trustees), 36.21.1, 36.21.3 and 36.21.4 (Security Agent's functions).

36.7.3	Unless a contrary indication appears in a Finance Document, any instructions given by a relevant instructing quorum to the Security Agent will be binding on all the Secured Parties.

36.7.4

The Security Agent may refrain from acting in accordance with the instructions of any relevant instructing quorum until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

36.7.5	In the absence of instructions from any relevant instructing quorum, the Security Agent may act (or refrain from taking action) as it considers to be in the best interests of the Secured Parties.

36.7.6

The Security Agent is not authorised to act on behalf of a Secured Party (without first obtaining that Secured Party's consent) in any legal or arbitration proceedings relating to any Finance Document.

36.8	Responsibility for documentation

The Security Agent is not liable or responsible for:

36.8.1

the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by it, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents;

36.8.2

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document;

36.8.3

any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise;

36.8.4

any failure to give notice to any third party or to register, file or record (or any defect in such registration, filing or recording) any Transaction Security created pursuant to any Transaction Security Document, or effect, procure the registration of or otherwise protect or perfect any Transaction Security created by or pursuant to the Transaction Security Documents under any applicable laws or regulations in any jurisdiction;

36.8.5	the obtaining of any Authorisation for the creation of any such Security; or

36.8.6	any failure, omission, or defect in perfecting or protecting the Transaction Security constituted by the Transaction Security Documents in any jurisdiction.

36.9	Exclusion of liability

36.9.1

Without limiting Clause 36.9.2, the Security Agent will not be liable (including for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

36.9.2

No Party (other than the Security Agent) may take any proceedings against any officer, employee or agent of the Security Agent in respect of any claim it might have against the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document; and any officer, employee or agent of the Security Agent may rely on this Clause 36 (The Security Agent) subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

36.9.3

The Security Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Security Agent if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

36.9.4

Nothing in this Agreement shall oblige the Security Agent to carry out any "know your customer" or other checks in relation to any person on behalf of any Secured Party; and each Secured Party confirms to the Security Agent that it is solely responsible for any such checks that it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Agent.

36.10	Indemnity

36.10.1	For the benefit of the Security Agent, nothing in this Clause 36 (The Security Agent) shall prejudice any right of indemnity by law given to trustees.

36.10.2

Each Obligor agrees to indemnify, on demand, the Security Agent and any receiver, attorney, Insolvency Officer, agent or other person appointed by the Security Agent in accordance with the Finance Documents for any and all claims, liabilities, costs, fees, charges, losses and expenses which may be incurred by or asserted against the Security Agent or any such person in any way relating to or arising out of:

(a)	its execution or purported execution of any of its trusts, powers, authorities and/or discretions under the Finance Documents;

(b)	the performance of its duties and functions in such capacity; or

(c)	any action taken or omitted by the Security Agent or any such person under the Finance Documents; or

(d)

any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security created pursuant to the Transaction Security Documents or exercising its rights thereunder.

in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of such party, provided however, that the Security Agent shall not be indemnified hereunder for any claims, liabilities, costs, fees, charges, losses and expenses which may be incurred by or asserted against the Security Agent arising from the gross negligence or wilful misconduct of the Security Agent.

36.10.3

The Security Agent may indemnify itself and each other person referred to in Clause 36.10.2 out of the assets over which Transaction Security is granted pursuant to the Transaction Security Documents against all such claims, liabilities, costs, fees, charges, losses and expenses referred to in Clause 36.10.2.

36.10.4

Without prejudice to Clause 36.10.2, each Secured Party shall (in proportion to its share of all of the Secured Debt) within three Business Days of demand, indemnify the Security Agent against any cost, loss or liability including, without limitation, for negligence or any other category of liability whatsoever incurred by the Security Agent, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Security Agent (otherwise than by reason of the Security Agent's gross negligence or wilful misconduct) in acting in its capacity as Security Agent under or in connection with the Finance Documents (unless the Security Agent has been reimbursed for the same by any Obligor pursuant to a Finance Document).

36.10.5	The Obligors shall forthwith on demand reimburse each Secured Party for any payments made by it under Clause 36.10.4.

36.11	Resignation of Security Agent

36.11.1

The Security Agent may resign at any time and appoint one of its Affiliates acting through an office in the United Kingdom as its successor by giving notice to the other Secured Parties and the Borrower.

36.11.2

Alternatively, the Security Agent may resign by giving notice to the other Secured Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Security Agent (acting through an office in the United Kingdom).

36.11.3

If the Majority Lenders have not appointed a successor Security Agent in accordance with Clause 36.11.2 within 30 days after notice of resignation was given, the incumbent Security Agent (after consultation with each Borrower and the Majority Lenders) may appoint a successor Security Agent (acting through an office in the United Kingdom).

36.11.4

After consultation with the Borrower, the Majority Lenders may by giving 30 days notice to the Security Agent (or, at any time the Security Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Security Agent by appointing a successor Security Agent (acting through an office in the United Kingdom).

36.11.5

The retiring Security Agent shall, at its own cost, make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents.

36.11.6	The resignation (or, as the case may be, the replacement) of the retiring Security Agent and the appointment of any successor Security Agent shall only take effect upon:

(a)	the successor Security Agent notifying all the Secured Parties and each Borrower that it accepts such appointment;

(b)

the successor Security Agent, the retiring Security Agent and/or the Obligors completing all such steps as may reasonably be required by the Majority Lenders in order to (i) ensure that the successor Security Agent accedes, and becomes a party, to all relevant Finance Documents in its capacity as Security Agent and that all of the Finance Documents will provide for enforceable Security in favour of the successor Security Agent and the Secured Parties and (ii) facilitate the change in identity of the Security Agent; and

(c)

(if the Majority Lenders, acting reasonably, requires the provision of such advice) receipt by the Agent of advice acceptable to the Majority Lenders (acting reasonably) to the effect that all of the Transaction Security Documents provide for enforceable Security in favour of the successor Security Agent and the Secured Parties.

36.11.7

Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 36 (The Security Agent). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

36.11.8

The Parties shall take such action as the retiring Security Agent, the successor Security Agent, the Agent or the Majority Lenders may consider necessary in order that the Transaction Security Documents shall provide for perfected and enforceable Security in favour of any successor Security Agent and the Secured Parties.

36.12	Confidentiality

36.12.1	In acting under the Finance Documents, the relevant division or department through which the Security Agent acts shall be treated as a separate entity from any other of its divisions or departments.

36.12.2

If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

36.13	Relationship with the Lenders

The Security Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Security Agent's principal office as notified to the Secured Parties from time to time) as the Lender acting through its Facility Office:

36.13.1	entitled to or liable for any payment due under any Finance Document on that day; and

36.13.2	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

36.14	Credit appraisal by the Secured Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including:

36.14.1	the financial condition, status and nature of each Obligor and each other member of the Group;

36.14.2

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

36.14.3

whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

36.14.4

the adequacy, accuracy and/or completeness of any other information provided by the Security Agent, any other Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

36.15	Deduction from amounts payable by the Security Agent

If any Party owes an amount to the Security Agent under the Finance Documents the Security Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Security Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

36.16	Additional trustees

36.16.1

The Security Agent may, upon giving prior notice to the other Secured Parties, appoint any person established or resident in any jurisdiction (whether a trust corporation or not) to act either as a separate trustee or as a co-trustee jointly with the Security Agent if the Security Agent considers such appointment to be in the interests of the Secured Parties.

36.16.2

Any such additional trustee shall have such trusts, powers, obligations, authorities and discretions (not exceeding those conferred on the Security Agent by the Finance Documents) and remuneration as shall be conferred or imposed by the instrument of appointment. The Security Agent shall have power in like manner to remove any such person. The Obligors shall indemnify such additional trustee as though it were the Security Agent in accordance with Clause 36.10 (Indemnity). The Security Agent shall not be under any obligation to supervise the proceedings or acts of any such delegate or sub-delegate or be in any way responsible for any liability incurred by reason of any misconduct or default on the part of any such delegate or sub-delegate.

36.17	Title

The Security Agent may accept without enquiry such title as any Obligor or other person may have to the assets over which Transaction Security is intended to be created by any Transaction Security Document.

36.18	Investments

All moneys which are received by the Security Agent in its capacity as trustee or otherwise may be invested in the name, or under the control, of the Security Agent in any investment for the time being authorised by law for the investment by trustees of trust money or in any other investments which may be selected by the Security Agent. Additionally, the same may be placed on deposit in the name, or under the control, of the Security Agent at such bank or institution (including the Security Agent) and upon such terms as the Security Agent may think fit.

36.19	Tax

The Security Agent shall have no responsibility whatsoever to any Secured Party as regards any deficiency which might arise because the Security Agent is subject to any Tax or withholding from any payment made by it under the Finance Documents.

36.20	Insolvency Officer's indemnity

In no circumstances shall the Security Agent itself be obliged to give an indemnity to any receiver or other Insolvency Officer who requires an indemnity as a condition of appointment.

36.21	Security Agent's functions

36.21.1	The Security Agent shall:

(a)

not be under any obligation to hold any title deeds, Finance Documents or any other documents in connection with the assets charged by any Transaction Security Document in its own possession or to take any steps to protect or preserve the same (and the Security Agent may permit the Obligors to retain any title deeds and other documents if it considers such course of action to be appropriate);

(b)

without prejudice to paragraph (a) above, be at liberty to hold the Finance Documents and any other documents relating thereto or to deposit them in any part of the world with any bank or company whose business includes undertaking the safe custody of documents or firm of lawyers considered by the Security Agent to be of good repute and the Security Agent shall not be responsible for, or be required to insure against, any liability incurred in connection with any such holding or deposit and may pay all sums required to be paid on account, or in respect, of any such deposit; and

(c)

not be bound to give notice to any person of the execution of any documents comprised or referred to in the Finance Documents or to take any steps to ascertain whether any default under any Finance Document has happened or whether any right, power, discretion or remedy has or may become exercisable by the Security Agent and the Security Agent shall (save as provided in Clause 36.6.2(a) (Rights and discretions of the Security Agent)) be entitled to assume that no such default has happened and that each Party is observing and performing all its obligations under any Finance Document and that no such right, power, discretion or remedy has or may become exercisable.

36.21.2	Any consent or approval given by the Security Agent for the purposes of the Finance Documents may be given on such terms and subject to such conditions (if any) as the Security Agent thinks fit.

36.21.3

Any trustee of any Transaction Security Document being a lawyer, accountant, broker or other person engaged in any profession or business shall be entitled to charge and be paid all usual professional and other charges for business transacted and acts done by him or his firm in connection with the trusts of the Transaction Security Documents and also his reasonable charges in addition to disbursements for all other work and business done and all time spent by him or his firm in connection with matters arising in connection with his trusteeship.

36.21.4

The Security Agent may, in the conduct of the trusts, instead of acting personally, employ and pay an agent (whether being a lawyer or other professional person) to transact or conduct, or concur in transacting or conducting, any business and to do, or concur in doing, all acts required to be done in connection with the Finance Documents. The Security Agent shall not be in any way responsible for any liability incurred by reason of any misconduct or default on the part of any such agent or be bound to supervise the proceedings or acts of any such agent.

36.22	Enforcement

Notwithstanding anything to the contrary in any Finance Document, the Secured Parties shall not have any independent power to enforce any of the Transaction Security Documents or to exercise any rights, discretions or powers to grant any consents or releases under or pursuant to the Transaction Security Documents or otherwise have direct recourse to the Security constituted by any of the Transaction Security Documents except through the Security Agent.

36.23	Release of Security

36.23.1	The Security Agent may (without the prior consent of any other Secured Party) release any Security over any asset that is the subject of any Transaction Security Document if:

(a)	the Security Agent is obliged to release such Security under the terms of such Transaction Security Document;

(b)	that asset is disposed of in compliance with the Finance Documents; or

(c)	that asset is disposed of by any receiver or other Insolvency Officer in accordance with the powers granted under the Transaction Security Documents.

36.23.2

In the event that any actual or contingent liabilities or other Financial Indebtedness remains outstanding under any Hedging Agreement following the discharge of all other liabilities under the Finance Documents (other than any Hedging Agreements), the Hedge Counterparties shall act reasonably in considering any replacement or alternative collateral proposed by the Borrower to secure any such actual or contingent liabilities or other Financial Indebtedness under such Hedging Agreement(s) instead of (and so as to potentially allow release of) the Transaction Security.

36.24	Copy documents

Each Obligor and each Secured Party that is a party to any Finance Document shall promptly on request by the Security Agent made on or after a Default has occurred provide the Security Agent with a copy of such Finance Document.

37.	Conduct Of Business By The Finance Parties

No provision of this Agreement will:-

37.1.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

37.1.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

37.1.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

38.	Sharing Among The Finance Parties

38.1	Payments to Finance Parties

38.1.1

Subject to Clause 38.1.2 below, if a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 39 (Payment mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:-

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 39 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 39.6 (Partial payments).

38.1.2

Clause 38.1.1 above shall not apply to any amount received or recovered by an Ancillary Lender or an Issuing Bank in respect of any cash cover provided for the benefit of that Ancillary Lender or that Issuing Bank.

38.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 39.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

38.3	Recovering Finance Party's rights

On a distribution by the Agent under Clause 38.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

38.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:-

38.4.1

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

38.4.2	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

38.5	Exceptions

38.5.1

This Clause 38 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

38.5.2

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:-

(a)	it notified the other Finance Party of the legal or arbitration proceedings; and

(b)

the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

38.6	Ancillary Lenders

38.6.1	This Clause 38 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to service of notice under Clause 30.20 (Acceleration).

38.6.2

Following service of notice under Clause 30.20 (Acceleration), this Clause 38 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction of the Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Net Outstandings.

SECTION 12

ADMINISTRATION

39.	Payment Mechanics

39.1	Payments to the Agent

39.1.1

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

39.1.2

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

39.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 39.3 (Distributions to an Obligor) and Clause 39.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

39.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 40 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

39.4	Clawback

39.4.1

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

39.4.2

If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

39.5	Impaired Agent

39.5.1

If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 39.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of "Acceptable Bank" and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

39.5.2	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

39.5.3

A Party which has made a payment in accordance with this Clause 39.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

39.5.4

Promptly upon the appointment of a successor Agent in accordance with Clause 35.13 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 39.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 39.2 (Distributions by the Agent).

39.6	Partial payments

39.6.1

Subject to Clause 9.8 (Partial Payments), if the Agent or Security Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent or Security Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(a)

first, in or towards payment pro rata of any fees, costs and expenses of the Agent, each Issuing Bank (other than any amount under Clause 7.2 (Claims under a Letter of Credit) or, to the extent relating to the reimbursement of a claim (as defined in Clause 7 (Letters of Credit), Clause 7.3 (Indemnities)), the Security Agent and any Receiver or Delegate due but unpaid under those Finance Documents;

(b)	secondly, in or towards payment pro rata of:

(i)	any accrued interest, fee or commission due but unpaid under those Finance Documents (other than any Hedging Agreements); and

(ii)	any amounts (not being amounts payable as a result of termination or closing out of all or any part of a Hedging Agreement) due but unpaid to a Hedge Counterparty under any Hedging Agreements;

(c)	thirdly, in or towards payment pro rata of:

(a)	any principal due but unpaid under those Finance Documents (other than any Hedging Agreement); and

(b)	any amounts due but unpaid to a Hedge Counterparty as a result of the termination or closing out of all or any part of any Hedging Agreement;

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

39.6.2	The Agent shall, if so directed in writing by the Majority Lenders and the Hedge Counterparties, vary the order set out in Clauses 39.6.1(b) to (d) above.

39.6.3	Clauses 39.6.1 and 39.6.2 above will override any proposed allocation of funds made by an Obligor.

39.7	Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

39.8	Business Days

39.8.1

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

39.8.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

39.9	Currency of account

39.9.1	Subject to Clauses 39.9.2 to 39.9.5 below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

39.9.2	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

39.9.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

39.9.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

39.9.5	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

39.10	Change of currency

39.10.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:-

(a)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Parent); and

(b)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

39.10.2

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Parent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

39.11	Disruption to Payment Systems etc

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Parent that a Disruption Event has occurred:-

39.11.1

the Agent may, and shall if requested to do so by the Parent, consult with the Parent with a view to agreeing with the Parent such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

39.11.2

the Agent shall not be obliged to consult with the Parent in relation to any changes mentioned in Clause 39.11.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

39.11.3

the Agent may consult with the Finance Parties in relation to any changes mentioned in Clause 39.11.1 but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

39.11.4

any such changes agreed upon by the Agent and the Parent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 45 (Amendments and Waivers);

39.11.5

the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 39.11; and

39.11.6	the Agent shall notify the Finance Parties of all changes agreed pursuant to Clause 39.11.4 above.

40.	Set-Off

40.1.1

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

40.1.2

Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

41.	Notices

41.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

41.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:-

41.2.1	in the case of those persons who are Parties as at the date of execution of this Agreement, that identified with its name on the execution page; and

41.2.2	in the case of any other Party from time to time, that notified in writing to the Agent on or prior to the date on which it becomes a Party,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

41.3	Delivery

41.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:-

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 41.2 (Addresses), if addressed to that department or officer.

41.3.2

Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's or Security Agent's signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

41.3.3	All notices from or to an Obligor shall be sent through the Agent.

41.3.4	Any communication or document made or delivered to the Parent in accordance with this Clause 41.3 will be deemed to have been made or delivered to each of the Obligors.

41.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 41.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

41.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

41.6	Electronic communication

41.6.1

Any communication to be made between the Agent or the Security Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Agent and the relevant Lender:-

(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(b)	notify each other of any change to their address or any other such information supplied by them.

41.6.2

Any electronic communication made between the Agent and a Lender or the Security Agent will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

41.6.3

The Agent and the Lenders agree that electronic communication shall be an accepted form of communication for purposes of information provision to the Agent and the Lenders by each Borrower under Clause 27 (Information Undertakings) save in relation to Clause 27.11 ("Know your customers" checks").

41.7	Electronic Filing: Use of websites

41.7.1

The Parent may satisfy its obligation under this Agreement to deliver any information in relation to Lenders (the "Website Lenders") by posting this information onto an electronic website, including the SEC, designated by the Parent (the "Designated Website") if:

(a)	both the Parent and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(b)	the information is in a format such as Microsoft Word, Microsoft Excel, portable display format (PDF), or other format previously agreed between the Parent and the Agent.

41.7.2	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Parent and the Agent.

41.7.3	The Parent shall promptly upon becoming aware of its occurrence notify the Agent if:

(a)	the Designated Website cannot be accessed due to technical failure;

(b)	the password specifications for the Designated Website change;

(c)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(d)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(e)	the Parent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Parent notifies the Agent under paragraph 41.7.3(a) or paragraph 41.7.3(e) above, all information to be provided by the Parent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

41.7.4	This Clause 41.7 (Electronic Filing: Use of websites) shall be subject to the terms of Clause 41.6.3 (Electronic communication).

41.8	English language

41.8.1	Any notice given under or in connection with any Finance Document must be in English.

41.8.2	All other documents provided under or in connection with any Finance Document must be:-

(a)	in English; or

(b)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

42.	Calculations And Certificates

42.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

42.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document shall be, in the absence of manifest error, presumed correct as to the matters to which it relates.

42.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or with respect to Sterling, 365 days, or, in any case where the practice in the Relevant Interbank Market differs in respect of any Optional Currency, in accordance with that market practice.

43.	Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

44.	Remedies And Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

45.	Amendments And Waivers

45.1	Required consents

45.1.1

Subject to Clause 45.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Parent and any such amendment or waiver will be binding on all Parties.

45.1.2	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 45.

45.1.3

Each Obligor agrees to any such amendment or waiver permitted by this Clause 45 which is agreed to by the Parent. This includes any amendment or waiver which would, but for this Clause 45.1.3, require the consent of all of the Guarantors.

45.2	Exceptions

45.2.1	An amendment or waiver that has the effect of changing or which relates to:-

(a)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)	an increase in or an extension of any Commitment or the Total Commitments, other than as permitted herein;

(f)	a change to the Borrowers or Guarantors other than in accordance with Clause 34 (Changes to the Obligors);

(g)	any provision which expressly requires the consent of all the Lenders;

(h)	Clause 2.4 (Finance Parties' rights and obligations), Clause 14 (Mandatory prepayment), Clause 32 (Changes to the Lenders) or this Clause 45; or

(i)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:-

(i)	the guarantee and indemnity granted under Clause 25 (Guarantee and Indemnity);

(ii)	the Charged Property; or

(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed

(except in the case of sub-clause (ii) and sub-clause (iii) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document); or

(j)

the release of any guarantee and indemnity granted under Clause 25 (Guarantee and Indemnity) or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document, shall not be made without the prior consent of all the Lenders.

45.2.2

An amendment or waiver which relates to the rights or obligations of the Agent, an Arranger, the Security Agent, any Ancillary Lender or a Hedge Counterparty (each in their capacity as such) may not be effected without the consent of the Agent, the Arranger, the Security Agent, that Ancillary Lender or, as the case may be, that Hedge Counterparty.

45.2.3	An amendment, waiver or consent which affects the rights and/or obligations of a Reference Bank (in its capacity as such) may not be effected without the agreement of that Reference Bank.

45.3	Replacement of Lender

45.3.1	If at any time:-

(a)	any Lender becomes a Non-Consenting Lender (as defined in Clause 45.3.3 below); or

(b)

an Obligor becomes obliged to repay any amount in accordance with Clause 13.1 (Illegality) or to pay additional amounts pursuant to Clause 21.1 (Increased costs) or Clause 20.2 (Tax gross-up) to any Lender in excess of amounts payable to the other Lenders generally, then the Parent may, on 5 Business Days' prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 32 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a "Replacement Lender") selected by the Parent, and which is acceptable to each Issuing Bank (acting reasonably) and which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender's participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

45.3.2	The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:-

(a)	the Parent shall have no right to replace the Agent or Security Agent;

(b)	neither the Agent nor the Lender shall have any obligation to the Parent to find a Replacement Lender;

(c)

in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 5 Business Days after the date the Non-Consenting Lender notifies the Parent and the Agent in writing of its failure or refusal to give a consent in relation to, or agree to any waiver or amendment to the Finance Documents requested by the Parent; and

(d)	in no event shall the Lender replaced under this Clause 45.3.2 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

45.3.3	In the event that:-

(a)

the Parent, a Borrower or the Agent (at the request of the Parent or a Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(b)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(c)

Lenders whose Revolving Commitments aggregate more than 85 per cent, of the Total Revolving Commitments (or, if the Total Revolving Commitments have been reduced to zero, aggregated more than 85 per cent of the Total Revolving Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a "Non-Consenting Lender".

45.4	Disenfranchisement of Defaulting Lenders

45.4.1

For so long as a Defaulting Lender has any Available Revolving Commitment, in ascertaining Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Revolving Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender's Commitments will be reduced to zero.

45.4.2	For the purposes of this Clause 45.4, the Agent may assume the following Lenders are Defaulting Lenders:-

(a)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(b)

any Lender in relation to which it is aware, including by notice delivered by the Parent, that any of the events or circumstances referred to in paragraphs (a), (b) or (e) of the definition of "Defaulting Lender" has occurred, unless (A) the Agent has received notice to the contrary from the Lender concerned (which notice the Agent shall copy to the Parent promptly following receipt), together with any supporting evidence reasonably requested by the Agent or (B) the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

45.5	Replacement of a Defaulting Lender

45.5.1	The Parent may, at any time a Lender has become and continues to be a Defaulting Lender:-

(a)	replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 32 (Changes to Lenders) all (and not part only) of its rights and obligations under this Agreement;

(b)	require such Lender to (and such Lender shall) transfer pursuant to Clause 32 (Changes to Lenders) all (and not part only) of the undrawn Revolving Commitment of the Lender; or

(c)	require such Lender to (and such Lender shall) transfer pursuant to Clause 32 (Changes to Lenders) all (and not part only) of its rights and obligations in respect of the Facility,

to a Lender or other bank, financial institution, trust, fund or other entity (a "Replacement Lender") selected by the Parent, and which (unless the Agent is an Impaired Agent) is acceptable to each Issuing Bank (acting reasonably) and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender's participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

45.5.2	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:-

(a)	the Parent shall have no right to replace the Agent or Security Agent;

(b)	neither the Agent nor the Defaulting Lender shall have any obligation to the Parent to find a Replacement Lender; and

(c)

in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents provided that such fees were accrued prior to the date of the notice referred to in Clause 45.5.1.

46.	Confidentiality

46.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 46.2 (Disclosure of Confidential Information) and Clause 46.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

46.2	Disclosure of Confidential Information

46.2.1	Any Finance Party may disclose:-

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives in connection with the transactions contemplated by the Finance Document such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:-

(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)

appointed by any Finance Party or by a person to whom Clause (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under Clause 35.15.3);

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clause (b)(i) or (b)(ii) above;

(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 32.9 (Security over Lenders' rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Parent;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:-

(1)

in relation to Clauses (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(2)

in relation to Clause (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(3)

in relation to Clauses (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the reasonable opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)

to any person appointed by that Finance Party or by a person to whom Clause (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Parent and the relevant Finance Party;

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information; or

(e)	as required by Clause 46.2.2 (USA Patriot Act Notices).

46.2.2	USA PATRIOT Act Notices

Each Finance Party that is subject to the Act (as hereinafter defined) hereby notifies each Obligor that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies each Borrower and each Guarantor, which information includes the name and address of each Borrower and each Guarantor and other information that will allow such Finance Party, to identify each Borrower and each Guarantor in accordance with the Act, and each Obligor hereby agrees to provide from time to time, promptly following a written request, such information regarding such Obligor as any Finance Party may require or reasonably request to allow such Finance Party to comply with the Act.

46.3	Disclosure to numbering service providers

46.3.1

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:-

(a)	names of Obligors;

(b)	country of domicile of Obligors;

(c)	place of incorporation of Obligors;

(d)	date of this Agreement;

(e)	Clause 48 (Governing law);

(f)	the names of the Agent and the Arrangers;

(g)	date of each amendment and restatement of this Agreement;

(h)	amounts of, and names of, the Facilities (and any tranches);

(i)	amount of Total Revolving Facility Commitments;

(j)	currencies of the Facilities;

(k)	type of Facilities;

(l)	ranking of Facilities;

(m)	Termination Date for Facilities;

(n)	changes to any of the information previously supplied pursuant to sub-clauses (a) to (m) above; and

(o)	such other information agreed between such Finance Party and the Parent,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

46.3.2

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

46.3.3	Each Obligor represents that none of the information set out in sub-clauses (a) to (o) of Clause 46.3.1 above is, nor will at any time be, unpublished price-sensitive information.

46.3.4	The Agent shall notify the Parent and the other Finance Parties of:-

(a)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(b)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

46.4	Entire agreement

Clause 35.18 (Confidentiality of Funding Rates and Reference Bank Quotations) and this Clause 46 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

46.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

46.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to promptly inform the Parent:-

46.6.1

of the circumstances of any disclosure of Confidential Information made pursuant to Clause (b)(v) except where such disclosure is made to any of the persons referred to in that sub-clause during the ordinary course of its supervisory or regulatory function; and

46.6.2	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 46 (Confidentiality).

46.7	Continuing obligations

The obligations in this Clause 46 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:-

46.7.1

the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

46.7.2	the date on which such Finance Party otherwise ceases to be a Finance Party.

47.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 13

GOVERNING LAW AND ENFORCEMENT

48.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

49.	Enforcement

49.1	Jurisdiction of English courts

49.1.1

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute").

49.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

49.1.3

This Clause 49.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

49.2	Service of process

49.2.1	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):-

(a)

irrevocably appoints GulfMark UK Ltd as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document and GulfMark UK Ltd, by its execution of the letter referred to in paragraph 6(a) of Schedule 2, accepts that appointment; and

(b)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

49.2.2

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Parent (on behalf of all the Obligors) must immediately (and in any event within 7 days of such event taking place) appoint another agent on terms acceptable to the Agent (acting reasonably). Failing this, the Agent may appoint another agent for this purpose.

49.2.3	The Obligors expressly agree and consent to the provisions of this Clause 49 and Clause 48 (Governing law).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The Original Parties

Part 1

The Original Obligors

Name of Original Borrower	Registration number (or equivalent, if any) and Jurisdiction of Incorporation

GULFMARK AMERICAS, INC.	DELAWARE

CHARTER NUMBER 4071108

Name of Original Guarantor	Registration number (or equivalent, if any) and Jurisdiction of Incorporation

GULFMARK OFFSHORE, INC.	DELAWARE

CHARTER NUMBER 2689611

Part 2

PART a

The Original Lenders

Name of Original Lender	Revolving Facility Commitment	Treaty Passport scheme reference number (if applicable)	Jurisdiction and tax residence

THE ROYAL BANK OF SCOTLAND PLC	$100,000,000

WELLS FARGO BANK, N.A.	$50,000,000

JPMORGAN CHASE BANK, N.A.	$50,000,000

BANK OF AMERICA, N.A.	$33,333,333.34

SUNTRUST BANKS	$33,333,333.33

DBS BANK LTD	$33,333,333.33

PART B

THE ORIGINAL SWINGLINE LENDERS

Name of Original Swingline Lender	Swingline Commitment	Treaty Passport scheme reference number (if applicable)	Jurisdiction and tax residence

JPMORGAN CHASE BANK, N.A.	$25,000,000

Schedule 2
CONDITIONS PRECEDENT

1.	Obligors

(a)	Certified true copies of the following:-

(i)	Certificate of Incorporation of GulfMark Americas, Inc.;

(ii)	Certificate of Incorporation of GulfMark Offshore, Inc.;

(iii)	Certificate of Incorporation of GulfMark Management, Inc;

(iv)	Certificate of Fact (Texas) for GulfMark Americas, Inc.;

(v)	Certificate of Fact (Texas) for GulfMark Offshore, Inc.;

(vi)	Certificate of Good Standing (Delaware) for GulfMark Americas, Inc.;

(vii)	Certificate of Good Standing (Delaware) for GulfMark Offshore, Inc.;

(viii)	Certificate of Good Standing (Delaware) for Gulfmark Management, Inc;

(ix)	Certificate of UCC Search from Delaware on GulfMark Americas, Inc.;

(x)	Certificate of UCC Search from Delaware on GulfMark Offshore, Inc.;

(xi)	Certificate of UCC Search from Delaware on Gulfmark Management, Inc.;

(xii)	Bylaws of GulfMark Americas, Inc.;

(xiii)	Bylaws of GulfMark Offshore, Inc.;

(xiv)	Bylaws of Gulfmark Management, Inc.;

(xv)	Certificate of Responsible Officer with respect to Domicile Address, EIN and Charter Number for GulfMark Americas, Inc.;

(xvi)	Certificate of Responsible Officer with respect to Domicile Address, EIN and Charter Number for GulfMark Offshore, Inc.;

(xvii)	Certificate of Responsible Officer with respect to Domicile Address, EIN and Charter Number for GulfMark Management, Inc.;

(xviii)	Corporate Resolutions and Certificates of Incumbency.

(b)	A copy of a resolution of the board of directors of each Original Obligor:

(i)

approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)

authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including any Utilisation Request) to be signed and/or dispatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A certified specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(d)

A certificate of the Parent confirming that the borrowing or guaranteeing or securing, as appropriate, of the Total Revolving Facility Commitments, would not cause any borrowing, guarantee, security or similar limit in the charter, bylaws or other constitutional documents of any Original Obligor to be exceeded.

(e)

A certificate of an authorised signatory of each Original Obligor certifying that each copy of its certificate of incorporation, bylaws or resolutions specified in this paragraph 1 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

2.	Finance Documents

(a)	This Agreement executed by the members of the Group party to this Agreement.

(b)	The Fee Letters executed by the Original Borrower.

(c)

At least two originals (or a pdf copy, along with a suitable undertaking to deliver two originals) of the following Transaction Security Documents executed by the parties specified below opposite the relevant Transaction Security Document:

Name of Original Obligor or member of Obligor's Group	Transaction Security Document
The Original Borrower	The Original Fleet Mortgage
The Original Borrower	Collateral Exhibit in respect of Original Fleet Mortgage
The Original Borrower	Cash Collateral Account Charge
The Original Borrower	Assignment of Insurances together with executed notices of assignment and loss payable clauses
The Original Borrower	UCC-1 Financing Statement
Gulfmark Management, Inc.	Share Pledge in respect of the shares in the Original Borrower
Gulfmark Management, Inc.	UCC-1 Financing Statement

(d)	To the extent required by each Original Lender, a Promissory Note in the terms required by such Lender.

3.	Insurance

(a)	An executed copy of the Insurance Report.

(b)

A sample Certificate of Insurance (in agreed form) from John L. Wortham & Son, L.P., the Original Borrower's insurance brokers, evidencing the insurance cover proposed to be in place in respect of the Collateral Vessels immediately after the date of this Agreement including details of inter alia:-

(i)	full details of the assured clause;

(ii)	the period of the policies;

(iii)	the interests (subject matter) insured and the insured values/ amounts/ limits;

(iv)	the policy trading warranties;

(v)	full details of the policy terms and conditions including deductibles and any warranties;

(vi)	copies of any non-standard or bespoke clauses or wordings;

(vii)	full details of the insurers and their individual percentage participation and including details of any intermediary brokers; and

(viii)	details of the applicable law and jurisdiction.

(c)	Letters from each of:-

(i)	John L. Wortham & Son, L.P.;

(ii)	Price Forbes and Partners;

(iii)	The Steamship Mutual P&I Association; and

(iv)	The United Kingdom Mutual War Risks Association Limited,

to The Royal Bank of Scotland plc confirming that, following its receipt of notice(s) of assignment and loss payable clauses in relation to the relevant Insurances, it shall initiate actions for issuance of letters of undertaking regarding the Original Obligor's existing marine coverages.

4.	Contracts

A copy certified as true, complete and up to date of the Existing Bond.

5.	Legal opinions

The following legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facility.

(a)	Legal opinions of Pinsent Masons LLP, UK legal advisers to the Agent as to English law and Scots law substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)

A legal opinion of Fulbright & Jaworski LLP, US legal advisers to each Borrower and Parent as to US, Texas and Delaware law substantially in the form distributed to the Original Lenders prior to signing this Agreement.

6.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 49.2 (Service of process), if not an Original Obligor, has accepted its appointment.

(b)	The Original Budget.

(c)	An email including a link to the Original Financial Statements of the Group.

(d)	A certificate signed by an authorised signatory of the Parent showing the Group Structure Chart of the Group as at the date of such certificate.

(e)	Evidence that the Cash Collateral Account has been opened.

(f)	Evidence that this Agreement and the matters envisaged hereby will not constitute any breach of the Existing Bond.

7.	Recent trading accounts of Borrower and Parent

An email including a link to the Form 10-Q of the Parent as filed with the Securities Exchange Commission for each of the quarters ended March 31 and June 30, 2014.

8.	Initial Appraisal Date valuations of Collateral Vessels

Copy valuation reports from two Approved Brokers confirming Appraised Values of the Collateral Vessels as at a date not earlier than 30 June 2014, such valuation reports to show an Appraised Value of circa 1.6 x the Total Revolving Facility Commitments.

9.	Evidence of Borrower's title

Evidence that on the Closing Date (i) the Collateral Vessels are registered under the flag stated in Schedule 11 (The Collateral Vessels) in the ownership of the Original Borrower and (ii) the relevant Original Fleet Mortgage will be capable of being immediately registered against the Collateral Vessels with first priority.

10.	Confirmation of class

A Certificate of Confirmation of Class confirming that each Collateral Vessel is classed with the appropriate class for vessels of her type with a Pre-Approved Classification Society.

11.	Vessel Documents

(a)

Photocopies, certified as true, accurate and complete by an authorised signatory of the Original Borrower, of the current SMC of each of the Collateral Vessels together with all addenda, amendments or supplements.

(b)

Photocopies, certified as true, accurate and complete by an authorised signatory of the Original Borrower or the Parent, of the current DOC of each of the Collateral Vessels together with all addenda, amendments or supplements.

12.	Other documents and evidence

(a)

Evidence that, except as otherwise agreed, the fees, costs and expenses then due from the Original Borrower pursuant to Clause 24 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(b)

Discharges and/or notices, as applicable, in relation to all Financial Indebtedness and Liens which are not permitted under this Agreement or evidence that the same will be cancelled or discharged with effect from on or around the first Utilisation Date, such documentation to include, without limitation:-

(i)	copies of irrevocable notices of cancellation and prepayment in relation to the Existing GAI RCF Agreement; and

(ii)

discharges relating to all outstanding Liens relative to the Existing GAI RCF Agreement or an undertaking or pay-off letter from the relevant lenders to release and deliver the same upon the first Utilisation Date.

(c)	A term sheet signed on behalf of DNB Bank ASA and GulfMark Rederi AS for the amendment and restatement of the existing NOK600m bilateral facility between DNB Bank ASA and GulfMark Rederi AS.

(d)	If applicable, the Funds Flow Statement in a form agreed by the Parent and the Agent detailing the proposed movement of funds on or before the first Utilisation Date.

(e)	If applicable, the executed Utilisation Request.

(f)	The agreed form Fleet Report Template.

(g)	Any Disclosure Schedule.

(h)

Each Finance Party has carried out and is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

Schedule 3

Utilisation Requests

Part 1 - UTILISATION REQUEST – REVOLVING FACILITY LOANS

From:     [Borrower] [Parent]*

To:     [Agent]

Dated:

Dear Sirs

[Parent] – [                    ] Facility Agreement

dated [                    ] (the "Facility Agreement")

1.

We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Revolving Facility Loan on the following terms:-

(a)	Borrower: [ ]

(b)	Proposed Utilisation Date: [ ] (or, if that is not a Business Day, the next Business Day)

(c)	Facility to be utilised:

(d)	Currency of Revolving Facility

Loan:                                            [                    ]

(e)	Amount: [ ] or, if less, the Available Revolving Facility

(f)	Interest Period: [ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	[The proceeds of this Revolving Facility Loan should be credited to [account]].

5.	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………

authorised signatory for

[the Parent on behalf of [insert name of relevant Borrower]]/ [insert name of Borrower]*

NOTES:

*	Amend as appropriate. The Utilisation Request can be given by each Borrower or by the Parent.

Part 2 - UTILISATION REQUEST - LETTERS OF CREDIT

From:	[Borrower]/[Parent]*

To:	[Issuing Bank]

Cc:	[Agent]

Dated:

Dear Sirs

[Parent] - [ ] Senior Facilities Agreement

dated [ ] (the "Facilities Agreement")

1.

We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to arrange for a Letter of Credit to be issued by the Issuing Bank specified below (which has agreed to do so) on the following terms:

(a)	Borrower: [ ]

(b)	Issuing Bank: [ ]

(c)	Proposed Utilisation Date: [ ] (or, if that is not a Business Day, the next Business Day)

(d)	Currency of Letter of Credit: [ ]

(e)	Amount: [ ] or, if less, the Available Revolving Facility

(f)	Beneficiary: [ ]

(g)	Term: [ ]

3.

We confirm that each condition specified in paragraph (b) (or, to the extent applicable, paragraph (c)), of Clause [                    ] (Issue of Letters of Credit) is satisfied on the date of this Utilisation Request.

4.	We attach a copy of the proposed Letter of Credit.

5.	The purpose of this proposed Letter of Credit is [ ].

6.	[Specify delivery instructions].

Yours faithfully,

………………………………

authorised signatory for

[the Parent on behalf of] [insert name of relevant Borrower]]/[insert name of Relevant Borrower]*

NOTES: *     Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Parent.

Part 3 - UTILISATION REQUEST – SWINGLINE LOANS

From:	[Borrower] [Parent]*
To:	[Swingline Lender]
Cc:	[Agent]

Dated:

Dear Sirs

[Parent] – [                    ] Facility Agreement

dated [                    ] (the "Facility Agreement")

1.

We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Swingline Loan on the following terms:-

(a)     Proposed Utilisation Date:     [                    ] (or, if that is not a New York Business Day, the next New York Business Day)

(b)     Facility to be utilised:              Swingline Facility

(c)     Amount:                                       $[                    ] or, if less, the Available Swingline Facility

(f)     Interest Period:                             [                    ]

3.	We confirm that each condition specified in Clause 8.4 (Swingline Lenders' participation) is satisfied on the date of this Utilisation Request.

4.	[The proceeds of this Swingline Loan should be credited to [account]].

5.	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………

authorised signatory for

[the Parent on behalf of [insert name of relevant Borrower]]/ [insert name of Borrower]*

NOTES:

*	Amend as appropriate. The Utilisation Request can be given by each Borrower or by the Parent.

Schedule 4

Form Of Transfer Certificate

To:	[ ] as Agent

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:

[Parent] – [                    ] Facility Agreement

dated [                    ] (the "Facility Agreement")

1.

We refer to the Facility Agreement. This agreement (the "Agreement") shall take effect as a Transfer Certificate for the purpose of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 32.5 (Procedure for transfer) of the Facility Agreement:-

2.1

The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment(s), rights and obligations referred to in the Schedule in accordance with Clause 32.5 (Procedure for transfer).

2.2	The proposed Transfer Date is [ ].

2.3	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 41.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in Clause 32.4.3.

4.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:-

4.1	[a Qualifying Lender falling within [paragraph (a)] [paragraph (b)] of the definition of Qualifying Lender (other than a Treaty Lender);]

4.2	[a Treaty Lender;]

4.3	[not a Qualifying Lender]. [1]

5.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:-

5.1	a company resident in the United Kingdom for United Kingdom tax purposes;

5.2	a partnership each member of which is:-

5.2.1	a company so resident in the United Kingdom; or

1 Delete as applicable - each New Lender is required to confirm which of these three categories it falls within.

5.2.2

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

5.3

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]20.1[2]

6.

[The New Lender confirms (for the benefit of the Agent and without liability to any Obligor) that it is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]), and is tax resident in [                ][3] so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies the Parent that:-

6.1

each Borrower which is a Party as a Borrower as at the Transfer Date must, to the extent that the New Lender becomes a Lender under a Facility which is made available to that Borrower pursuant to Clause 2.1 (The Facilities) of the Facility Agreement, make an application to HM Revenue & Customs under form DTTP2 within 30 days of the Transfer Date: and]

6.2

each Additional Borrower which becomes an Additional Borrower after the Transfer Date must, to the extent that the New Lender is a Lender under a Facility which is made available to that Additional Borrower pursuant to Clause 2.1 (The Facilities) of the Facility Agreement, make an application to HM Revenue & Customs under form DTTP2 within 30 days of becoming an Additional Borrower.][4]

[6/7].	The New Lender confirms that it [is]/[is not]**5 a Sponsor Affiliate.

[8/9].	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[9/10].	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[10/11].	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:

The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

2 Include if New Lender comes within paragraph (a)(iii) of the definition of Qualifying Lender in Clause 20.1 (Definitions).

3 Insert jurisdiction of tax residence

4 This confirmation must be included if the New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Facility Agreement.

* Delete as applicable.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facility Agreement by the Agent, and the Transfer Date is confirmed as [                    ].

[Agent]

By:

Schedule 5

Form of Assignment Agreement

To:	[ ] as Agent and [ ] as Parent, for and on behalf of each Obligor

From:	[the Existing Lender] (the "Existing Lender") and [the New Lender] (the "New Lender")

Dated:

[Parent] - [                    ] Facility Agreement

dated [                    ] (the "Facility Agreement")

1.

We refer to the Facility Agreement. This is an Assignment Agreement. This agreement (the "Agreement") shall take effect as an Assignment Agreement for the purpose of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 32.6 (Procedure for assignment) of the Facility Agreement:-

2.1

The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facility Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender's Commitments and participations in Utilisations under the Facility Agreement as specified in the Schedule.

2.2

The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitments and participations in Utilisations under the Facility Agreement specified in the Schedule.

2.3	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph 2.2 above. [5]

3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes Party to the relevant Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 41.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in Clause 32.4.3.

7.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:-

7.1	[a Qualifying Lender falling within [paragraph (a)] [paragraph (b)] of the definition of Qualifying Lender (other than a Treaty Lender);]

5 If the Assignment Agreement is used in place of a Transfer Certificate in order to avoid a novation of rights/obligations for reasons relevant to a civil jurisdiction, local law advice should be sought to check the suitability of the Assignment Agreement due to the assumption of obligations contained in paragraph 0. This issue should be addressed at Primary documentation stage. This footnote is not intended to be included in the scheduled form of Assignment Agreement in the signed Facility Agreement.

7.2	[a Treaty Lender;]

7.3	[not a Qualifying Lender]. [6]

8.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:-

8.1	a company resident in the United Kingdom for United Kingdom tax purposes; or

8.2	a partnership each member of which is:-

8.2.1	a company so resident in the United Kingdom; or

8.2.2

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

8.3

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][7]

9.

[The New Lender confirms (for the benefit of the Agent and without liability to any Obligor) that it is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ] and is tax resident in [                ]8), so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies the Parent that:-

9.1

each Borrower which is a Party as a Borrower as at the Transfer Date must, to the extent that the New Lender becomes a Lender under a Facility which is made available to that Borrower pursuant to Clause 2.1 (The Facilities) of the Facility Agreement, make an application to HM Revenue & Customs under form DTTP2 within 30 days of the Transfer Date; and

9.2

each Additional Borrower which becomes an Additional Borrower after the Transfer Date must, to the extent that the New Lender is a Lender under a Facility which is made available to that Additional Borrower pursuant to Clause 2.1 (The Facilities) of the Facility Agreement, make an application to HM Revenue & Customs under form DTTP2 within 30 days of becoming an Additional Borrower.][9]

[9/10]	The New Lender confirms that it [is]/[is not]**11 a Sponsor Affiliate.

[11/12]

This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 32.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Parent) to the Parent (on behalf of each Obligor) of the assignment referred to in this Agreement.

6 Delete as applicable - each New Lender is required to confirm which of these three categories it falls within.

7 Include only if New Lender is a UK Non-Bank Lender ie falls within paragraph (a)(iii) of the definition of Qualifying Lender in Clause 20.1 (Definitions).

8 Insert jurisdiction of tax residence.

9 This confirmation must be included if the New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Facility Agreement.

* Delete as applicable.

[12/13]	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[13/14]	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[14/15]	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:

The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/rights and obligations to be transferred by assignment, release and accession

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Facility Agreement by the Agent, and the Transfer Date is confirmed as [                    ].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

Schedule 6

Form Of Accession Deed

To:         [Agent]

From:     [Parent] and [Subsidiary]

Dated:

Dear Sirs

[$150,000,000 Multicurrency Facility Agreement] [the "Facility Agreement"]

1.

We refer to the Facility Agreement. This is an Accession Deed. Terms defined in the Facility Agreement have the same meaning in this Accession Deed unless given a different meaning in this Accession Deed.

2.

[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement [and the other Finance Documents] as an Additional [Borrower]/[Guarantor] pursuant to Clause 30.2.1 (Additional Borrowers)/[Clause 30.4.1 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary's] administrative details are as follows:

Address:

Fax No:

Attention:

4.

This Accession Deed and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including any non-contractual disputes or claims) shall be governed and construed in accordance with English law.

5.	This Accession Letter is entered into by deed.

EXECUTED AS A DEED by                          )

[Subsidiary] acting                                         )

by                                                                       )

)

[Names of two of its directors/                      )

a director and its secretary]                           )

Director ……………………………………….

Director/Secretary ……………………………

SIGNED by                                                       )

)

for and on behalf of                                         )

[Parent]                                                             )

Schedule 7

FORM OF RESIGNATION LETTER

To:         [                    ] as Agent

From:     [resigning Obligor] and [Parent]

Dated:

Dear Sirs

[Parent] - [                    ] Facility Agreement

dated [                    ] (the "Facility Agreement")

1.

We refer to the Facility Agreement. This is a Resignation Letter. Terms defined in the Facility Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.

Pursuant to [Clause 34.3 (Resignation of a Borrower)]/[Clause 34.5 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facility Agreement and the Finance Documents.

3.	We confirm that:-

3.1	no Default is continuing or would result from the acceptance of this request; and

3.2	*[[this request is given in relation to a Third Party Disposal of [resigning Obligor];

3.3	[the Disposal Proceeds have been or will be applied [ ];]**

3.4	[ ]***

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Parent]	[resigning Obligor]

By:	By:

NOTES:

*	Insert where resignation only permitted in case of a Third Party Disposal.

**	Amend as appropriate, e.g. to reflect agreed procedure for payment of proceeds into a specified account.

***	Insert any other conditions required by the Facility Agreement.

Schedule 8

 Form Of Compliance Certificate

To:	The Royal Bank of Scotland plc (the "Agent")

From:	GulfMark Americas, Inc.

Date:	[●], 20[●]

Dear Sirs,

We refer to the Facility Agreement, dated as of [●] 2014 (the "Facility Agreement"), among GulfMark Americas, Inc., GulfMark Offshore, Inc., the financial institutions listed in Part II of Schedule I thereto, as lenders, and The Royal Bank of Scotland plc, as arranger, as agent of the Finance Parties and as security trustee for the Secured Parties (as from time to time amended, varied, novated or supplemented). Terms defined or construed in the Facility Agreement have the same meanings and constructions in this Certificate.

Set forth below is a link to the audited consolidated Annual Financial Statements of Parent for the fiscal year ended December 31, 20[●]:

Set forth below is a link to the unaudited consolidated Quarterly Financial Statements of Parent for the fiscal quarters ended [March 31,] [June 30,] [and] [September 30, 20[●]] [Select relevant quarters]:

We attach the relevant calculation details applicable on the last day of our financial quarter ending [●], 20[●] (the "Relevant Period") which confirm as required by Clause 28 (Financial Covenants) that:

1	The Capitalisation Ratio is [●].

2	The Consolidated Interest Coverage Ratio is [●].

3	The Collateral to Debt Ratio is [●].

4	The Collateral to Commitments Ratio is [●].

By:     ____________________________________ (Responsible Officer)

Name:

Title:

Schedule 9

Timetables

Part I
Revolving Facility Loans

	in USD	in euro	in sterling	in CDOR	in other currencies
Agent notifies the Parent if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	-	-	-		U-4

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-3 9.30am	U-3 9.30am	U-1 9.30am	U-3 9.30am	U-3 9.30am

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders' participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders' participation)

	U-3 Noon	U-3 Noon	U-1 Noon	U-3 Noon	U-3 Noon

Agent receives a notification from a Lender under Clause 10.2 (Unavailability of a currency)	Quotation Day 9.30am	Quotation Day 9.30am	-	Quotation Day 9.30am	Quotation Day 9.30am

	in USD	in euro	in sterling	in CDOR	in other currencies
Agent gives notice in accordance with Clause 10.2 (Unavailability of a currency)	Quotation Day 5.30pm	Quotation Day 5.30pm	-	Quotation Day 5.30pm	Quotation Day 5.30pm

LIBOR, EURIBOR or CDOR is fixed	Quotation Day 11:00 a.m. in respect of LIBOR	Quotation Day 11:00 a.m. (Brussels time) in respect of EURIBOR	Quotation Day 11:00 a.m. in respect of LIBOR	Quotation Day 11:00 a.m. in respect of CDOR using CDOR published at U-3	Quotation Day 11:00 a.m.

"U"     =     date of utilisation.

"U - X"     =     X Business Days prior to date of utilisation

Part II
Letters of Credit

Letters of Credit

Delivery of a duly completed Utilisation Request (Clause 6.2 (Delivery of a Utilisation Request for Letters of Credit))	U-3 9.30am

Issuing Bank determines (in relation to a Utilisation) the Base Currency Amount of the Letter of Credit if required under paragraph (d) of Clause 6.5 (Issue of Letters of Credit) and notifies the Agent and Lenders of the Letter of Credit in accordance with paragraph (d) of Clause 6.5 (Issue of Letters of Credit).

U-3 Noon

Delivery of duly completed Renewal Request (Clause 6.6 (Renewal of a Letter of Credit))	U-3 9.30am

"U"	=

date of utilisation, or, if applicable, in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit), the first day of the proposed term of the renewed Letter of Credit

"U-X"	=	Business Days prior to date of utilisation

Schedule 10

hEDGING AGREEMENTS

1.	A Borrower may, but shall not be obliged to, enter into Hedging Agreements. If one or more Hedging Agreements are entered into, this Schedule 10 shall apply in relation to such Hedging Agreements.

2.	Each Hedging Agreement shall:

2.1	be with a Hedge Counterparty;

2.2	be for a term ending no later than the Termination Date;

2.3	have settlement dates coinciding with the end of Interest Periods; and

2.4	be based on an ISDA Master Agreement and otherwise in form and substance satisfactory to the Agent; and

2.5

not be entered into until the Agent receives a US legal opinion, in form and substance satisfactory to it, confirming inter alios that any obligations incurred under such Hedging Agreement will be secured by the Fleet Mortgage.

3.

The rights of the relevant Borrower under any such Hedging Agreement(s) shall, as a condition precedent to carrying out any transaction pursuant to such Hedging Agreement, be charged or assigned by way of security under a Transaction Security Document.

4.	The parties to each Hedging Agreement must comply with the terms of that Hedging Agreement.

5.	Neither a Hedge Counterparty nor the relevant Borrower may amend, supplement, extend or waive the terms of any Hedging Agreement without the consent of the Agent.

6.	Paragraph 5 shall not apply to an amendment, supplement or waiver that is administrative and mechanical in nature and does not give rise to a conflict with any provision of this Agreement.

7.

If, at any time, the aggregate notional amount of the transactions in respect of the Hedging Agreements exceeds or, as a result of a prepayment, will exceed 100 per cent. of the aggregate amount of the Loans at that time, the the relevant Borrower must promptly notify the Agent and must, at the request of the Agent, reduce the aggregate notional amount of those transactions by an amount and in a manner satisfactory to the Agent so that it no longer exceeds or will not exceed 100 per cent. of the aggregate amount of the Loans then or that will be outstanding. Any reductions in the aggregate notional amount of the transactions in respect of the Hedging Agreements in accordance with this paragraph 7 will be apportioned as between those transactions pro rata.

8.	Paragraph 7 shall not apply to any transactions in respect of any Hedging Agreement under which the relevant Borrower has no actual or contingent indebtedness.

9.	The Agent must make a request under paragraph 7 if so required by a Hedge Counterparty.

10.	Neither a Hedge Counterparty nor a Borrower may terminate or close out any transactions in respect of any Hedging Agreement (in whole or in part) except:

10.1	in accordance with paragraph 7 above;

10.2	if an Illegality (as that term is defined in the applicable ISDA Master Agreement) has occurred;

10.3	if all the Loans and other amounts outstanding under the Finance Documents (other than the Hedging Agreements) have been unconditionally and irrevocably paid and discharged in full;

10.4	in the case of termination or closing out by a Hedge Counterparty, if the Agent serves notice under Clause 30.20.1(b) or, having served notice under 30.20.1(c), makes a demand; or

10.5	in the case of any other termination or closing out by a Hedge Counterparty or a Borrower, with the consent of the Agent.

11.

If a Hedge Counterparty is entitled to terminate or close out any transaction in respect of any Hedging Agreement under paragraph 10.4 above, such Hedge Counterparty shall promptly terminate or close out such transaction following a request to do so by the Security Agent.

12.

A Hedge Counterparty may only suspend making payments under a transaction in respect of a Hedging Agreement if a Borrower is in breach of its payment obligations under any transaction in respect of that Hedging Agreement.

13.

Each Hedge Counterparty consents to the charging or assigning by way of security by each Borrower pursuant to a Transaction Security Document of its rights under the Hedging Agreements to which it is party in favour of the Security Agent.

14.

Any such charging or assigning by way of security is without prejudice to, and after giving effect to, the operation of any payment or close-out netting in respect of any amounts owing under any Hedging Agreement.

15.	The Security Agent shall not be liable for the performance of any of a Borrower's obligations under a Hedging Agreement.

Schedule 11

COLLATERAL VESSELS

Vessel	Vessel ID (Official Number)	Year Built	Registry/Flag
1.CHARTRES	1160318	2004	United States
2.IBERVILLE	1163367	2004	United States
3.BIENVILLE	1163970	2004	United States
4.CONTI	1166313	2005	United States
5.ST. LOUIS	1167668	2005	United States
6.TOULOUSE	1169977	2005	United States
7.ESPLANADE	1173548	2005	United States
8.DOUBLE EAGLE	1200748	2007	United States
9.TRIPLE PLAY	1203989	2007	United States
10.GRAND SLAM	1204678	2007	United States
11.SLAM DUNK	1204681	2008	United States
12.TOUCHDOWN	1204682	2008	United States
13.HOMERUN	1204685	2008	United States
14.KNOCKOUT	1204686	2008	United States
15.JERMAINE GIBSON	1204684	2008	United States
16.THOMAS WAINWRIGHT	1223869	2010	United States
17.ORLEANS	1151394	2004	United States
18.BOURBON	1156133	2004	United States
19.ROYAL	1159200	2004	United States
20.FIRST AND TEN	1195773	2007	United States
21.HAT TRICK	1204683	2008	United States
22.HAMMERHEAD	1203577	2008	United States
23.POLARIS	1249448	2014	United States

Schedule 12

FORM OF INCREASE CONFIRMATION

To:	[ ] as Agent, [ ] as Issuing Bank and [ ] as Parent, for and on behalf of each Obligor

From:	[the Increase Lender] (the "Increase Lender")

Dated:	[ ]

[Parent] - [                    ] Facility Agreement
dated [                    ] (the "Facility Agreement")

1.

We refer to the Facility Agreement. This agreement (the "Agreement") shall take effect as an Increase Confirmation for the purpose of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 2.2 (Increase) of the Facility Agreement.

3.

The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the "Relevant Commitment") as if it was an Original Lender under the Facility Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the "Increase Date") is [ ].

5.	On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 41.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders' obligations referred to in Clause 2.2.6.

8.	The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:-

8.1	[a Qualifying Lender falling within [paragraph (a)] [paragraph (b)] of the definition of Qualifying Lender (other than a Treaty Lender);]

8.2	[a Treaty Lender;]

8.3	[not a Qualifying Lender].[10]

9.	The Increase Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is a [ ] resident in [ ] for [ ] tax purposes.[11]

10 Delete as applicable - each Increase Lender is required to confirm which of these three categories it falls within.

11 State which jurisdiction each Increase Lender is tax resident and type of entity.

10.

[The New Lender confirms (for the benefit of the Agent and without liability to any Obligor) that it is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [               ][12], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies the Parent that:-

10.1

each Borrower which is a Party as a Borrower as at the Transfer Date must, to the extent that the New Lender becomes a Lender under a Facility which is made available to that Borrower pursuant to Clause 2.1 (The Facilities) of the Facility Agreement, make an application to HM Revenue & Customs under form DTTP-2 within 30 days of the Transfer Date; and

10.2

each Additional Borrower which becomes an Additional Borrower after the Transfer Date must, to the extent that the New Lender is a Lender under a Facility which is made available to that Additional Borrower pursuant to Clause 2.1 (The Facilities) of the Facility Agreement, make an application to HM Revenue & Customs under form DTTP2 within 30 days of becoming an Additional Borrower.][13]

[10/11].     The Increase Lender confirms that it is not a Sponsor Affiliate.

[13/14].	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[14/15].	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[15/16].	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note: The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

12 Insert jurisdiction of residence – relevant if UK Borrowers only.

13 This confirmation must be included if the New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Facility Agreement – relevant if UK Borrowers only.

THE SCHEDULE

RELEVANT COMMITMENT/RIGHTS AND OBLIGATIONS TO BE ASSUMED BY THE INCREASE LENDER

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Agent, and the Increase Date is confirmed as [                    ].

Agent

By:

NOTE:

Schedule 13

FORMS OF NOTIFIABLE DEBT PURCHASE TRANSACTION NOTICE

Part 1

FORM OF NOTICE ON ENTERING INTO NOTIFIABLE DEBT PURCHASE TRANSACTION

To:	[ ] as Agent

From:	[The Lender]

Dated:	[ ]

[Parent] - [                    ] Facility Agreement
dated [                    ] (the "Facility Agreement")

1.	We refer to Clause 33.2.2 of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	We have entered into a Notifiable Debt Purchase Transaction.

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)

[Lender]

By:

Part 2

FORM OF NOTICE ON TERMINATION OF NOTIFIABLE DEBT PURCHASE TRANSACTION/NOTIFIABLE DEBT PURCHASE TRANSACTION CEASING TO BE WITH SPONSOR AFFILIATE

To:     [                    ] as Agent

From:     [The Lender]

Dated:     [                    ]

[Parent] - [                    ] Facility Agreement
dated [                    ] (the "Facility Agreement")

1.	We refer to Clause 33.2.3 of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [ ] has (terminated]/[ceased to be with a Sponsor Affiliate].**16

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)

[Lender]

By:

* Delete as applicable

Schedule 14

FORM OF NEW COMMITMENTS ACCESSION LETTER

To: The Royal Bank of Scotland plc as Agent and [ ] as the Parent, for and on behalf of each Obligor

From: [the New Commitments Lender] (the "Increase Lender")

[ ] Multicurrency Facility Agreement dated [ ] (the "Facility Agreement")

1.

We refer to the Facility Agreement. This agreement (the "Agreement") shall take effect as a New Commitments Accession Letter for the purpose of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 2.3 (Accordion Option) of the Facility Agreement.

3.

The New Commitments Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the "Relevant Commitment") as if it was an Original Lender under the Facility Agreement.

4.	The proposed date on which the increase in relation the New Commitments Lender and the Relevant Commitment is to take effect (the "New Commitments Date") is [ ].

5.	On the New Commitments Date, the New Commitments Lender becomes party to the relevant Finance Documents as a Lender.

6.

The Facility Office and address, fax number and attention details for notices to the New Commitments Lender for the purposes of Clause 41 (Notices) of the Facility Agreement are set out in the Schedule.

7.	The New Commitments Lender expressly acknowledges the limitations on the Lenders' obligations referred to in Clause 2.2 (Increase).

8.	The New Commitments Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].[14]

9.	[The New Commitments Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

14 Delete as applicable – each In crease Lender is required to confirm which of these three categories it falls within

(a)	a company resident in the United Kingdom for tax purposes; or

(b)	a partnership, each member of which is:

(i)	a company so resident in the United Kingdom;

(ii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][15]

10.

[The New Commitments Lender confirms (for the benefit of the Agent and without liability to any Obligor) that it is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [ ], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies the Company that:

(a)

each Borrower which is a Party as a Borrower as at the New Commitments Date must, to the extent that the New Commitments Lender becomes a Lender under a Facility which is made available to that Borrower pursuant to Clause 2.3 (Accordion Option) of the Facility Agreement, make an application to HM Revenue & Customs under form DTTP2 within 30 days of the Increase Date; and

(b)

each Additional Borrower which becomes an Additional Borrower after the New Commitments Date must, to the extent that the New Commitments Lender is a Lender under a Facility which is made available to that Additional Borrower pursuant to Clause 2.3 (Accordion Facility) of the Facility Agreement, make an application to HM Revenue & Customs under form DTTP2 within 30 days of becoming an Additional Borrower.][16]

11.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

12.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

13.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

15 Include only if New Lender is a UK Non-Bank Lender i.e. it falls within the definition of "Qualifying Lender" in Clause 20.1.

16 This confirmation must be included if the New Commitments Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes hat scheme to apply to the Facility Agreement

THE SCHEDULE

New Commitment Lender Details

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[New Commitment Lender]

By:

This Certificate is accepted by the Agent and the Security Agent.

The Royal Bank of Scotland plc (as Agent)

By:

The Royal Bank of Scotland plc (as Security Agent)

By:

SIGNATURES

THE ORIGINAL BORROWER

GULFMARK AMERICAS, INC.

By: /s/ James M. Mitchell

Address: 842 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024

Fax: 713-963-0541

Attention: Chief Financial Officer

THE PARENT AND ORIGINAL GUARANTOR

GULFMARK OFFSHORE, INC.

By: /s/ James M. Mitchell

Address: 842 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024

Fax: 713-963-0541

Attention: Chief Financial Officer

THE ARRANGERS

THE ROYAL BANK OF SCOTLAND PLC

By: /s/ Richard Grant

Address: Corporate & Institutional Banking, The Royal Bank of Scotland plc, 1 Albyn Place, Aberdeen, AB10 1BR

Fax: +44(0)1224 289 368

Attention: David Canning

WELLS FARGO BANK, N.A.

By: /s/ Nicholas Reichter

Address: 1700 Lincoln, Denver, CO 80203

Fax: 303.863.2729

Attention: Carol J. Fariello, Ln Admn Mgr.

with a copy to:-

Address: 1000 Louisiana, 9th Flr, MAC T0002-090, Houston, Texas, 77002

Fax: 713.739.1087

Attention: Corbin Womac, Director

JPMORGAN CHASE BANK, N.A.

By: /s/ Donald Hunt

Address: 10 S. Dearborn, Chicago, IL  60603

Fax: 312-256-2608

Attention: Jacob George

BANK OF AMERICA, N.A.

By: /s/ Tyler Ellis

Address: 700 Louisiana St., 8th Floor, Houston, Texas 77002

Fax: 713-247-7748

Attention: Tyler Ellis

SUNTRUST ROBINSON HUMPHREY, INC.

By: /s/ Jane Pittman

Address: 3333 Peachtree Rd., NE, Atlanta, GA 30326

Fax: 404-588-4402

Attention: Baerbel Freudenthaler

DBS BANK LTD

By: /s/ Siswandi Tedja

Address: 12 Marina Boulevard, #46-00, DBS Asia Central @ MBFC Tower 3, Singapore 018982

Fax: +65 6227 9183

Attention: Chlore Tang / Pat Chiam

THE ORIGINAL LENDERS

THE ROYAL BANK OF SCOTLAND PLC

By: /s/ Richard Grant

Address: Corporate & Institutional Banking, The Royal Bank of Scotland plc, 1 Albyn Place, Aberdeen, AB10 1BR

Fax: +44(0)1224 289 368

Attention: David Canning

WELLS FARGO BANK, N.A.

By: /s/ Nicholas Reichter

Address: 1700 Lincoln, Denver, CO 80203

Fax: 303.863.2729

Attention: Carol J. Fariello, Ln Admn Mgr.

with a copy to:-

Address: 1000 Louisiana, 9th Flr, MAC T0002-090, Houston, Texas, 77002

Fax: 713.739.1087

Attention: Corbin Womac, Director

JPMORGAN CHASE BANK, N.A.

By: /s/ Donald Hunt

Address: 10 S. Dearborn, Chicago, IL  60603

Fax: 312-256-2608

Attention: Jacob George

BANK OF AMERICA, N.A.

By: /s/ Tyler Ellis

Address: 700 Louisiana St., 8th Floor, Houston, Texas 77002

Fax: 713-247-7748

Attention: Tyler Ellis

SUNTRUST BANKS

By: /s Eric Saxon

Address: 3333 Peachtree Rd., NE, Atlanta, GA 30326

Fax: 404-588-4402

Attention: Baerbel Freudenthaler

DBS BANK LTD

By: /s/ Siswandi Tedja

Address: 12 Marina Boulevard, #46-00, DBS Asia Central @ MBFC Tower 3, Singapore 018982

Fax: +65 6227 9183

Attention: Chlore Tang / Pat Chiam

THE AGENT

THE ROYAL BANK OF SCOTLAND PLC

By: /s/ Nicholas Watkins

Email address: RBSAgencyOperations@rbs.com

Postal address: Syndicated Loans Agency, Corporate & Institutional Banking, The Royal Bank of Scotland plc, 15 Bishopsgate, London, EC2P 2AP, United Kingdom.

THE SECURITY AGENT

THE ROYAL BANK OF SCOTLAND PLC

By: /s/ Nicholas Watkins

Email address: RBSAgencyOperations@rbs.com

Postal address: Syndicated Loans Agency, Corporate & Institutional Banking, The Royal Bank of Scotland plc, 15 Bishopsgate, London, EC2P 2AP, United Kingdom.

THE ISSUING BANKS

WELLS FARGO BANK, N.A.

By: /s/ Nicholas Reichter

Address: 1700 Lincoln, Denver, CO 80203

Fax: 303.863.2729

Attention: Carol J. Fariello, Ln Admn Mgr.

with a copy to:-

Address: 1000 Louisiana, 9th Flr, MAC T0002-090, Houston, Texas, 77002

Fax: 713.739.1087

Attention: Corbin Womac, Director

JPMORGAN CHASE BANK, N.A.

By: /s/ Donald Hunt

Address: 10 S. Dearborn, Chicago, IL  60603

Fax: 312-256-2608

Attention: Jacob George

THE SWINGLINE LENDER

JPMORGAN CHASE BANK, N.A.

By: /s/ Donald Hunt

Address: 10 S. Dearborn, Chicago, IL  60603

Fax: 312-256-2608

Attention: Jacob George